As filed with the Securities and Exchange Commission on February 7, 2005

Reg. No. 333-120637

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1

to

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Duska Therapeutics, Inc.

(Name of Small Business Issuer in its Charter)

Nevada	2836	86-0982792
(State of jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Two Bala Plaza, Suite 300

Bala Cynwyd, Pennsylvania 19004

(610) 660-6690

(Address and telephone number of principal executive offices and principal place of business)

Amir Pelleg, Ph.D.

President

Two Bala Plaza, Suite 300

Bala Cynwyd, Pennsylvania 19004

(610) 660-6690

(Name, address and telephone number of agent for service)

Copy to:

Istvan Benko, Esq.

Troy & Gould Professional Corporation

1801 Century Park East, Suite 1600

Los Angeles, California 90067

(310) 553-4441

Approximate date of proposed sale to the public: From time to time after the date this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated February 7, 2005

PROSPECTUS

DUSKA THERAPEUTICS, INC.

9,145,658 Shares of Common Stock

This prospectus relates to the sale of up to 3,542,660 shares of our currently outstanding shares of common stock that are owned by some of our stockholders, and 5,602,998 shares of our common stock issuable upon the exercise of common stock purchase warrants held by some of our warrantholders. For a list of the selling securityholders, please see “Selling Securityholders.” We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of the warrants if and when those warrants are exercised by the selling securityholders. None of the warrants has been exercised as of the date of this prospectus. We will pay the expenses of registering these shares.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol DSKT. On February 4, 2005, the last bid price of our common stock was $1.90 per share.

The shares included in this prospectus may be offered and sold directly by the selling securityholders in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which a selling securityholder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “ Risk Factors,” which begin on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to Duska Therapeutics, Inc., a Nevada corporation formerly known as Shiprock, Inc., and, unless the context indicates otherwise, also includes our wholly-owned subsidiary, Duska Scientific Co., a Delaware corporation.

Company Overview

Duska Therapeutics, Inc. is a Nevada corporation based in Bala Cynwyd, Pennsylvania that currently carries out all of its business operations through our wholly owned subsidiary, Duska Scientific Co. Duska Scientific is an emerging biopharmaceutical company that is focusing on the development of diagnostic and therapeutic products related to adenosine 5’-triphosphate, or ATP, and ATP related receptors. ATP is a natural compound found in every cell of the human body, where it constitutes the source of energy that fuels all bodily functions. ATP is released from many types of cells under normal and disease conditions. Extracellular ATP regulates the functions of different cell types in various tissues and organs, including the heart, lung, intestine and kidney, by activating cell surface receptors called P2 receptors, or P2R. Many scientists have recognized in recent years that the pharmacological activation of P2R by specific compounds which bind to these receptors, called agonists, and the inhibition of P2R by other compounds, called antagonists, could be harnessed for the development of potential new drugs for the diagnosis or treatment of various human disorders, including cardiovascular, pulmonary, neural and renal diseases.

Current and Proposed Product Candidates Under Development.

We own or have exclusive license rights to current or proposed product candidates with the following diagnostic and therapeutic applications, which are in various stages of development:

•	ATPace™. A liquid formulation of ATP for intravenous administration that is being clinically developed as a new diagnostic test for identification of an abnormally slow heart rate (bradycardia) as the cause of certain cases of syncope, or fainting. ATPace™ potentially may also identify certain symptomatic syncope patients who could benefit from cardiac pacemaker therapy. We have recently commenced a Phase II trial of ATPace™, with patient enrollment expected to begin during the first quarter of 2005.

•	ATPotent™. A liquid formulation of ATP that is being developed as a new drug for the treatment of male infertility. We will attempt to demonstrate that a liquid or similar formulation of ATP, which we refer to as ATPotent™, may improve the ability of malfunctioning sperm to fertilize the egg in conjunction with in vitro fertilization procedures and thereby increase the rate of pregnancies.

•	Vagonixen™. We are in the early stages of attempting to identify, with the potential assistance of third parties, a lead compound that could be developed to serve as a drug for the treatment of chronic obstructive pulmonary disease (COPD) and chronic cough. We refer to this proposed drug as Vagonixen™.

•	Primastrene™. We are in the early stages of attempting to identify, with the potential assistance of third parties, a lead compound that could be developed to serve as a drug for the treatment of asthma. We refer to this proposed drug as Primastrene™.

Company History. Duska Therapeutics, Inc. was originally incorporated under the laws of Nevada as Shiprock, Inc. Prior to August 2004, Shiprock had engaged in very limited activities in an unrelated business. On August 30, 2004, Shiprock completed a merger in which Shiprock, through its wholly-owned subsidiary, acquired all of the outstanding shares of Duska Scientific in exchange for 17,727,801 shares of our common stock and warrants and options to purchase a total of 13,441,301 shares of our common stock upon cancellation of outstanding warrants and options to purchase shares of Duska Scientific. As a result of the merger, Duska Scientific became a wholly owned subsidiary of Shiprock. In connection with the merger, Shiprock changed its name to “Duska Therapeutics, Inc.”, replaced its officers and directors with those of Duska Scientific, ceased its landscaping and irrigation business and moved its offices to Bala Cynwyd, Pennsylvania. We currently do not plan to conduct any business other than the business of developing new products for the diagnosis or treatment of human diseases based upon ATP and ATP related receptors as previously conducted by Duska Scientific.

Our principal executive offices are located at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004 and our telephone number at that address is (610) 660-6690. We maintain a website at www.duskascientific.com. Information contained on our website does not constitute part of this prospectus.

The Offering

We are registering 9,145,658 shares of our common stock in order to enable the holders of those shares to freely re-sell those shares (on the open market or otherwise) from time to time in the future through the use of this prospectus. Of the 9,145,658 shares, 3,542,660 shares are currently outstanding and were issued in private transactions. The remaining shares included in this prospectus, the 5,602,998 shares that may be issued to selling securityholders upon their exercise of warrants, also were issued in private transactions. Since the foregoing shares and warrants were issued in private, unregistered transactions, none of the 9,145,658 shares can be freely transferred at this time by the selling securityholders unless the shares are included in a prospectus, such as this prospectus.

Common stock offered by the selling securityholders	9,145,658 shares, consisting of 3,542,660 outstanding shares owned by selling securityholders and 5,602,998 shares issuable to selling securityholders upon exercise of warrants.

Common stock currently outstanding	19,627,801 shares (1)

Common stock to be outstanding after the offering, assuming no exercise of the warrants for the shares covered by this prospectus	19,627,801 shares (1)

Common stock to be outstanding after the offering, assuming the exercise of all warrants for the shares covered by this prospectus	25,230,799 shares (1)(2)

OTC Bulletin Board Trading Symbol	DSKT

OTC Bulletin Board Trading Symbol	DSKT

Risk Factors	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 4.

(1)	In addition to our outstanding shares of common stock, as of January 24, 2005, there were outstanding options to purchase 5,015,000 shares of our common stock (with exercise prices ranging from $1.00 per share to $2.00 per share) and outstanding warrants to purchase 9,250,551 shares of our common stock (with exercise prices ranging from $1.00 to $2.50 per share). We also may issue additional warrants to purchase up to 275,250 shares of common stock upon the exercise of currently outstanding warrants. This prospectus includes 5,602,998 of the shares issuable upon exercise of the foregoing warrants.

(2)	Includes additional warrants to purchase 275,250 shares upon the exercise of currently outstanding warrants.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus and in the documents incorporated by reference before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially adversely affected.

RISKS RELATED TO OUR BUSINESS

We are an early-stage company subject to all of the risks and uncertainties of a new business, including the risk that we may never market any products or generate revenues.

We are a development-stage company that has not generated any revenues to date. There can be no assurance that we will be able to satisfactorily develop our technologies and to market our current or proposed product candidates that will generate revenues or that any revenues generated will be sufficient for us to become profitable or thereafter maintain profitability. Further, we do not expect to generate any such revenues in the foreseeable future.

All of our current and proposed product candidates are in early stages of development, have never generated any sales and require extensive testing before commercialization. We only have two full-time employees and limited resources and may not possess the ability to successfully overcome many of the risks and uncertainties frequently encountered by early stage companies involved in the new and rapidly evolving field of biopharmaceuticals. You must consider that we may not be able to:

•	obtain additional financial resources necessary to develop, test, manufacture and market our product candidates;

•	engage corporate partners to assist in developing, testing, manufacturing and marketing our product candidates;

•	satisfy the requirements of clinical trial protocols, including timely patient enrollment;

•	establish and demonstrate or satisfactorily complete the research to demonstrate the clinical efficacy and safety of our product candidates;

•	obtain necessary regulatory approvals; and

•	market our product candidates to achieve acceptance and use by the medical community and patients in general and produce revenues.

We have a history of losses, expect future losses and cannot assure you that we will ever become or remain profitable.

We have not generated any revenues and have incurred operating losses since our inception and we expect to continue to incur operating losses for the foreseeable future. To date, we have dedicated most of our financial resources to research and development and general and administrative expenses. We have funded all of our activities through sales of our securities. For the fiscal years ended December 31, 2002 and December 2003, and for the nine-month period ended September 30, 2004, we had net losses of $872,000, $799,000 and $972,000 (unaudited), respectively. We expect to incur losses for at least the next few years because we plan to spend substantial amounts on research and development of our current and proposed product candidates, including pre-clinical research and clinical trials.

In the event that our operating losses are greater than anticipated or continue for longer than anticipated, we will need to raise significant additional capital sooner, or in greater amounts, than otherwise anticipated in order to be able to continue development of our product candidates and maintain our operations.

We will need to obtain significant additional capital, which additional funding may dilute our existing stockholders.

We have used substantial funds to develop our technologies and will require substantial funds to conduct further research and development. We have funded all of our activities to date through the sale of securities. As of September 30, 2004, we had working capital of approximately $2,629,000 (unaudited), which we anticipate will only be sufficient to maintain our planned level of operations until approximately the end of the third quarter of 2005.

The proceeds of the private placement completed in August 2004 by Duska Scientific may be insufficient to accomplish the various clinical and laboratory studies and other drug development work that we have contemplated doing with such proceeds due to a variety of factors, including those described in the “Business” section. Moreover, we will need significant funding in addition to the proceeds from that offering to carry out most or all of our planned development work for our current product candidates, ATPace™ and ATPotent™, and to expand the scope of our operations (including employing senior executives and additional support personnel on a full-time basis), to develop our technologies and two proposed product candidates, Vagonixen™ and Primastrene™, and to acquire and develop any new relevant technologies and product candidates that may become available to us. Our actual expenditures needed to complete the development of ATPace™ could substantially exceed our current expectations due to a variety of factors, many of which are difficult to predict or are outside of our control, including revisions to our current development plan required by the FDA and higher than anticipated clinical research costs. We will also incur substantial costs to develop ATPotent™, and our actual costs will be significantly higher than presently anticipated if CooperSurgical does not elect under our agreement to assist with the funding of our Phase II and Phase III trials for ATPotent™ and acquire a marketing license for this product candidate. Our costs to commence even limited drug candidate discovery and pre-clinical work on our proposed product candidates, Vagonixen™ and Primastrene™, will be significant and clinical development expenses for each of these proposed product candidates will be very substantial and will require a strategic alliance with a larger pharmaceutical company that has expertise and sufficient resources to fund the clinical development costs.

We have not identified the sources for the additional financing that we will require, and we do not have commitments from any third parties to provide this financing. Certain investors may be unwilling to invest in our securities since we are traded on the OTC Bulletin Board and not on a Nasdaq market, particularly if there is only limited trading in our common stock on the OTC Bulletin Board at the time we seek financing. There can be no assurance that sufficient funding will be available to us at acceptable terms or at all. If we are unable to obtain sufficient financing on a timely basis, the development of our current and proposed product candidates could be delayed and we could be forced to reduce the scope of our research and development projects or otherwise limit or terminate our operations altogether. Any additional funding that we obtain is likely to reduce the percentage ownership of the company held by our existing securityholders. The amount of this dilution may be substantially increased if the trading price of our common stock has declined at the time of any financing from its current levels.

Before we can market any of our current or proposed product candidates, we must obtain governmental approval for each of our current and proposed product candidates, the application and receipt of which is time-consuming, costly and uncertain.

Each of the current and proposed product candidates we are developing will require approval of the U.S. Food and Drug Administration, or FDA, before it can be marketed in the U.S. Although our focus at this time is primarily on the U.S. market, in the future similar approvals will need to be obtained from foreign regulatory agencies before we can market our current and proposed product candidates in other countries. The process for filing and obtaining FDA approval to market therapeutic or diagnostic products is both time-consuming and costly, with no certainty of a successful outcome. The historical failure rate for companies seeking to obtain FDA approval of therapeutic or diagnostic products is high. This process includes conducting extensive pre-clinical research and clinical testing, which may take longer and cost more than we initially anticipate due to numerous factors, including without limitation, difficulty in securing appropriate centers to conduct trials, difficulty in enrolling patients in conformity with required protocols in a timely manner, unexpected adverse reactions by patients in the trials to our product candidates and changes in the FDA’s requirements for our testing during the course of that testing.

Each of our two current product candidates is based on either a diagnostic or therapeutic indication for ATP. Although the FDA has approved two formulations of adenosine, the product of ATP’s degradation in the body, that are currently being sold by other companies as drugs for diagnostic and therapeutic indications, the FDA has not to date approved any ATP product for any indication. Thus, we may encounter unexpected safety, efficacy, manufacturing or other FDA related issues as we seek to obtain marketing approval for our current ATP-based product candidates from the FDA, and there can be no assurance that we will be able to obtain approval from the FDA or any foreign governmental agency for marketing of any of our product candidates.

The FDA has advised us that we will need to seek approval for ATPotent™ as a drug rather than a medical device. The FDA approval process for a drug is often more time-consuming and expensive than that for a medical device. We currently plan to initiate and complete certain pre-clinical studies for ATPotent™. If the FDA does not accept the data from our planned pre-clinical studies, the development of ATPotent™ may be delayed and the cost of development will increase beyond our currently anticipated costs. In addition, the FDA ultimately could require us to achieve an efficacy end point for ATPotent™ in its clinical trials that could be more difficult, expensive and time-consuming than our planned end point.

Because all of our current and proposed product candidates are at an early stage of development and have never been marketed, we do not know if any of our current and proposed product candidates will ever be approved for marketing, and any such approval will take at least several years to obtain.

We have not yet commenced clinical trials with any of our current or proposed product candidates other than ATPace™, nor, with the exception of the Phase I safety trial of ATPace™, have we confirmed any of the claims made by our licensors or assignees of any of our product candidates concerning the potential safety or efficacy of these product candidates. We may be unable to confirm in our clinical trials with ATPace™ and our pre-clinical studies or clinical trials with ATPotent™ the favorable published clinical data obtained in limited studies by certain European investigators for similar formulations of these product candidates. Recent pre-clinical experiments conducted by a U.S. scientist failed to show a significant effect by ATP on human sperm, although this scientist used a protocol that varied in certain respects from the protocol that was used by the Italian scientists who first demonstrated in published studies the effects of ATP on human sperm. After consulting with these Italian scientists, we ran additional pre-clinical experiments with ATP at another U.S. medical center. Data obtained in these experiments have confirmed the published Italian data. Although we believe that the inability to confirm the Italian data in the first set of preliminary experiments in the U.S. resulted from lack of adherence to the original Italian protocol, we may encounter further similar difficulties in subsequent pre-clinical or clinical testing of ATPotent™ due to the nature or complexity of the protocol or for other unanticipated reasons. We plan to confirm the pharmacological activity equivalence of the ATP formulation used by the Italian scientists with our ATP formulation that we intend to use for our ATPotent™ studies and product candidate. Should we be unable to confirm this equivalence, we may encounter significant delays and additional costs in the development of ATPotent™. It will take at least several years to complete the clinical testing and apply for marketing approval for ATPace™ and ATPotent™, assuming that we can confirm the European data for these two product candidates.

Our pre-clinical and clinical development of any of our product candidates may be suspended or terminated for a variety of reasons, including our determination that a particular product candidate is not viable either because it is not safe or because we will not be able to demonstrate that it is safe and effective. We have not yet identified and may be unable to identify suitable candidate compounds to serve as our proposed product candidates, Vagonixen™ or Primastrene™. Third parties may have proprietary rights to the most promising available candidates, if any, for Vagonixen™ or Primastrene™. In the case of Primastrene™, we must still establish that the P2 receptor as to which we hold proprietary rights, is an appropriate target for the development of a drug aimed at the treatment of asthma. Significant and very costly pre-clinical work will be necessary for both Vagonixen™ and Primastrene™ even if we identify suitable candidates to serve as these proposed product candidates, and we will need to conclude agreements with third parties to continue the development of these proposed product candidates. There can be no assurance that we will be able to successfully complete this work, which will take an extended period of time and will cause us to incur substantial expense. If we experience substantial delays, we may not have the financial resources to continue development of the proposed product candidates or the development of any of our current product candidates. Delays in clinical trials could reduce the commercial viability of our current and proposed product candidates. Because of the early stage of development of each of our current and proposed product candidates, we do not know if we will be able to generate data that will support the filing of investigational new drug applications, or INDs, or new drug applications, or NDAs, for these product candidates or the FDA’s approval thereof.

We may be unable to obtain U.S. or foreign regulatory approval and, as a result, be unable to commercialize our current and proposed product candidates.

We have no experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA. We have entered into an agreement with Cato Research Ltd., a clinical contract research service organization with expertise in the management of clinical trials to assist us with the management of the ATPace™ clinical development work. The time required to obtain FDA and other approvals is unpredictable but often can exceed five years following the commencement of clinical trials, depending upon the complexity of the product. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to a variety of reasons, including new government regulations from future legislation or administrative action, or from changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

Any delay or failure in obtaining required approvals would have a material adverse effect on our ability to generate revenues from the particular product. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. These limitations may limit the size of the market for the product.

Because our current and proposed product candidates represent new approaches to the diagnosis and treatment of disease, there are many uncertainties regarding the development, the market acceptance, third party reimbursement coverage and the commercial potential of our current and proposed product candidates.

There can be no assurance that the approaches offered by our current and proposed product candidates will gain broad acceptance among doctors or patients or that governmental agencies or third party medical insurers will be willing to provide reimbursement coverage for our current and proposed product candidates. Moreover, we do not have internal marketing data research resources, and, except in the case of ATPace™, for which we used an independent firm to prepare a limited marketing potential analysis, we are not certain of and have not attempted to independently verify the potential size of the commercial markets for any of our product candidates. Since our current and proposed product candidates will represent new approaches to diagnosing or treating various conditions, it may be difficult, in any event, to accurately estimate the potential revenues from these product candidates. We may spend large amounts of money trying to obtain approval for these product candidates, and never succeed in doing so. In addition, these product candidates may not demonstrate in patients the pharmacological properties ascribed to them in the laboratory studies, and they may interact with human biological systems in unforeseen, ineffective or harmful ways. As a result, we may never succeed in developing a marketable product. If we do not successfully develop and commercialize products based upon our approach, we will not become profitable, which could materially, adversely effect the value of our common stock.

Other factors that we believe will materially affect market acceptance of our current and proposed product candidates include:

•	the timing of our receipt of any marketing approvals, the terms of any approvals and the countries in which approvals are obtained;

•	the safety, efficacy and ease of administration;

•	the availability of government and third-party payor reimbursement;

•	the pricing of our current and proposed product candidates, particularly as compared to alternative treatments; and

•	the availability of alternative effective forms of diagnosis or treatments, at that time, for the diseases that the current and proposed product candidates we are developing are intended to diagnose or treat.

As an early stage small company that will be competing against numerous large, established companies that have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than us, we will be at a competitive disadvantage.

The pharmaceutical and biopharmaceutical industry is characterized by intense competition and rapid and significant technological changes and advancements. Many companies, research institutions and universities are doing research and development work in a number of areas similar to those that we focus on that could lead to the development of new products which could compete with and be superior to our product candidates. Furthermore, many companies are engaged in the sale of existing medical devices or products that are or will be competitive with our current and proposed product candidates.

Most of the companies with which we compete have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than those of ours. A number of these companies may have or may develop technologies for developing products or diagnosing or treating various diseases that could prove to be superior to ours. We expect technological developments in the pharmaceutical and biopharmaceutical and related fields to occur at a rapid rate, and we believe competition will intensify as advances in these fields are made. Accordingly, we will be required to continue to devote substantial resources and efforts to research and development activities in order to potentially achieve and maintain a competitive position in this field. Products that we develop may become obsolete before we are able to market them or to recover all or any portion of our research and development expenses. We will be competing with respect to our products with companies that have significantly more experience in undertaking preclinical testing and human clinical trials with new or improved therapeutic products and obtaining regulatory approvals of such products. A number of these companies already market and may be in advanced phases of clinical testing of various drugs or medical devices that may compete with our current and proposed product candidates. Our competitors may develop or commercialize products more rapidly than we do or with significant advantages over any products we develop. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business.

The head-up tilt table test, or HUT, and insertable loop recorder, or ILR, are established diagnostic tools that will, along with other diagnostic procedures, compete with ATPace™. Various existing treatment options for male infertility (such as surgical intervention, drug and hormonal therapies and assisted reproductive technology procedures, including intrauterine insemination and intracytoplasmic sperm injection (ICSI)) will compete with ATPotent™. There are a number of drugs currently used for the treatment of asthma and chronic obstructive pulmonary disorder, or COPD and chronic cough; other drugs currently under development by pharmaceutical companies are expected to compete in this market by such time, if ever, that Vagonixen™ and Primastrene™ are approved for marketing.

Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed, some of which may be directly competitive with our current and proposed product candidates. In addition, these institutions, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with us in recruiting qualified scientific personnel.

We will need to outsource and rely on third parties for the clinical development and manufacture, sales and marketing of our current and proposed product candidates, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We do not have the required financial and human resources to carry out on our own all the pre-clinical and clinical development for our current and proposed product candidates, and do not have the capability and resources to manufacture, market or sell our current and proposed product candidates. Our business model calls for the outsourcing of the clinical and other development and manufacturing, sales and marketing of our current and proposed product candidates in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position and the profitability of our proposed product candidates. Accordingly, we must enter into agreements with other companies that can assist us and provide certain capabilities that we do not possess. We have entered into certain agreements with Medtronics Inc., Cato Research Ltd. and CooperSurgical, Inc., a subsidiary of Cooper Companies, Inc., but we may not be successful in entering into additional such alliances on favorable terms or at all. Even if we do succeed in securing additional alliances, we may not be able to maintain them if, for example, development or approval of a product is delayed or sales of an approved product are disappointing. Furthermore, any delay in entering into agreements could delay the development and commercialization of our products and reduce their competitiveness even if they reach the market. Any such delay related to our agreements could adversely affect our business.

We have entered into an agreement with Cato Research Ltd. and may seek to enter into additional strategic alliances with larger specialized companies to manage the day-to-day conduct of our clinical trials and to manufacture and market ATPace™. Please see “Business—Strategic Alliances”. We may also utilize contract manufacturers to produce clinical or commercial supplies of our product candidates. We may contract with independent sales and marketing firms to use their pharmaceutical sales force on a contract basis (as we currently intend to do with respect to the manufacture and sale of ATPace™) and our agreement with CooperSurgical, Inc. will give that company the right to acquire the exclusive marketing rights for ATPotent™. We have not yet entered into any strategic alliances or other licensing or contract arrangements covering the manufacture or marketing of any of our product candidates (except for the manufacture of our clinical supplies of ATPace™ with a subsidiary of Boehringer Ingelheim and the agreement with CooperSurgical, Inc. which will give that company the right to acquire the exclusive marketing rights for ATPotent™). There can be no assurance that CooperSurgical, Inc. will elect to market ATPotent™ or that we will otherwise be able to enter into satisfactory arrangements for the manufacture or marketing of any of our product candidates. We will be required to expend substantial amounts (which in the case of Cato Research Ltd. will include, in part and in lieu of cash, equity in our company) to retain and continue to utilize the services of one or more clinical research management organizations without any assurance that the product candidates covered by the clinical trials conducted under their management ultimately will generate any revenues for us.

If any party to which we have outsourced certain functions fails to perform its obligations under agreements with us, the development and commercialization of our current and proposed product candidates could be delayed or terminated.

To the extent that we rely on other companies to manage the day-to-day conduct of our clinical trials and to manufacture, sell or market our current and proposed product candidates, we will be dependent on the timeliness and effectiveness of their efforts. If a clinical research management organization that we utilize is unable to allocate sufficient qualified personnel to our studies or if the work performed by it does not fully satisfy the rigorous requirements of the FDA, we may encounter substantial delays and increased costs in completing our clinical trials. If a manufacturer of the raw material or finished product for our clinical trials is unable to meet our time schedules or cost parameters, the timing of our clinical trials and development of our current and proposed product candidates may be adversely affected. Any manufacturer that we select may encounter difficulties in scaling-up the manufacture of new products in commercial quantities, including problems involving product yields, product stability or shelf life, quality control, adequacy of control procedures and policies, compliance with FDA regulations and the need for further FDA approval of any new manufacturing processes and facilities. If any of these occur, the development and commercialization of our current and proposed product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.

If we or our manufacturers or service providers fail to comply with regulatory laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to market and sell our current and proposed product candidates and may harm our reputation.

If we or our collaborators, manufacturers or service providers fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to develop, market and sell our current and proposed product candidates under development successfully and could harm our reputation and lead to reduced or non-acceptance of our current and proposed product candidates by the market.

Even if we obtain regulatory approvals, our products will be subject to ongoing regulatory review. If we fail to comply with continuing U.S. and foreign regulations, we could lose our approvals to our products and our business would be seriously harmed.

Following any initial regulatory approval of any products we may develop, we will also be subject to continuing regulatory review, including the review of adverse drug experiences and clinical results that are reported after our products are made commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our products will also be subject to periodic review and inspection by the FDA. The discovery of any previously unknown problems with the product, manufacturer or facility may result in restrictions on the product or manufacturer or facility, including withdrawal of the product from the market. We do not have, and currently do not intend to develop, the ability to manufacture material for our clinical trials or on a commercial scale. Reliance on third-party manufacturers entails risks, including reliance on the third-party manufacturer for regulatory compliance. Our product promotion and advertising is also subject to regulatory requirements and continuing FDA review.

The potential ramifications are far-reaching if there are areas identified as out of compliance by regulatory agencies including, but not limited to, significant financial penalties, manufacturing and clinical trial consent decrees, commercialization restrictions or other restrictions and litigation.

Our patents may not protect the proprietorship of our products.

Our ability to compete successfully will depend significantly, on our ability to defend patents that have issued, obtain new patents, protect trade secrets and operate without infringing the proprietary rights of others. We have no product patent protection for the compound ATP, as our patents and pending patent applications are for various methods and processes for treating or diagnosing various medical conditions.

Even where we obtain patent protection for our current and proposed product candidates, there is no guarantee that the coverage of these patents will be sufficiently broad to protect us from competitors or that we will be able to enforce our patents against potential infringement by third parties or protect us against our infringement of the proprietary rights of third parties. Patent litigation is expensive, and we may not be able to afford the costs.

ATP has been previously marketed by various companies in other countries for a number of uses, including in fields outside of our primary areas of diagnostic and therapeutic interest, and we are aware that at least one company has developed an oral formulation of ATP which is being marketed in the U.S. as a food supplement without FDA approval. This may make it more difficult for us to obtain patent coverage for our current and proposed product candidates and easier for third parties to compete against us in those countries. In addition, third parties may hold or seek patents for additional uses of ATP. These additional uses, whether patented or not, could limit the scope of our future operations because other ATP products, which would not infringe our patents, might become available. These products could compete with our current and proposed product candidates, even though they are marketed for a different use. We may seek to use existing compounds to serve as candidates for Vagonixen™ or Primastrene™. In the event that third parties own rights to these compounds, we may be required to obtain licenses to use these compounds, which could be costly or impossible to obtain. We may not become aware on a timely basis that products we are developing or marketing infringe the rights of others, nor may we be able to detect unauthorized use or take appropriate and timely steps to enforce our own intellectual property rights. Protecting our intellectual property rights may also consume significant management time and resources.

Nondisclosure agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we also rely in part on nondisclosure agreements with our employees, licensing partners, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Since we rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property (such as our ATPace™ formulation), there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.

The manufacture, use or sale of our current and proposed product candidates may infringe on the patent rights of others, and we may be forced to litigate if an intellectual property dispute arises.

If we infringe or are alleged to have infringed another party’s patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

•	incur substantial monetary damages;

•	encounter significant delays in marketing our current and proposed product candidates;

•	be unable to conduct or participate in the manufacture, use or sale of product candidates or methods of treatment requiring licenses;

•	lose patent protection for our inventions and products; or

•	find our patents are unenforceable, invalid, or have a reduced scope of protection.

Parties making such claims may be able to obtain injunctive relief that could effectively block the company’s ability to further develop or commercialize our current and proposed product candidates in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm the company. Litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by the company.

We will be dependent on our key personnel, and the loss of one or more of our key personnel would materially and adversely affect our business and prospects.

We are dependent on certain of our officers, directors and advisors with scientific and managerial skills, including Dr. Manfred Mosk, Non-Executive Chairman of the Board, Dr. Amir Pelleg, President, Chief Operating Officer, Chief Scientific Officer and a director, Sanford J. Hillsberg, a director and Secretary, Dr. John Kapoor, a director, Dr. Rudolph Nisi, the Vice Chairman and a director, Dr. David Benditt, a director and our consultant, and Dr. Pasquale Patrizio, one of our scientific advisors. However, these individuals, with the exception of Dr. Pelleg, are not our employees and work for us on a part-time basis only. We currently have only two full-time employees, Dr. Pelleg and Marie Sciocchetti, our Vice President of Operations, and one part-time employee Mark Reynolds, our Chief Financial Officer. The loss of Dr. Pelleg’s services could have a material adverse effect on our operations. We are seeking to obtain key man life insurance on Dr. Pelleg, for our benefit, depending on its cost and availability, but we currently do not have this insurance.

We believe we will be able to manage our current business with our existing management team. As we expand the scope of our operations, however, we will need to obtain the full-time services of additional senior scientific and management personnel. Competition for these personnel is intense, and there can be no assurance that we will be able to attract or retain qualified senior personnel an our failure to do so could have an adverse effect on our ability to implement our business plan. As we retain full-time senior personnel, our overhead expenses for salaries and related items will increase substantially from current levels.

The market success of our current and proposed product candidates will be dependent in part upon third-party reimbursement policies that have not yet been established for our product candidates.

Our ability to successfully commercialize and penetrate the market for our current and proposed product candidates is likely to depend significantly on the availability of reimbursement for our current and proposed product candidates from third-party payers, such as governmental agencies, private insurers and private health plans. Even if we are successful in bringing a current or proposed product candidate to the market, these product candidates may not be considered cost-effective, and the amount reimbursed for our products may be insufficient to allow us to sell any of our products on a competitive basis. We cannot predict whether levels of reimbursement for our current and proposed product candidates, if any, will be high enough to allow the price of our current and proposed product candidates to include a reasonable profit margin. Even with FDA approval, third-party payers may deny reimbursement if the payer determines that our particular current and proposed product candidates are unnecessary, inappropriate or not cost effective. If patients are not entitled to receive reimbursements similar to reimbursements for competing products (such as the tilt table test, which currently is reimbursable), they may be unwilling to use our current and proposed product candidates since they will have to pay for the unreimbursed amounts. The reimbursement status of newly-approved health care products is highly uncertain. If levels of reimbursement are decreased in the future, the demand for our current and proposed product candidates could diminish or our ability to sell our products on a profitable basis could be adversely affected.

We believe that the efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. A number of legislative and regulatory proposals to change the healthcare system in the United States and other major healthcare markets have been proposed in recent years. These proposals have included prescription drug benefit legislation recently enacted in the United States and healthcare reform legislation recently enacted by certain states. Further federal and state legislative and regulatory developments are possible, and we expect ongoing initiatives in the United States to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from any products that we may successfully develop.

We may be subject to product liability claims that could have a material negative effect on our operations and on our financial condition.

The development and sale of medical products expose us to the risk of significant damages from product liability claims. Product liability claims could delay or prevent completion of our clinical development programs. If we succeed in marketing our current and proposed products, such claims could result in an FDA investigation of the safety and effectiveness of our products or our marketing programs, and potentially a recall of our products or more serious enforcement action, or limitations on the indications for which they may be used, or suspension or withdrawal of approval. We plan to obtain and maintain product liability insurance for coverage of our clinical trial activities. Although we obtained clinical insurance for our Phase I ATPace™ clinical trial and are in the process of obtaining insurance for our Phase II ATPace™ clinical trial, there can be no assurance that we will be able to secure such insurance in the amounts we are seeking or at all for all subsequent trials for that product candidate or any of our other current and proposed product candidates. We intend to obtain coverage for our products when they enter the marketplace (as well as requiring the manufacturers of our products to maintain insurance), but we do not know if insurance will be available to us at acceptable costs or at all. The costs for many forms of liability insurance have risen substantially in recent years, and such costs may continue to increase in the future, which could materially impact our costs for clinical or product liability insurance. If the cost is too high, we will have to self-insure, and we may have inadequate financial resources to pay the costs of any claims. A successful claim in excess of our product liability coverage could have a material adverse effect on our business, financial condition and results of operations.

Changes in stock option accounting rules may adversely affect our reported operating results, our stock price, and our ability to attract and retain employees.

In December 2004, the Financial Accounting Standards Board published new rules that will require companies in 2005 to record all stock-based employee compensation as an expense. The new rules apply to stock options grants, as well as a wide range of other share-based compensation arrangements including restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Large public companies will have to apply the new financial accounting rules to the first interim or annual reporting period that begins after June 15, 2005, while small business issuers such as this company will have to apply the new rules in their first reporting period beginning after December 15, 2005. As a small company with limited financial resources, we have depended upon compensating our officers, directors, employees and consultants with such stock based compensation awards in the past in order to limit our cash expenditures and to attract and retain officers, directors, employees and consultants. Accordingly, if we continue to grant stock options or other stock based compensation awards to our officers, directors, employees, and consultants after the new rules apply to us, our future earnings, if any, will be reduced (or our future losses will be increased) by the expenses recorded for those grants. These compensation expenses may be larger than the compensation expense that we would be required to record were we able to compensate these persons with cash in lieu of securities. Since we are a small company, the expenses we may have to record as a result of future options grants may be significant and may materially negatively affect our reported financial results. The adverse effects that the new accounting rules may have on our future financial statements should we continue to rely heavily on stock-based compensation may reduce our stock price and make it more difficult for us to attract new investors. In addition, reducing our use of stock plans to reward and incentivize our officers, directors and employees, we could result in a competitive disadvantage to us in the employee marketplace.

RISKS RELATED TO OUR COMMON STOCK

Our stock is thinly traded, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

The shares of our common stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company engaged in a high risk business which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares. As a result, investors could lose all or part of their investment.

You may have difficulty selling our shares because they are deemed “penny stocks”.

Since our common stock is not listed on the Nasdaq Stock Market, if the trading price of our common stock remains below $5.00 per share, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.

We may encounter difficulties in the development of technologies or operations of any other businesses we may acquire.

Although we do not have any specific plans to acquire any additional technologies or businesses, it is possible that we could acquire technologies or businesses that are complimentary to our existing technologies or operations or that we otherwise believe offer an attractive opportunity for us in the future. We may encounter various types of unanticipated difficulties in connection with developing these technologies or operating these businesses, with the risk of this occurring potentially being greater if these technologies or businesses are not directly related to any existing technology of operations. Any such difficulties could have a material adverse effect on our financial performance and condition.

Anti-takeover provisions in our articles of incorporation could affect the value of our stock.

Our Articles of Incorporation contains certain provisions that could be an impediment to a non-negotiated change in control. In particular, without stockholder approval we can issue up to 5,000,000 shares of preferred stock with rights and preferences determined by our Board of Directors. These provisions could make a hostile takeover or other non-negotiated change in control difficult, so that stockholders would not be able to receive a premium for their common stock.

Potential issuance of additional common and preferred stock could dilute existing stockholders.

We are authorized to issue up to 50,000,000 shares of common stock. To the extent of such authorization, our Board of Directors has the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock offered hereby. We are also authorized to issue up to 5,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the Board of Directors. Such designation of new series of preferred stock may be made without stockholder approval, and could create additional securities which would have dividend and liquidation preferences over the common stock offered hereby. Preferred stockholders could adversely affect the rights of holders of common stock by:

•	exercising voting, redemption and conversion rights to the detriment of the holders of common stock;

•	receiving preferences over the holders of common stock regarding or surplus funds in the event of our dissolution or liquidation;

•	delaying, deferring or preventing a change in control of our company; and

•	discouraging bids for our common stock.

Our existing directors, executive officers and principal stockholders hold a substantial amount of our common stock and may be able to prevent other stockholders from influencing significant corporate decisions.

As of December 31, 2004, our directors and executive officers and their affiliates beneficially own over 75.4% of our outstanding common stock, based on the most recent filings by such parties with the Securities and Exchange Commission as of that date. These stockholders, if they act together, may be able to direct the outcome of matters requiring approval of the stockholders, including the election of our directors and other corporate actions such as:

•	our merger with or into another company;

•	a sale of substantially all of our assets; and

•	amendments to our articles of incorporation.

The decisions of these stockholders may conflict with our interests or those of our other stockholders.

Substantial sales of common stock could cause stock price to fall.

As of January 24, 2005, we had outstanding 19,627,801 shares of common stock, of which approximately 19,047,801 shares were “restricted securities” (as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended). Other than the shares registered for resale by this prospectus, only approximately 580,000 shares are currently freely tradable shares. However, as a result of the registration of the shares included in this prospectus, an additional 3,542,660 shares of our currently outstanding common stock will be able to be freely sold on the market, which number will increase to 9,145,658 shares if the warrants are exercised by the selling securityholders and the underlying 5,602,998 shares that are included in this prospectus are purchased. Because there currently are only 580,000 shares freely tradable shares, the sudden release of 3,542,660 additional freely trading shares included in this prospectus onto the market, or the perception that such shares will or could come onto the market, could have an adverse affect on the trading price of the stock. In addition to the shares that may be registered for re-sale under this prospectus, an additional 15,680,665 shares of restricted stock will become eligible for public resale under Rule 144 commencing in August 2005. Although Rule 144 restricts the number of shares that any one holder can sell during any three-month period under Rule 144, because more than one stockholder holds these restricted shares, a significant number of shares could legally be sold commencing in August 2005. No prediction can be made as to the effect, if any, that sales of the shares included in this prospectus or subject to Rule 144 sales commencing in August 2005, or the availability of such shares for sale, will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

•	announcements of the results of clinical trials by us or our competitors;

•	developments with respect to patents or proprietary rights;

•	announcements of technological innovations by us or our competitors;

•	announcements of new products or new contracts by us or our competitors;

•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;

•	changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates;

•	conditions and trends in the pharmaceutical and other industries;

•	new accounting standards;

•	general economic, political and market conditions and other factors; and

•	the occurrence of any of the risks described in this prospectus.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 4.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling securityholders pursuant to this prospectus. However, we may receive the sale price of any common stock we sell to the selling securityholders upon exercise by them of the warrants. If all warrants to purchase the 5,602,998 shares are exercised for cash, the total amount of proceeds we would receive is approximately $13,174,472. In light of their exercise prices and the current lack of liquidity in the trading of our common stock, we do not anticipate the exercise of any of the warrants in the near term, if ever. However, we would expect to use the proceeds we receive from the exercise of warrants, if any, for general working capital purposes. We will pay the expenses of registration of these shares, including legal and accounting fees.

MARKET PRICE OF COMMON STOCK

AND OTHER STOCKHOLDER MATTERS

Market Information

Our common stock has been traded on the OTC Bulletin Board over-the-counter market since August 30, 2004 under the symbol “DSKT.” Prior to the merger in which Duska Scientific became our wholly owned subsidiary on August 30, 2004, our common stock was listed on the OTC Bulletin Board over-the-counter market under the symbol “SRKI.”

There was little or no trading in our common stock prior to the merger on August 30, 2004 and there has only been very limited trading since then. Prior to the merger, trading in our common stock was not necessarily based on our company’s operations or prospects, and trading since the merger also may not be fully reflective of those factors. The following price information reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

Quarter Ending	High	Low
Fiscal 2002
December 31, 2002(1)	$1.80	$0.02
Fiscal 2003
March 31, 2003	$1.50	$1.01
June 30, 2003	$2.15	$1.01
September 30, 2003	$2.15	$1.01
December 31, 2003	$2.50	$1.01
Fiscal 2004
March 31, 2004	$2.50	$2.45
June 30, 2004	$2.45	$2.45
September 30, 2004	$2.45	$1.90
December 31, 2004	$3.00	$1.80

(1)	To our knowledge, trading activity first commenced during the calendar quarter ended December 31, 2002.

Holders

As of January 24, 2005, there were approximately 115 holders of record of our common stock.

Dividends

We have not paid any dividends on our common stock to date and do not anticipate that we will be paying dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the Board of Directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

On August 30, 2004, we completed a merger in which Duska Scientific Co. (“Duska Scientific”), through which we currently carry out all of our business operations, became our wholly-owned subsidiary. At the time of the merger, we had virtually no assets or liabilities (prior to the merger we had engaged in very limited landscaping and irrigation operations). In connection with the merger, we changed our name to “Duska Therapeutics, Inc.”, replaced our officers and directors with those of Duska Scientific, ceased our landscaping business and moved our offices to Bala Cynwyd, Pennsylvania. We currently do not plan to conduct any business other than the business that Duska Scientific has conducted since its organization. Duska Scientific is a development stage company that has at this time a portfolio of two current product candidates and two proposed product candidates that are in various early stages of development. We have not generated any revenues to date. We expect to continue to incur significant research, development and administrative expenses before any of our current or proposed product candidates are approved for marketing, if ever, and generate any revenues.

Although we acquired Duska Scientific in the merger, for accounting purposes, the merger was accounted for as a reverse merger since the stockholders of Duska Scientific acquired a majority of the issued and outstanding shares of our common stock, and the directors and executive officers of Duska Scientific became our directors and executive officers. Accordingly, the financial statements contained in this prospectus, and the description of our results of operations and financial condition, reflect (i) the operations of Duska Scientific alone prior to the merger, and (ii) the combined results of this company and Duska Scientific since the merger. No goodwill was recorded as a result of the merger.

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to impairment of long-lived assets, including finite lived intangible assets, accrued liabilities and certain expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 1 to Duska Scientific’s audited financial statements for the year ended December 31, 2003 included in this prospectus. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Development Stage Enterprise

We are a development stage enterprise as defined by the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” We are devoting substantially all of our present efforts to research and development. All losses accumulated since inception have been considered as part of our development stage activities.

Patents

Our patent costs consist of the expenditures for purchasing the patents and related legal fees. We will amortize patents using the straight-line method over the period of estimated benefit. There has been no amortization expense charged, as the patents have not yet produced revenue. It is anticipated that any of the patents will not start producing revenue until 2008 at the earliest, with amortization of the patents to begin upon their producing revenue.

We periodically evaluate whether events or circumstances have occurred that may affect the estimated useful lives or the recoverability of the remaining balance of the patents. Impairment of the assets is triggered when the estimated future undiscounted cash flows do not exceed the carrying amount of the intangible assets. If the events or circumstances indicate that the remaining balance of the assets may be permanently impaired, such potential impairment will be measured based upon the difference between the carrying amount of the assets and the fair value of such assets, determined using the estimated future discounted cash flows generated.

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation. We have elected to use the intrinsic value based method and have disclosed the pro forma effect of using the fair value based method to account for our stock-based compensation. For non-employee stock based compensation, we recognize an expense in accordance with SFAS No. 123 and value the equity securities based on the fair value of the security on the date of grant.

Results of Operations

Comparison of Nine Month Period ended September 30, 2004 to Nine Month Period ended September 30, 2003.

We recorded net losses of $184,299 and $971,841 for the three month and nine month periods ended September 30, 2004 compared to net losses of $137,517 and $532,396 for the same periods in 2003.

Revenues

Since we are still developing our product candidates, we did not generate any operating revenues during either the three- or nine-month periods ended September 30, 2004.

Expenses

General and administrative expenses were $172,538 and $646,080 during the three month and nine month periods ended September 30, 2004, as compared to $76,627 and $303,319 for the same periods in 2003. General and administrative expenses consist principally of officers salaries, legal and accounting fees and facilities costs. The increase from 2003 to 2004 is attributable to higher legal patent costs to support the filing of a provisional patent and other legal fees associated with the merger.

Research and development expenses were $18,974 and $135,867 during the three month and nine month periods ended September 30, 2004, as compared to $49,237 and $195,290 for the same periods in 2003. Research and development expenses consist principally of costs directly associated with our activities related to the development of ATPace™, Vagonixen™ and ATPotent™. The decline in these expenses from 2003 to 2004 was due to the completion in 2003 of pre-clinical studies (related to the development of Vagonixen™) done on a contractual basis at the Imperial College of London and a one time expense to cover the cost of a meeting with a clinical steering committee established to set the scope and design of the ATPace™ Phase II clinical trial. Subsequently in 2004, funds were used for a principal investigator meeting in preparation for the Phase II clinical trial with ATPace™ and the final payment for the Imperial College of London project. We expect our research and development expenditures to substantially increase over the next twelve months from prior periods, due primarily to our initiation of the Phase II trial for ATPace™.

Interest income was $7,213 and $8,075 during the three month and nine month periods ended September 30, 2004, as compared to $448 and $2,515 for the same periods of 2003. The variance generally reflects our fluctuating cash balances.

Interest expense was $0 and $197,969 during the three month and nine month periods ended September 30, 2004, as compared to $12,101 and $36,302 for the same periods in 2003, and relates to the issuance in late 2003 of $500,000 in convertible subordinated notes. The notes were converted into common stock in March 2004 and, upon their conversion, the note holders received additional warrants to purchase common stock. These additional warrants were valued at $190,846, which was treated as additional interest expense.

Comparison of Fiscal Year ended December 31, 2003 to Year ended December 31, 2002.

For the year ended December 31, 2003, we reported a net loss of $798,514, as compared to a net loss of $871,724 for 2002.

Revenues

For the years ended December 31, 2003 and 2002, we generated no operating revenues.

Expenses

General and administrative expenses were $471,876 and $443,416 for the years ended December 31, 2003 and 2002, respectively, and consisted principally of officers’ salaries, legal and accounting fees and facilities costs.

Research and development expenses were $281,045 and $433,968 for the years ended December 31, 2003 and 2002, respectively, and consisted principally of costs directly associated with our activities related to the development of ATPace™ and ATPotent™. The $152,923 decline in research and development expense from 2002 to 2003 is due, in large part, to the 2002 manufacturing costs of the ATPace™ drug product and the final contractual payment to the contract research organization that provided clinical project support for the Phase I clinical trial with ATPace™. The research and development expenses in 2003 included, at an overall lesser cost, the final payment to the contract research organization upon the completion of the Phase I clinical trial with ATPace™, the principal investigator meeting in preparation for the Phase II clinical trial with ATPace™, and the expenses for contractual work on Vagonixen™ drug candidates performed by a medicinal chemistry company.

Interest expense for the year ended December 31, 2003 was $48,403 (none in 2002) and relates to the issuance in late 2002 of $500,000 of convertible subordinated notes with a stated interest rate of 8% per annum. The principal balance of the notes, and all accrued interest on the notes were converted into shares of our common stock in March 2004.

Liquidity and Capital Resources

At September 30, 2004, we had cash and cash equivalents of $2,884,745, compared to $88,162 at December 31, 2003. Working capital totaled $2,628,826 at September 30, 2004, compared to a deficit of $(747,766) at December 31, 2003. In August 2004, Duska Scientific closed a private placement of common stock and warrants, whereby we received $3,667,500 in gross cash proceeds in connection with our acquisition of Duska Scientific (before the payment of commissions and other offering costs, most of which was accrued at September 30, 2004 and thereby included in the working capital stated previously). To date, Duska Scientific has funded its operations, including its research and development activities, through funds derived from several private placements of an aggregate of approximately $6 million of equity securities.

We do not currently anticipate that we will derive any revenues from either product sales or from governmental research grants during the next twelve months. Based on our current plan of operations, we believe that our current cash balances will be sufficient to fund our planned expenditures until approximately the end of the third quarter of 2005. However, the estimated cost of completing the development of our current and proposed product candidates and of obtaining all required regulatory approvals to market our current and proposed product candidates is substantially greater than the amount of funds we currently have available. As a result, we will have to obtain significant additional funds by the third quarter of 2005 in order to fund our operations after that period. We do not have any bank credit lines and have financed all of our prior operations thought the sale of securities. We currently plan to attempt to obtain additional financing through the sale of additional equity, although we may also seek to obtain funding through strategic alliances with larger pharmaceutical or biomedical companies. We have not yet identified or have any funding commitments from, and cannot be sure that we will be able to obtain any additional funding from either of these sources, or that the terms under which we obtain such funding will be beneficial to us.

As of September 30, 2004, we had no long-term debt obligations, no capital lease obligations, no operating lease obligations, no purchase obligations, or other similar long-term liabilities.

We are not a party to any off-balance sheet arrangements, and we do not engage in trading activities involving non-exchange traded contracts. In addition, we have no financial guarantees, debt or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of our assets.

We do not believe that inflation has had a material impact on our business or operations.

BUSINESS

Duska Therapeutics, Inc. is a Nevada corporation based in Bala Cynwyd, Pennsylvania that currently carries out all of its business operations through our wholly owned subsidiary, Duska Scientific Co., a Delaware corporation (“Duska Scientific”). Duska Scientific is an emerging biopharmaceutical company that is focusing on the development of diagnostic and therapeutic products related to adenosine 5’-triphosphate, or ATP, and ATP related receptors. ATP is a natural compound found in every cell of the human body, where it constitutes the source of energy that fuels all bodily functions. ATP is released from many types of cells under normal and disease conditions. Extracellular ATP regulates the functions of different cell types in various tissues and organs, including the heart, lung, intestine and kidney, by activating cell surface receptors called P2 receptors, or P2R. Many scientists have recognized in recent years that the pharmacological activation of P2R by specific compounds which bind to these receptors, called agonists, and the inhibition of P2R by other compounds, called antagonists, could be harnessed for the potential development of new drugs for the diagnosis or treatment of various human disorders, including cardiovascular, pulmonary, neural and renal diseases.

Current and Proposed Product Candidate Overview

We own or have exclusive license rights to current or proposed product candidates with the following diagnostic and therapeutic applications, which are in various stages of development:

•	ATPace™. A liquid formulation of ATP for intravenous administration that is being clinically developed as a new diagnostic test for identification of an abnormally slow heart rate (bradycardia) as the cause of certain cases of syncope, or fainting. ATPace™ potentially may also identify certain symptomatic syncope patients who could benefit from cardiac pacemaker therapy.

•	ATPotent™. A liquid formulation of ATP that is being developed as a new drug for the treatment of male infertility. We will attempt to demonstrate that a liquid or similar formulation of ATP, which we refer to as ATPotent™, may improve the ability of malfunctioning sperm to fertilize the egg in conjunction with in vitro fertilization procedures and thereby increase the rate of pregnancies.

•	Vagonixen™. We are in the early stages of attempting to identify, with the potential assistance of third parties, a lead compound that could be developed to serve as a drug for the treatment of chronic obstructive pulmonary disease (COPD) and chronic cough. We refer to this proposed drug as Vagonixen™.

•	Primastrene™. We are in the early stages of attempting to identify, with the potential assistance of third parties, a lead compound that could be developed to serve as a drug for the treatment of asthma. We refer to this proposed drug as Primastrene™.

Our Current and Proposed Product Candidate Portfolio Strategy

In addition to the two current and two proposed product candidates that in various stages of development, we intend to develop in the future diagnostic and therapeutic agents based on the modulation of the cellular mechanism through which P2 receptors regulate cellular function, referred to as P2R signal transduction. Additional potential applications for our technology could include:

•	A second generation formulation of the ATPotent™ product candidate,

•	A drug that induces airway spasms and cough that can be used as a clinical tool for the differential diagnosis of obstructive airway diseases, as well as monitoring the efficacy of a given therapy in the management of patients with these diseases,

•	A diagnostic test for sick sinus syndrome, which may also be predictive of effective cardiac pacemaker therapy,

•	A diagnostic test for the identification of one of the most common types of heart rhythm disturbance manifested as rapid beating of the heart, and

•	A new anti-cancer treatment.

We also may seek to acquire rights to additional relevant medical technologies, including those in the P2 receptor technology area, with the cardiovascular, respiratory and human reproduction areas being of particular interest to us.

Drug discovery based on modulations of P2R signal transduction pathways has, in the past two decades, almost exclusively focused on the adenosine receptors, referred to as P1Rs. However, the cloning of P2Rs in recent years has created unique opportunities for the development of novel therapeutic and diagnostic modalities addressing significant medical needs that have not been fully met before.

ATP and related compounds exert pronounced effects on different systems throughout the body including the central nervous system, cardiovascular/renal system, intestine and lung. Modulation of these effects can be achieved by the manipulations of the P2R signal transduction pathways using biological compounds or pharmacological agents acting as agonists, partial agonists, antagonists or allosteric modifiers (i.e., compounds that bind to the receptor and thereby altering its affinity to an agonist or an antagonist) of P2Rs, as well as agents that target specific points in the signal transduction process.

We focus on the development of new drugs based on our P2R technology. The Scientific Advisory Board of Duska Scientific consists of experts in the field of ATP and P2Rs as well as in clinical fields in which our current and proposed product candidates have specific diagnostic and therapeutic targets. The latter are: (i) cardiovascular disease—syncope, (ii) human reproduction—male infertility and (iii) obstructive airway diseases—chronic obstructive pulmonary disease (COPD), chronic cough and asthma.

Background of Our Company

Prior to August, 2004, our company was known as Shiprock, Inc. and had been engaged in very limited activities in an unrelated business. On August 30, 2004, Shiprock completed a merger in which Shiprock, through its wholly-owned subsidiary formed specifically for this purpose, acquired in a merger all of the outstanding shares of Duska Scientific in exchange for 17,727,801 shares of our common stock and warrants and options to purchase a total of 13,441,301 shares of our common stock upon cancellation of outstanding warrants and options to purchase shares of Duska Scientific. As a result of the merger, Duska Scientific became a wholly-owned subsidiary of Shiprock. After the merger, Shiprock changed its name to “Duska Therapeutics, Inc.,” replaced its officers and directors with those of Duska Scientific, ceased its landscaping and irrigation business and moved its offices to Bala Cynwyd, Pennsylvania. We currently do not plan to conduct any business other than the business of developing new products for the diagnosis or treatment of human diseases based upon ATP and P2 receptors as previously conducted by Duska Scientific.

Our operating subsidiary, Duska Scientific, was founded by Dr. Amir Pelleg as a Delaware corporation in 1996. In 1999, Duska Scientific commenced its operations by acquiring a patent covering ATPace™ and Vagonixen™ from Dr. Pelleg, the inventor, and the rights to a second patent covering Primastrene™ from the co-inventors, Dr. Pelleg and Dr. Edward Schulman. Dr. Pelleg was a Professor of Medicine and Pharmacology at the Drexel University College of Medicine in Philadelphia, Pennsylvania until September 2004. At that time he became our full-time employee in his capacity as President, Chief Operating Officer and Chief Scientific Officer, having served as President and Chief Scientific Officer of Duska Scientific on a part-time basis before then. Dr. Pelleg is now an Adjunct Professor at the Drexel University College of Medicine. Dr. Schulman is a Professor of Medicine at the Drexel University College of Medicine. We subsequently acquired an exclusive license to a patent covering ATPotent™ from the Italian scientists who were co-inventors of this technology, Dr. Francesco DiVirglio and Dr. Carlo Foresta. Dr. Schulman and Dr. DiVirgilio, who is a Professor of Immunology at the University of Ferrara in Italy, are members of the Scientific Advisory Board of Duska Scientific.

Background of Our Technology

Technology

Adenosine 5’-triphosphate, or ATP, is a natural substance that plays a critical role in intracellular metabolism and fueling bodily functions. Intracellular ATP is the energy source of all functions of the human body, and each day the body produces and consumes about 40 kg of ATP. In 1929, Drs. Drury and Szent-Gyorgyi were the first to observe the pronounced cardiovascular effects of extracellular adenosine, a byproduct of ATP’s degradation; since then, numerous studies have documented various effects of ATP in different cells, tissues and organs mediated by specific cell-surface receptors called P2 receptors. ATP is considered a local regulator that plays an important role under both normal and disease conditions.

Purinergic Signal Transductions

In the late 1970’s, Dr. Geoffrey Burnstock, who is Chairman of our Scientific Advisory Board, hypothesized that specific cell surface receptors, which he called purinoceptors, or P receptors, mediate the actions of adenosine and ATP. Dr. Burnstock classified these into P1 and P2 receptors, respectively. It is now well established that extracellular ATP and similar compounds exert their effects by activating the P2 receptors, or P2R, and that the P1 receptors, or P1R, mediate the effects of extracellular adenosine. P2R are further sub-divided into two receptor families identified as P2X and P2Y. At least 16 different P2R have been cloned up to this point.

The activation of the cell surface P2R by a specific compound triggers a chain of events culminating with various effects, depending on the cell type expressing these receptors.

Sources of Extracellular ATP

There are several sources for extracellular ATP. ATP is stored in relatively large amounts in platelets and is released during their activation. Similarly, ATP is stored in red blood cells from which it is released under conditions of imbalance between oxygen supply and oxygen demand. In addition, several biological substances as well as increased blood flow can induce the release of ATP from cells that line blood vessels and smooth muscle cells. ATP is also released from nerve cells and from exercising skeletal muscles.

In the heart, ATP is released into the extracellular fluid under various conditions. Specifically, ATP release is evoked by sympathetic nerve stimulation and by endogenous cardiac stimulants. In addition, ATP is released in the heart whenever the supply of oxygen to the heart does not meet the demand for oxygen and from cardiac muscle cells deprived of adequate oxygen supply in vitro.

The Product Candidates We are Currently Developing

ATPace™

Background and Rationale

Syndrome: Syncope, or fainting, is one of the most common, yet one of the most challenging diagnostic problems in clinical practice. The consequences of syncope may result in serious injury or even death. Syncope exerts a dramatic and deleterious effect on the quality of life of affected patients, in particular elderly patients.

Epidemiology: It is estimated that in 1997 that 3% of adults in the U.S. suffered from recurrent syncope. It is common in both young adults (12%-48%) and the elderly, in the latter patient population syncope is a more frequent symptom (6% incidence and 23% previous lifetime episodes). The sixth leading cause of death in the U.S. in people 65 years and older are accidents, many of which are related to syncope and falls. Falls occur in 20% of people 65 years and older, half of which are due to syncope.

Economic burden: In the U.S., syncope accounts for 3% of emergency room visits and 6% of hospital admissions. Although syncope patients are subjected to a series of examinations and tests costing more than $800 million per year, a cause of syncope is found in only 40% of patients.

Cause of the Disease: Most common causes of syncope consist of disturbances in the function and/or structure of the cardiovascular system. Other causes of syncope, including those arising from neurological, psychiatric or endocrine/metabolic disturbances, are relatively rare. In about half of the patients where a probable diagnosis has been established, the syncope is due to transient periods of decreased heart rate (bradycardia) and blood pressure (hypotension), mediated by the autonomic nervous system (that portion of the nervous system regulating the function of the cardiovascular system and the glands). Syncope of this origin is termed neurally-mediated. Neurally-mediated syncopes (NMS) are classified into three types based on their respective mechanism: bradycardic (syncope due to slow heart rate), hypotensive (syncope due to low blood pressure) and mixed (i.e., combination of the above two mechanisms).

Currently, detailed history and physical examination, non-invasive cardiovascular studies, electrophysiological studies and head-up tilt table testing (HUT) provide a diagnosis of NMS in 60-70% of cases. However, establishing the cause of syncope in a given patient may be very difficult because of its unpredictable nature and the absence of discerning diagnostic tools. Thus, there is increasing interest in diagnostic tests that evaluate the autonomic nervous system function for the confirmation of a clinically suspected diagnosis of NMS or to uncover a diagnosis in previously unsuspected instances.

Several tests, including HUT, are commonly used in diagnosing NMS. Of these, however, only HUT has been substantially studied. When NMS is suspected, HUT can be useful in confirming this clinical suspicion. Although the specificity (i.e., negative test outcome in a non-afflicted subjects) of HUT is similar to that of other dynamic clinical testing (i.e., 80% to 90%), the exact sensitivity (i.e., positive test outcome in afflicted subjects) of the test is unknown, because there is no “gold standard” against which to compare it. One study determined that the “true sensitivity” of HUT is only 61%. The American Heart Association (AHA), American College of Cardiology (ACC) and the Heart Rhythm Society (formerly known as the North American Society for Pacing and Electrophysiology (NASPE)) have recommended the use of HUT for the indication of pacemaker therapy in patients with syncope due to a slow heart rate. However, recent studies have failed to fully establish the utility of HUT as an accurate predictor of effective cardiac pacemaker therapy in symptomatic patients with recurrent NMS. Furthermore, of the three relevant mechanisms of NMS (i.e., bradycardia, hypotension and mixture of the former two), HUT is the least sensitive to bradycardia. Specifically, in a very recent North American study of 100 consecutive patients with syncope of unknown origin, HUT identified bradycardia as the relevant mechanism of the syncope in only seven, while another test, known as carotid sinus massage where pressure is applied to the side of the neck to artificially trigger a reflex involving the vagus nerve, identified 37 such patients.

In the past few years, Medtronic, Inc. has introduced into the clinical setting a new device, the Insertable Loop Recorder (ILR) (Reveal® and later Reveal® Plus), that correlates symptoms with cardiac rhythm abnormalities. Specifically, the ILR is an FDA-approved device that monitors electrocardiograms (ECG) for up to 14 months and automatically records ECG rhythm data in patients who experience transient symptoms such as syncope that may suggest cardiac arrhythmias (i.e., disturbances in heart beating rate) as the cause. Since the ILR is the only FDA approved diagnostic tool for the identification of bradycardic syncope, it may be considered a useful standard against which to compare new diagnostic tools. However, the ILR requires minor surgeries for its insertion as well as its removal and its diagnostic potential is realized only if an event occurs during its limited functional period.

Clinical target: Despite the intensive study of HUT, and other tests of autonomic nervous system function, there is no test or combination of tests that permits detection of susceptibility to all types of NMS. Consequently, it is currently very difficult to identify a neurally-mediated cause of syncope, not to mention a specific mechanism, in all patients in whom such cause is suspected based on their medical history. Therefore, there is a significant need for a diagnostic test that can identify the specific mechanism behind syncope. In particular, given recent multi-center randomized trials suggesting cardiac pacing as an effective therapy in certain groups of syncopal patients, tests that unmask susceptibility to bradycardia are especially important.

Since ATP triggers a neural reflex involving the vagus nerve and a similar reflex plays a critical role in the mechanism of NMS, it has been hypothesized that the response to ATP manifested in slowing of the heart rate (bradycardia) would be accentuated in patients with this syndrome. Clinical studies in Europe by Dr. Daniel Flammang (who subsequently became a member of Duska Scientific’s Scientific Advisory Board) and his associates support this hypothesis. Specifically, studies by Dr. Flammang involving approximately 500 patients have demonstrated that one of the bradycardic effects of ATP manifested as transient AV nodal conduction block is accentuated in a specific group of patients with syncope of unknown origin or suspected NMS. Furthermore, Dr. Flammang has suggested that ATP can be used as a diagnostic tool to identify patients in whom the mechanism of syncope is bradycardia, and therefore could benefit from cardiac pacemaker therapy. An Italian clinical research group has studied the feasibility of using ATP as a diagnostic tool to determine the mechanism of bradycardia in symptomatic syncope patients. These investigators, who used a different electrocardiographic criterion than that used by Dr. Flammang in determining the outcome of their studies, have demonstrated that ATP can identify bradycardia as the overall mechanism of syncope in symptomatic patients. This group of investigators found a good correlation (at an approximately 70% rate) between the frequency of bradycardic syncope determined by an ILR versus that determined with ATP. It should be noted, however, that a study by an unrelated group of French investigators in 13 patients did not show a correlation between the ILR and the ATP test.

Importantly, in patients with bradycardic NMS, HUT identified the relevant mechanism in 59% of patients, while the ATP test identified this mechanism accurately in 86% of patients. Assuming that we receive marketing approval for ATPace™ from the FDA, we intend to conduct post-marketing studies to compare ATPace™ to HUT in identifying bradycardia when it is the dominant mechanism in patients with syncope of unknown origin or NMS as well as determining the potential benefits of cardiac pacemaker therapy in these patients.

ATPace™ Test: ATPace™, a liquid formulation of ATP, given as a rapid intravenous injection, causes a short lasting (less than 60 seconds) bradycardic effect (i.e., slowing of the heart rate) that is much more pronounced in selected groups of patients with syncope of unknown origin or suspected NMS. ATPace™ thereby identifies patients with bradycardic syncope who could benefit from cardiac pacemaker therapy. We anticipate that the test will be quick, safe, cost-effective and convenient when compared to other diagnostic alternatives. Currently, the only approved diagnostic test that can determine the potential benefits of cardiac pacemaker therapy in patients with recurrent syncope is the ILR. We will attempt to demonstrate that ATPace™ has the potential to benefit a significant number of patients whose syncope is often misdiagnosed and mistreated.

Product Development Plan

Although certain studies with ATP previously conducted in Europe are encouraging, we are performing similar and additional clinical studies with the objective of filing with the FDA a New Drug Application (NDA) for ATPace™. Following our completion of a Phase I trial for ATPace™, we submitted to the FDA in December 2003 our proposed protocols for Phase II and Phase III trials, and in February 2004, we met with the FDA to review these protocols. In April 2004, we sponsored in conjunction with Medtronic, Inc. a meeting of potential clinical trial investigators to discuss our ATPace™ Phase II clinical trial protocol design and other matters pertaining to this contemplated study. Based upon input obtained during this meeting and previous discussions with the FDA, we finalized the ATPace™ Phase II clinical trial protocol which was subsequently submitted in final form to the FDA for its review in August 2004. (The FDA on a preliminary basis did not recommend any revisions to the Phase III trial design.) We completed site selection for the ATPace™ Phase II clinical trial for approximately 18 medical centers in November 2004, and have commenced the Phase II trial. Patient enrollment for this trial is expected to begin during the first quarter of 2005. Our goal is the completion of enrollment of patients by approximately the fourth quarter of 2005.

The design of these trials is subject to further revision based on any additional input with the FDA, which may subsequently require us to perform additional or different studies from those currently contemplated.

Phase II:	The goal of our Phase II trial will be to define the diagnostic criteria of the ATPace™ test and confirm the minimum effective dose. The response to ATPace™ of control subjects compared to patients with syncope of unknown origin or NMS or patients with a history of loss of consciousness due to a known cause (which is not NMS) will be determined in a multi-center study.

Phase III:	Our currently planned Phase III trial will compare the efficacy of ATPace™ to an FDA recognized standard. The trial will be a multi-center study in which the ATPace™ diagnostic test will be administered to patients who have an ILR or who are candidates for an ILR.

ATPotent™

Background and Rationale

Syndrome: The diagnosis of male infertility is made when a man has abnormal sperm parameters (i.e., low sperm count and/or abnormal sperm characteristics) and is unable to induce pregnancy after 12 to 18 months of regularly performed intercourse. In many cases, the reasons for the abnormal sperm parameters are unknown. Nonetheless, various procedures and treatment regimens are currently used in the course of the clinical management of infertile couples due to the male factor. There is, however, a growing need for better diagnostic and treatment approaches in the management of this syndrome.

Epidemiology: It has been estimated that 6-8 million couples in the U.S. alone, who are involuntarily childless and require some assistance to conceive, sought medical treatment for infertility in 2001. Male infertility accounts for about 40% of these cases and about 60% of the latter are patients with oligoastheno-zoospermia (i.e., low sperm count and low sperm motility). A recent study in the UK has found that the average “normal” sperm count fell by 29% from 1989 to 2002, reflecting an on-going alarming trend in developed countries.

Economic burden: According to the U.S. Department of Health and Human Services, Centers for Disease Control and Prevention (CDC), in 2001 there were more than 400 clinics in the U.S. dedicated to the diagnosis and treatment of sub-fertility and infertility. Treatment options include surgical interventions, drug and hormonal therapies as well as complex and expensive procedures of Assisted Reproductive Technology, or ART. The latter include, among other technologies, in vitro fertilization, or IVF, and intracytoplasmic sperm injection, or ICSI. According to a 2001 CDC study, approximately 107,000 ART procedures were performed in the U.S. in the approximately 380 clinics that reported. We believe that the fertility industry’s annual revenue from various treatments is in the range of $2.7 billion. We estimate the average cost of one round of IVF, with no guarantee of success, is $10,000, and the average amount spent to produce a baby is $58,000. Approximately 40,000 live babies were born in the U.S. as a result of ART performed in 2001. We believe that for the foreseeable future the clinical laboratory will continue to play a pivotal role in improving the accuracy of diagnosing and efficacy of treatment of male infertility.

Cause of the Disease: The cause of male infertility is determined in only a minority of the cases. Most of the time, the causes of infertility are unknown mainly because of the inability to detect which sperm functions are defective. Factors known to contribute to male infertility include: (a) gonadotrophin deficiency; (b) genital tract obstruction; (c) sperm autoimmunity; (d) coital dysfunctions; and (e) reversible effects of toxins, drugs or illnesses. The majority of the cases are secondary to the unknown cause of low sperm count and low sperm motility. Despite the inability to determine the cause of the disorder, couples are treated with a variety of ART procedures, including IVF and ICSI.

Clinical target: A diagnosis of male infertility is based mainly on semen analysis, a rather inadequate means to assess sperm fertilization potential. Furthermore, the majority (about 73%) of the ART procedures used are IVF. About 40% of IVF, performed for male infertility among infertile couples, will result in poor fertilization. Several pharmacological agents have been used to enhance sperm in order to improve fertilization rates during standard IVF procedures, but to date the FDA has not approved a drug for treatment of male infertility. Moreover, conflicting results and lack of appropriately designed and relevant clinical studies and no definitive indications have limited the use of sperm stimulant agents in clinical practice. Thus, there is a need for safe, effective and convenient techniques for improving sperm performance and thereby optimizing IVF, with the goal of increasing the rate of pregnancies.

ATPotent™ for the treatment of male infertility: ATPotent™ is being developed as a new pharmacological formulation in which the active ingredient is ATP. Studies in a small number of patients by Italian clinicians and scientists have shown that extracellular ATP rapidly and potently induces and increases the rate of the acrosome reaction, which is a precursor and requisite event for the sperm’s fusion with and penetration into the ovum (egg). These effects of ATP were also demonstrated in bull sperm by scientists in Israel. Preliminary observations in 22 cases performed in Italy demonstrated that the fertilization rate of ATP-treated sperm was significantly higher (by 54%) than that of non-treated sperm during IVF procedures. We are the exclusive licensee of a patented technology for ATP-based diagnosis of male infertility and treatment of human sperm as a means to improve the performance of human sperm during IVF procedures with a view to increasing the rate of pregnancies. (ATPotent™ is not indicated for use in conjunction with ICSI, a specific in vitro fertilization procedure, which is employed in special male infertility cases.) Please see “—Intellectual Property.”

Product Development Plan

We have completed the design of laboratory studies aimed at generating safety and efficacy data for ATPotent™. These protocols have been reviewed and cleared by the FDA. Assuming the successful completion of these studies, we will consult with the FDA on the design of the clinical trials and matters pertaining to the preparation and submission of an NDA including the specific clinical claims for this product candidate. The FDA may hold us to a more stringent requirement regarding the final clinical endpoint of efficacy than that outlined in our proposed protocols. In either such event, the action of the FDA could significantly increase the timing and cost of the ATPotent™ research program.

In preparation for our potentially entering into an agreement to conduct the laboratory studies described above, we recently asked a U.S. scientist to conduct certain preliminary laboratory experiments at his medical center to observe the effects of ATP on human sperm. The experiments conducted by this scientist failed to show a significant effect by ATP on human sperm. However, this scientist used a protocol that varied in certain respects from the protocol that was used by the Italian scientists who first demonstrated in published studies the effects of ATP on human sperm and who licensed this ATP technology to us. After consulting with these Italian scientists, we ran additional pre-clinical experiments with ATP at another U.S. medical center. Data obtained in these experiments have confirmed the published Italian data. Based on this confirmation, and subject to our confirming the equivalence in pharmacological activity of the ATP formulation used in these experiments with the ATP formulation that we plan to use for our ATPotent™ studies and product candidate and subject to the consummation of a contractual arrangement with a U.S. medical center to perform our planned laboratory studies, we are targeting commencement of the pre-clinical studies for the first half of 2005.

The research program described below is subject to further revision based on our discussions with the FDA, which could require us to perform studies in addition to those described below, which might result in additional expenditures and delays in the presently estimated timelines.

Preclinical Research:	Compare the pharmacological activity of the European ATP formulation with that of ATPotent™ and conduct pre-clinical laboratory studies with human, canine and rodent sperm and rodent eggs to characterize the effects of ATPotent™ on sperm characteristics as well as egg fertilization and early embryonic development.

Phase I/II Clinical Study:	A proof of concept clinical laboratory study with sperms of patients with male infertility aimed at demonstrating the ability of ATPotent™ to significantly enhance the acrosome reaction in treated versus untreated sperm, with the details of this study to be discussed with and agreed to by the FDA prior to the commencement of the study.

Phase III Clinical Study:	This is planned as a larger scale study using the Phase I/II protocol, with the details of this study to be discussed and agreed with the FDA prior to the commencement of the study.

VAGONIXEN™/PRIMASTRENE™

Background and Rationale

Chronic obstructive pulmonary disease (COPD) and asthma are widespread and growing respiratory conditions worldwide. In the United States alone, it is estimated that there are over 17 million people with asthma. Of great public health concern is a surge in both morbidity and mortality from asthma over the past two decades. The prevalence of COPD, which encompasses chronic obstructive bronchitis and emphysema, has been estimated as high as 30 to 35 million cases and is the fourth most common cause of death in the United States. Both asthma and COPD are characterized by difficulty breathing, mucus hypersecretion in the lungs, and cough. Disappointingly, over the last 30 years, and attendant with these alarming trends, no significant new therapeutic modalities for the treatment of these disorders have been introduced into the clinical setting.

Economic burden: Direct costs of asthma in 1998 were estimated at $7.5 billion and indirect costs at an additional $3.8 billion. In 1996, the utilization of health care resources for asthma and related allergic disorders included 9.8 million physician office visits, 1.9 million emergency room visits, and a total of 12.8 million out-patient visits to ambulatory care facilities. With the increasing incidence of asthma, we believe these figures are likely to be even higher at present. In the U.S., direct and indirect costs of COPD were estimated at approximately $26 billion in 1998. The mean annual Medicare expenditures for patients with COPD in the U.S. were $11,841 (year 2000 values). In 1998, asthma and COPD caused 112,584 deaths in the U.S. alone. It is expected that by 2020, COPD will become the third leading cause of death in the U.S. and an increasing cause of illness and death worldwide.

Cause of the Disease: The cause of asthma is complex. Chief among the contributors to asthma is allergic disease. The human immune system produces certain antibodies to common inhalant allergens such as dust, pollen, and animal proteins. In the respiratory tract, these antibodies bind to certain cells in the body. In a patient who is sensitized to it, the inhaled allergen elicits an acute response and causes release of histamine (as well as a host of other substances that play a role in the inflammatory processes in the body) that cause much of the cough, breathlessness and wheezing characteristic of asthma. These mediators also set the stage for more chronic inflammation in the airways.

The risk factors for both forms of COPD include smoking, a familial predisposition, and occupational exposures. Smoking is by far the major cause of COPD. The chronic obstructive bronchitis form of COPD is characterized by marked cough, excess sputum production and breathlessness. The emphysema form of COPD is characterized by destruction of normal lung tissue. Usually, both forms co-exist to produce symptoms of cough, sputum hypersecretion and breathlessness.

Clinical targets: In the management of asthma, a major objective is to minimize the reactivity of human mast cells that occurs following allergen exposure. However, research efforts toward understanding the specific mechanisms involved in the activation of human allergic responses have been stymied because of difficulties in isolating and purifying human respiratory mast cells. Current work predominantly uses mast cells and tumor cell lines derived from mice and rats. Unfortunately, increasing evidence demonstrates that results achieved using these animal mast cells cannot be reliably extrapolated to human mast cells. In fact, such studies can be irrelevant and even misleading. By contrast, the design of Primastrene™ is based on studies in human lung mast cells.

In the emphysema form of COPD, the destruction of lung tissue that occurs with cigarette smoking cannot be effectively inhibited or reversed by existing therapies. Currently, the most common therapy in COPD is a receptor blocker that interferes with the major bronchoconstricting neural pathway (i.e., the neural activity in the vagus nerve that travels as an input to airway smooth muscle cells causing them to contract). In chronic bronchitis, which is often present either alone or in combination with emphysema, the potential therapeutic targets are airway nerves, stimulation of which can cause cough and promote mucus hypersecretion thereby producing the constriction of airways.

Role of extracellular ATP in obstructive airway diseases: Basic research studies have shown that intravenous administration of ATP produces remarkable airway spasm (bronchoconstriction) in the lungs of dogs. This ATP-triggered vagal reflex and the associated bronchoconstriction is mediated by a specific P2R on vagal sensory nerve terminals in the lungs.

Consistent with these observations, others have shown that aerosolized ATP produced marked airway constriction in asthmatic humans at concentrations well below those of other agents, including among other substances, adenosine, used in the clinical laboratory to induce bronchoconstriction as a part of pulmonary function evaluation. In addition, aerosolized ATP produced marked airway constriction in non-asthmatic healthy subjects.

Recent research work in human lung mast cells further supports a mechanistic role of extracellular ATP and P2R in chronic pulmonary disorders. Specifically, it was shown that ATP is the most potent enhancer of allergic reactions in human lung mast cells studied to date, and it is significantly more active and, therefore, more important than adenosine in this regard. We have preliminary data that suggests that a specific P2 receptor, named P2Y2, mediates the response of human lung mast cells to ATP. This and other data raise the possibility that extracellular ATP plays a modulatory role in the function of certain cells the activation of which is commonly observed in asthma, and thereby plays a mechanistic role in both the early (i.e., acute) and late (i.e., chronic) phases of this disease.

Critical role of the vagus nerve in COPD: Bronchoconstriction and excess mucous secretion are two major causes of airflow limitation in COPD, both of which are directly regulated by the vagus nerve. In addition, vagal nerve endings mediate chronic cough associated with COPD. When these nerve endings are irritated, neural signals from the lungs go to the brain (termed afferent neural traffic). The brain processes these signals and in response generates its own signals that are sent to the lungs and airways (termed efferent neural traffic), where they induce bronchoconstriction and cough. Indeed, certain drugs can block the effects in the lungs of some of these brain signals, traveling through the vagus nerve, are used in the treatment of COPD. Furthermore, the stimulation of these nerve endings leads to a local release of substances which play an important role in inflammation. This action is known as an axon reflex distinct from the central reflexes outlined above. Thus, a drug that could inhibit these two types of reflexes (i.e., central and axon) could have therapeutic value in the management of bronchoconstriction, cough and inflammation.

P2 receptor antagonist in COPD: Extracellular ATP activates a specific P2 receptor located on pulmonary vagal nerve endings, including major mediators of cough under normal and disease conditions and fibers that play a facilitating role in this mechanism of cough. Thus, the stimulation of vagal nerve endings in the lungs exacerbates neurally-mediated (vagal) bronchoconstriction and cough, the hallmarks of chronic cough and COPD. Therefore, pharmacological agents that block these receptor sites could eventually become a new therapeutic modality in the management of patients with these disorders. Such a therapy would constitute a novel approach in which the reduction of vagal nerve input to the lungs (i.e., neural traffic from the brain termed “efferent neural traffic”) is obtained by the inhibition of sensory input to the brain originating in the lungs (termed “afferent neural traffic”).

Product Development Plan

Our product development plan is aimed at identifying, with the assistance of prospective third parties, new pharmacological agents that selectively and potently block P2Rs in the lungs, thereby preventing the stimulation by extracellular ATP of pulmonary vagal nerve terminals. Such compounds would be developed as potential new therapeutic agents for the treatment of COPD (Vagonixen™) and asthma (Primastrene™), respectively.

Two types of P2Rs, referred to as P2XR and P2YR, are involved in ATP-induced neurogenic bronchoconstriction and enhancement of allergic activation of human lung mast cells, respectively. We believe that there is a strong rationale for the discovery and the evaluation of novel pharmacological agents that act as antagonists at these two receptors as new therapeutic modalities for the treatment of obstructive lung diseases, although additional confirmatory work as to the role of the P2YR will be required. We are planning to identify and develop compounds for Vagonixen™, a P2XR antagonist that prevents the stimulation of vagal sensory nerve terminals in the lungs for the treatment of COPD, and Primastrene™, a P2YR antagonist that prevent the stimulation of human lung mast cells for the treatment of asthma.

We are collaborating with the Imperial College of London, U.K., a leading medical academic center specializing in pulmonary disorders, on clinical studies with patients with obstructive airway diseases aimed at validating our receptor targets, the pharmacological modulation of which may constitute a new therapeutic modality in the management of these patients. We expect to be able to demonstrate that patients with obstructive airway diseases are hypersensitive to ATP, and that ATP acts in these patients by activating its P2 receptor distinct from the adenosine receptors. Indeed, data obtained in the recently completed first stage of the study has shown that aerosolized ATP is much more potent than aerosolized adenosine in inducing bronchoconstriction, cough, throat irritation and chest tightness in non-smokers, smokers and patients with asthma or COPD. These data confirm previous results obtained in animal models demonstrating that the mechanistic role of ATP and P2 receptors in neurogenic bronchoconstriction and cough are independent of adenosine and its P1 receptor. Two abstracts reporting these results generated at the Imperial College of London, U.K. were presented at the 13th Annual Congress of the European Respiratory Society that was held in Vienna, Austria in September 2003.

We have identified an existing compound that had been developed by others for an unrelated disease application that could serve as a candidate for Vagonixen™, and we have conducted preliminary in-vitro testing of this compound that showed promising pharmacological activity. We also previously contracted with a medicinal chemistry company to work on structural chemical design and synthesis of drug candidates that would emulate an available compound developed by others that had been shown to potently and selectively block our P2XR target. The first two compounds delivered to us by this medicinal chemistry company were tested using an in vitro functional assay. Although one of these compounds manifested some pharmacological activity, we have determined that neither compound is an appropriate candidate to serve as a lead compound. Additional compounds were proposed to be synthesized by this medicinal chemistry company and we are currently evaluating a proposal to perform this work.

An additional target we are investigating involves the modulation by ATP of histamine release induced by the allergic reaction in human lung mast cells. Scientists have demonstrated that extracellular ATP is a potent enhancer of histamine release induced by allergic reaction in human lung mast cells. Since ATP is released from different cell types in the human body, it could play an important role in exacerbating the asthmatic conditions, i.e., causing or worsening asthmatic attacks. Furthermore, these scientists have identified a P2YR that mediates this particular action of ATP. Primastrene™, if successfully identified and developed for the treatment of asthma, would selectively block ATP receptors localized on human lung mast cells, thereby preventing their stimulation by extracellular ATP and reducing their release of inflammatory mediators.

We are seeking to identify a new small molecule compound that acts as a potent and selective antagonist at our P2YR target and that could potentially serve as the Primastrene™ drug product candidate. We are evaluating a drug discovery research proposal received from a scientist and research institution to conduct high throughput screening of a specialized library of compounds produced by this scientist using a novel method for drug discovery, in which a relatively small library of synthetic compounds is produced on the basis of the genetic code of the desired cellular target (which is known as chemogenomics).

We hold the exclusive rights to the proprietary methods to test novel compounds which act as antagonists at P2Rs on human lung mast cells, and thus have the unique ability to efficiently test appropriate compounds we may receive from third parties to characterize the pharmacology of these proposed drug candidates in human lung mast cells. We are able to test new drug candidates that are potential selective antagonists at P2Rs by utilizing our proprietary human mast cell assay system.

Estimated Product Development Timelines

We have estimated certain product development timelines for our current product candidates, ATPace™ and ATPotent™. Our estimated timelines are based on a number of assumptions, including the timely receipt of financing to fund clinical development work, FDA approvals of our protocols, and other factors. Accordingly, the actual timeframes to complete development of these product candidates and obtain FDA marketing approval could be substantially longer than projected.

We have recently commenced the Phase II clinical trial for ATPace™, with patient enrollment in this clinical trial expected to begin during the first quarter of 2005 and to be completed by approximately the fourth quarter of 2005. Assuming successful completion of the Phase II trial, following the submission of a final report for this Phase II study to the FDA, we expect to seek FDA clearance for the Phase III clinical trial for ATPace™. In the event we successfully complete the Phase III clinical trials, we would expect to submit an NDA for ATPace™ to the FDA for approval, with that submission targeted for late 2007 or early 2008.

We are expecting to commence laboratory studies with ATPotent™ in the first half of 2005 and complete these studies by late 2005 or early 2006. Subject to the results of our meeting with the FDA, we expect to initiate the clinical trials for ATPotent™ in the second half of 2006.

Markets Targeted

With the exception of ATPace™, we have to date not performed an analysis of the potential market for our product candidates. However, we have reviewed some publicly available data produced by independent sources, including government agencies, relevant to the overall markets in which our product candidates are expected to compete. Our present strategy in the development and marketing of ATPace™ and ATPotent™ focuses on the U.S. market, which is the largest single pharmaceutical market in the world. However, with respect to Vagonixen™ and Primastrene™ for the treatment of COPD and asthma and other potential product candidates, we will focus on the U.S. market as well as certain foreign markets. There can be no assurance, however, that the actual markets for our product candidates will conform to the estimates provided below.

ATPace™

Although syncope patients are subjected to a series of examinations and tests (including echocardiography, Holter monitoring, magnetic resonance imaging (MRI) and computed tomography (CT), electroencephalogram (EEG) and similar tests) costing more than $800 million per year, a potential cause of syncope is found in only 40% of patients.

ATPotent™

According to the U. S. Department of Health and Human Services, Centers for Disease Control and Prevention (CDC), in 2001 there were more than 400 clinics in the U.S. dedicated to the diagnosis and treatment of sub-fertility and infertility. The CDC reported that in 2001 approximately 107,000 Assisted Reproductive Technology procedures were performed for the treatment of infertility in the approximately 380 clinics in the U.S. that submitted survey data. We expect the primary target market for ATPotent™ to be the IVF procedures which constitute a significant portion of the overall ART procedures performed in the U.S.

Vagonixen™/Primastrene™

In 2001, asthma and COPD caused approximately 122,000 deaths in the U.S. The National Heart, Lung, and Blood Institute estimated the direct and indirect economic costs of COPD in the United States in 2004 at approximately $37 billion, including various drug and other healthcare costs of approximately $20 billion. Direct costs of asthma are estimated at $11.5 billion and indirect costs at an additional $4.6 billion per year. It is expected that by 2020, COPD will become the third leading cause of death in the U.S. COPD also is an increasing cause of morbidity and mortality worldwide.

We estimate the total COPD and asthma therapeutic market in the U.S. at $4.7 billion annually and believe that Vagonixen™ and Primastrene™ each could address a portion of that market.

Manufacturing

ATP powder, an inexpensive product, is manufactured by several leading manufacturers of pharmaceutical raw materials. The world’s largest manufacturer of ATP supplies us with ATP powder, the specifications of which are recorded by the FDA in a Drug Master File. We have entered into contract manufacturing agreements with a U. S. subsidiary of Boehringer-Ingelheim and another U. S. specialty company approved by the FDA to perform the manufacturing, analytical services, storage and packaging of ATPace™ in connection with our clinical development of our ATP-based product candidates. Manufacturing has been performed in accordance with FDA current Good Manufacturing Practices. In addition, laboratory and quality assurance protocols have been established in compliance with FDA requirements. The drug is stored and distributed by a FDA approved facility.

We have received from our contract manufacturer sufficient quantities of the ATP investigational drug for the performance of the clinical studies with ATPace™ that we believe will be required.

Stability data for the clinical product obtained to date indicate a shelf life of at least three years. Boehringer-Ingelheim also may provide various ATP formulations for clinical trials of our other ATP-based product candidates upon our request. We currently intend to utilize Boehringer-Ingelheim for our commercial supplies of ATPace™ and ATPotent™, but we have not yet formalized this arrangement.

Intellectual Property

Our technology and current and proposed product candidates under development are currently covered by the following patents and corresponding pending patent applications described below:

•	A Process for Regulating Vagal Tone (US Patent #5,874,420 issued on February 23, 1999; Australian Patent #710,770 issued on January 20, 2000; European Patent #0906102B1 issued on June 16, 2004 (Canadian and Japanese patent applications are pending). We are the owner of these patent properties. The granted United States and Australian patents cover a method of modulating vagal tone by administering a mediator of P2X- purinoceptors on vagal afferent nerve terminals. The allowed European applications claims and pending Japanese application claims cover the use of an antagonist or allosteric modifier of P2X-purinoceptors on vagal afferent nerve terminals for reducing vagal tone. The claims in all countries also cover the use of mediators of P2 purinoceptors for diagnosing abnormal vagal tone. The mediator of P2X purinoceptors is exemplified in our current product candidate, ATPace™, and our proposed product candidate, Vagonixen™.

•	Modulation of Human Mast Cell Activation (US Patent #6,372,724 issued on April 16, 2002; Australian Patent #741,713 issued on March 24, 1998; EPO, Canadian and Japanese are pending.) We are the owner of these patent properties. Claims cover the use of inhibitors of ATP binding to P2 receptors on mast cells for treatment of disorders characterized by undesirable histamine release from lung mast cells. The treatment is exemplified in our proposed product candidate Primastrene™.

•	Method for Inducing the Acrosome Reaction in Human and Animal Spermatozoa (US Patent #5,474,890 issued on December 12, 1995; Australian Patent #666,011 issued on June 8, 1993). We are the exclusive licensee of these patents. Claims cover the use of ATP- induced acrosome reaction in mammalian sperm as a diagnostic test as well as for treatment of malfunctioning sperm in the management of male infertility and the improvement of cryopreserved sperm during IVF procedures.

•	Screening Method for Modulation of Human Mast Cell Activation (US Patent #6,465,441 B2 issued on October 15, 2002). We are the owner of this patent. Claims cover the use of human lung mast cells in vitro for screening inhibitors of ATP binding to P2Y- purinoceptors, for use as histamine release inhibitors. Animal models have been determined to be of limited value since non-human mast cells differ significantly from human mast cells regarding several critical aspects of allergic reaction-induced inflammatory mediators’ release.

In the third quarter of 2004, we submitted two U.S. provisional patent applications: one covering our recently acquired anti-cancer technology based on the activation of a specific P2 receptors in the presence of a biological compound that acts as an allosteric modifier of this receptor; and the other covering technology we own related to the management of patients with obstructed airway diseases. There is no assurance that either patent will be allowed.

In addition to patents, we also license certain of our intellectual property.

Pursuant to a License and Assignment Agreement dated as of November 15, 1999, Dr. Amir Pelleg and Dr. Edward S. Schulman (i) assigned to Duska Scientific their ownership of an invention and all related patents and intellectual property, including an issued U.S. patent, that are the basis for ATPace™ and Vagonixen™ and (ii) granted to Duska Scientific an exclusive worldwide license for their invention and all related patents and intellectual property, including a pending U.S. patent application, that are the basis for Primastrene.™ In consideration for this assignment and license, Duska Scientific issued 240,000 shares of its common stock to Dr. Pelleg and 240,000 shares of its common stock to Dr. Schulman (a portion of which they each assigned to the medical institution with which they were then associated). Duska Scientific also agreed to pay each of these individuals an amount equal to (i) 2% of the net sales of products by Duska Scientific based on the foregoing inventions and (ii) 2% of the license fees and any royalties or other similar payments paid to Duska Scientific by any licensee that are based on the foregoing inventions (a portion of these royalties they each had assigned to the medical institution with which they were then associated). On December 14, 2001, Drs. Pelleg and Schulman assigned to Duska Scientific their ownership of the invention, including the pending U.S. patent application, relating to Primastrene,™ and they continue to have the right to receive the payments from Duska Scientific as described above with respect to Duska’s net sales and license fees and royalties or other similar payments paid to Duska Scientific by any licensee that are based on this invention.

Pursuant to a License Agreement dated as of November 15, 1999, Dr. Francesco DiVirgilio and Dr. Carlo Foresta granted to Duska Scientific an exclusive worldwide license for their invention and all related patents and intellectual property, including an issued U.S. patent, that are the basis for ATPotent™ In consideration for this license, Duska Scientific issued 115,200 shares of its common stock to Dr. DiVirgilio and 115,200 shares of its common stock to Dr. Foresta. Duska Scientific also agreed to pay these individuals an aggregate amount equal to (i) 5% of the net sales of products by Duska Scientific based on the foregoing invention and (ii) 5% of the license fees and any royalties or other similar payments paid to Duska Scientific by any licensee that are based on the foregoing invention.

Strategic Alliances

We have entered into a number of strategic alliances and collaborative arrangements including those with Medtronic, Inc., CooperSurgical, Inc. (a subsidiary of Cooper Companies, Inc.) and Cato Research Ltd. These arrangements are summarized below.

Medtronic, Inc.

In April 2003, we entered into an agreement with Medtronic, Inc. pursuant to which Medtronic will provide, at no cost to us, support for our Phase II and III clinical trials with ATPace™. As part of this support, Medtronic will provide a number of its cardiac pacing devices and insertable loop recorders (ILR) for use by patients in the trial if the use of this equipment is not covered by the patients’ medical insurance. Medtronic, together with us, has approached qualified clinical investigators as potential principal investigators, and Medtronic will provide technical assistance in connection with the use of its medical devices utilized in the trial and comments on protocol design and assistance, including reimbursement strategies. We intend to continue our collaboration with Medtronic following FDA approval of ATPace™, including the implementation of additional post- marketing studies of ATPace™. Under this agreement, Medtronic is not obtaining any rights to ATPace™ or other remuneration from us.

CooperSurgical, Inc.

In April 2004, we entered into an agreement with CooperSurgical, Inc. (a subsidiary of Cooper Companies, Inc.), one of the largest suppliers of assisted reproductive technology culture media in the U.S., under which CooperSurgical will provide technical and other assistance to us in specific areas relating to the development of ATPotent™. Following our completion of the pre-clinical studies with ATPotent™, CooperSurgical will have the right to acquire the exclusive marketing rights for ATPotent™. In the event CooperSurgical exercises this right, it will be responsible for funding a substantial portion of the Phase II and Phase III trials with ATPotent™ (although we would be responsible for the cost of preparing and submitting the NDA to the FDA for this product candidate) and we and CooperSurgical will enter into a marketing license agreement for ATPotent™ that will provide for an up-front license fee and royalty payments to us in amounts that will be negotiated by the parties. We will provide CooperSurgical with the manufactured supplies of ATPotent™.

Cato Research Ltd.

In February 2004, we entered into an agreement with Cato Research Ltd., a leading clinical contract research organization, under which Cato Research agreed to provide clinical research management and regulatory affairs support to us for our Phase II and Phase III clinical trials of ATPace™. Cato Research previously had provided certain contracting services to us for our Phase I clinical trial for ATPace™. In consideration for its Phase II services, we issued some of our securities to affiliates of Cato Research and may issue additional securities to it in consideration for services that it provides for our Phase III clinical trials of ATPace™. Our obligation to use Cato Research for our Phase III clinical trials of ATPace™, and Cato Research’s obligation to provide such additional services to us, is conditioned upon us raising approximately $1,000,000 of net proceeds from the sale of additional equity securities. Cato Research is a selling securityholder under this prospectus. Please see “Certain Relationships and Related Transactions” and “Selling Securityholders”.

In addition to Cato Research advising and assisting us with clinical product development activities with ATPace™, Cato Research may also be available to provide us with day-to-day clinical research management and regulatory affairs services for our other product candidates as we request and under terms that will be agreed to by both parties. By gaining access to Cato Research’s management and its organization of nearly 300 scientists, physicians, statisticians, regulatory affairs professionals and other personnel, we intend to implement our clinical development efforts without having to establish the costly clinical research and regulatory affairs infrastructure necessary to advance our product candidates through the regulatory approval process.

Competition

A number of the major pharmaceutical companies have on-going research programs directed at developing diagnostic and therapeutic agents based on the modulation of P2 signal transduction, and we are aware of at least one medium-sized company (Inspire Pharmaceuticals, Inc.) that is devoting a substantial portion of its efforts to this field. These companies may develop products that could compete with our current and proposed product candidates and may compete with us for the acquisition of new medical applications utilizing technology in this field.

Our current and proposed product candidates are expected to compete with a number of products and technologies that are being utilized and developed by companies, academic medical centers and research institutions. Our competitive knowledge is derived from and limited to certain publicly available information, and the following descriptions of the status and capabilities of competitors’ products may be incomplete due to information not being available to us that was either not publicly disclosed by those competitors or that was disclosed more recently than the information reviewed by us.

ATPace™

Currently, there is no other drug specifically approved for the diagnosis of the cause of syncope in the U.S. Several other existing diagnostic tools would compete with ATPaceTM. These would include the head-up tilt table test (HUT), which is not approved by the FDA but nonetheless is widely used in clinical practice, and the Medtronic Reveal® Plus Insertable Loop Recorder (ILR), which is approved by the FDA.

ATPotent™

Currently, there are a number of drugs that are being utilized to some extent in clinical practice for the treatment of male infertility, although none of these drugs are approved by the FDA specifically for this use. Preliminary studies in animals and human subjects with a diet supplement of L-carnitine, a biological compound found naturally in the human body, have been shown to increase semen quality, especially in groups with lower baseline sperm quality criteria. However, whether L-carnitine supplementation can improve the ability of sperm of infertile males to increase the rate of fertilization remains to be determined. We are currently not aware of any other drug products under development that would potentially compete directly with ATPotent™. ICSI, a specific in vitro fertilization procedure, can compete directly with ATPotent™ in certain cases.

Vagonixen™

Vagonixen™ can be expected to compete directly with a number of available drugs and therapeutic modalities, including Atrovent® (ipratropium bromide), an anti-cholinergic drug that is currently marketed. Drawbacks of Atrovent® include its relatively short duration of action and its inhibition of a specific receptor that may actually enhance, rather than reduce, bronchoconstriction. Vagonixen™ will compete with a number of existing and potential new drugs but, based on its new mechanism of action, may provide certain safety and efficacy advantages.

Primastrene™

Currently, there are a number of drugs or combinations of drugs being used for the treatment of asthma. A number of new drugs are under development by major pharmaceutical companies and other entities. Primastrene™ will compete with many of these existing and potential products, but will be based on a therapeutic mechanism and target that we believe may provide safety and efficacy advantages over currently marketed competing products.

Government Regulation

In order to clinically test, manufacture, and market products for therapeutic use, we will have to satisfy mandatory procedures and safety and effectiveness standards established by various regulatory bodies. In the United States, the Public Health Service Act and the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, labeling, storage, record keeping, approval, advertising, and promotion of our current and proposed product candidates. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources. After laboratory analysis and preclinical testing in animals, an investigational new drug application is filed with the FDA to begin human testing. Typically, a three-phase clinical testing program is then undertaken. In Phase I, small clinical trials are conducted to determine the safety of the product. In Phase II, clinical trials are conducted to assess safety and gain preliminary evidence of the efficacy of the product (i.e. proof of concept). In Phase III, clinical trials are conducted to provide sufficient data for the statistically significant proof of safety and efficacy. The time and expense required to perform this clinical testing can vary and is substantial. No action can be taken to market any new drug or biologic product in the United States until an appropriate marketing application has been approved by the FDA. Even after initial FDA approval has been obtained, further clinical trials may be required to provide additional data on safety and effectiveness and are required to gain clearance for the use of a product as a treatment for indications other than those initially approved. In addition, side effects or adverse events that are reported during clinical trials can delay, impede or prevent marketing approval. Similarly, adverse events that are reported after marketing approval can result in additional limitations being placed on the product ‘s use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after marketing approval, can result in product liability claims against us.

In addition to regulating and auditing clinical trials, the FDA regulates and inspects equipment, facilities, and processes used in the manufacturing and testing of such products prior to providing approval to market a product . If after receiving clearance from the FDA, a material change is made in manufacturing equipment, location or process, additional regulatory review may be required. We will also have to adhere to current Good Manufacturing Practice and product -specific regulations enforced by the FDA through its facilities inspection program. The FDA also conducts regular, periodic visits to re-inspect equipment, facilities, laboratories, and processes following the initial approval. If, as a result of these inspections, the FDA determines that any equipment, facilities, laboratories or processes do not comply with applicable FDA regulations and conditions of product approval, the FDA may seek civil, criminal, or administrative sanctions and/or remedies against us, including the suspension of the manufacturing operations.

Employees

We currently employ two full-time employees and one part-time employee who are primarily engaged in our day to day management. In addition, certain members of our Board of Directors and members of Duska Scientific’s Scientific Advisory Board provide us with research and development assistance on a part-time, limited basis. Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced work stoppages and we believe that our relationship with our employees is good.

Property

We currently maintain our office space in Bala Cynwyd, Pennsylvania, a suburb of Philadelphia, which facilities we lease under an annual lease that expires on October 31, 2005. This lease will automatically renew for a one year term unless we terminate the lease 60 days prior to the end of the current term. We currently pay rent of $2,500 per month under the lease for office space as well as certain additional communication costs.

Legal Proceeding

We are not a party to any material legal proceedings.

We may occasionally become subject to legal proceedings and claims that arise in the ordinary course of our business. It is impossible for us to predict with any certainty the outcome of pending disputes, and we cannot predict whether any liability arising from pending claims and litigation will be material in relation to our consolidated financial position or results of operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name, age and position held by each of our executive officers and directors as of January 16, 2005. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders.

Name	Age	Position
Manfred Mosk, Ph.D.	67	Non-Executive Chairman of the Board
Amir Pelleg, Ph.D.	60	President, Chief Operating Officer, Chief Scientific Officer and Director
Sanford J. Hillsberg (1)	56	Secretary and Director
Rudolph Nisi, M.D. (2)	72	Director
John N. Kapoor, Ph.D (1)	60	Director
David Benditt, M.D. (2)	57	Director
Jane Kinsel, Ph.D (1) (2)	48	Director
Mark Reynolds	43	Chief Financial Officer
Marie Sciocchetti	48	Vice President of Operations

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

Business Experience and Directorships

The following describes the backgrounds of current directors and the key members of our management team. All of our officers and directors also currently hold the same offices with Duska Scientific.

Manfred Mosk, Ph.D. Dr. Mosk has served as our Non-Executive Chairman of the Board since the merger with Duska Scientific. He has served as the Chairman of Duska Scientific since 1999, including as the non-executive Chairman of Duska Scientific since January 1, 2004 and as the part-time interim Chief Executive Officer of Duska Scientific during 2003, and as a member of Duska Scientific’s Executive Committee of the Board of Directors during 2003. Dr. Mosk has been the President of Technomedics Management & Systems, Inc., a privately held healthcare economics consulting firm, since 1994. He serves on the Executive Committee of the Board of Governors of Cedars-Sinai Medical Center and on the Boards of Directors of UCLA’s Jonsson Cancer Center Foundation, The University Kidney Disease Research Associates at the University of Southern California School of Medicine, Spectral Molecular Imaging, Inc., a medical optical imaging research and development company, and Sensa Genomics, Inc., a cancer immunotherapy research and development company. He previously served on the Board of Directors of Arbios Systems, Inc. and the California State University (system-wide) Foundation, the Board of Visitors of the University of California, College of Medicine, at Irvine, California and as an advisor to GeoVax, Inc. and Spectrum Laboratories, Inc. Dr. Mosk was the co-founder, former President, Chief Executive Officer and director of Medco Research, Inc. from approximately 1983 to 1992, when he voluntarily retired from these positions. He rejoined the Board and served again as a director of Medco from approximately 1995 to 1996. Medco was subsequently acquired by King Pharmaceuticals, Inc. Under Dr. Mosk’s leadership, Medco acquired licenses, raised funds, became a public company and developed the first-ever approved and marketed adenosine-based drug in the U.S. Dr. Mosk holds B.S., M.S. and Ph.D. degrees in business administration from The California State University and The California Western University.

Amir Pelleg, Ph.D. Dr. Pelleg has served on a full-time basis as our President, Chief Operating Officer and Chief Scientific Officer and a director since the merger with Duska Scientific. Dr. Pelleg served, on a part-time basis, as President, Chief Scientific Officer, and director of Duska Scientific since its inception in 1996 and as Duska Scientific’s Chief Operating Officer since January 2004. Dr. Pelleg also was a member of Duska Scientific’s Executive Committee of the Board of Directors during 2003. Dr. Pelleg was a Professor of Medicine and Pharmacology at Drexel University College of Medicine, Philadelphia, Pennsylvania from 1992 until 2004, and is currently an Adjunct Professor at that institution. He is an internationally recognized expert on the physiology and pharmacology of ATP and related compounds in general, and their role in the cardiovascular system in particular. His research work has been supported by numerous grants from the National Institutes of Health, American Heart Association and pharmaceutical companies. Dr. Pelleg has published more than 100 peer-reviewed papers, and edited and co-authored three textbooks in this field. He is a member of the editorial boards of The American Journal of Therapeutics and acts as an ad-hoc reviewer for numerous other leading scientific journals. His inventions, covered by patents and pending patent applications, constitute a significant part of our proprietary technology platform. Dr. Pelleg holds a B.Sc. degree in Biology from Tel-Aviv University, M.S. in Bioengineering from the Polytechnic Institute of Brooklyn and a Ph.D. in Human Physiology from Louisiana State University. He was a NIH post-doctoral fellow at the University of Virginia.

Sanford J. Hillsberg. Mr. Hillsberg has served as a director and on a part-time basis as our Secretary since the merger and as a director and Secretary of Duska Scientific since 1999, and served on a part-time basis as a Vice President of Duska Scientific from 1999 through 2003. Mr. Hillsberg was also a member of Duska Scientific’s Executive Committee of the Board of Directors during 2003. He currently is Chairman of the Audit Committee of our Board of Directors. Mr. Hillsberg has been an attorney with Troy & Gould Professional Corporation, a law firm in Los Angeles specializing in corporate and securities laws, since 1976. Troy & Gould has served as our corporate legal counsel since the merger and corporate legal counsel to Duska Scientific since 1999. Mr. Hillsberg is a director of Spectral Molecular Imaging, Inc., a medical optical imaging research and development company, Sensa Genomics, Inc., a cancer immunotherapy research and development company, and Tempra Technology Inc., a thermal research and development company, and previously served as a director and Vice President of Medco. Mr. Hillsberg has previously served as a Commissioner of the Quality and Productivity Commission of the City of Los Angeles. Mr. Hillsberg holds a B.A. degree from the University of Pennsylvania and a J.D. degree from Harvard Law School.

Rudolph Nisi, M.D. Dr. Nisi has served as our Vice Chairman since the merger and as Duska Scientific’s Vice Chairman since 2000 and is Chairman of the Compensation Committee of our Board of Directors. Dr. Nisi is engaged in the private practice of cardiology since 1964, has been Chief of Cardiology at Westchester Square Medical Center for 20 years and a Clinical Professor of Medicine at Cornell University Medical College for four years. Dr. Nisi is a Director of Tempra Technology Inc., and was the Chairman of the Board of Medco.

John N. Kapoor, Ph.D. Dr. Kapoor has served as a director since the merger and as a director of Duska Scientific since 2001. Dr. Kapoor is the President of EJ Financial Enterprises, Inc., a venture capital and investment advisory firm headquartered in Lake Forest, Illinois, which he founded in 1990. EJ Financial manages a significant portfolio of securities in the biopharmaceutical and health services industries. Dr. Kapoor has served as Chairman of the Board of Akron, Inc., manufacturer and marketer of diagnostic and therapeutic pharmaceuticals in specialty areas such as ophthalmology, rheumatology, anesthesia and antidotes, among others, since 1995 and that company’s Interim Chief Executive Officer from March 2001 to December 2002. He also serves as Chairman of the Board of Option Care, Inc. (an infusion services and supplies company), Introgen Therapeutics, Inc. (a gene therapy company) and First Horizon Pharmaceutical Corporation (a distributor of pharmaceuticals) and is a director of NeoPharm, Inc. (a biopharmaceutical company) and a number of privately held companies, including ProtoMed, Inc. He holds a Ph.D. in medicinal chemistry from the State University of New York at Buffalo. In April 2002, Akron, Inc. announced that the Securities and Exchange Commission had informed it that the Securities and Exchange Commission planned to bring an enforcement action against Akron, Inc. On September 25, 2003, without admitting or denying the Securities and Exchange Commission’s findings, Akron, Inc. consented to a cease and desist order to resolve this matter.

David Benditt, M.D. Dr. Benditt has served as a director since the merger and as a director of Duska Scientific since 2003. Dr. Benditt has been a Professor of Medicine at the Cardiovascular Division, Department of Medicine, since 1991 and Director of Cardiac Electrophysiology Laboratory and Arrhythmia Service for 25 years, both at the University of Minnesota Medical School, Minneapolis, Minnesota. He is a recognized authority on syncope and cardiac pacing, and serves on the editorial board of several medical professional journals and the medical advisory board of several leading American corporations. Dr. Benditt has published more than 200 peer-reviewed papers, editorials and book chapters and edited, co-edited and co-authored three books. He received his B.Sc. and M.D. degrees from the University of Manitoba, Manitoba, Canada and did his post graduate training at the Department of Medicine, Duke University Medical Center, Durham, N.C.

Jane Kinsel, Ph.D. Dr. Kinsel has served as a director since the merger and as a director of Duska Scientific since 2002. Dr. Kinsel has been Associate Director for Science Policy and Operations at the National Center for Complementary and Alternative Medicine (NCCAM), a component of the National Institutes of Health (NIH), since 2001 and has worked in various capacities with the NIH for the past 25 years. Dr. Kinsel holds a Ph.D. in pharmaceutical chemistry from the University of Kansas and a M.B.A. from the Wharton School of Business of the University of Pennsylvania in Philadelphia.

Mark Reynolds. Mr. Reynolds has served as our Chief Financial Officer since the merger and since mid-2002 Mr. Reynolds has been a financial consultant to biopharmaceutical and biotechnology companies. From 1988 through mid-2002, Mr. Reynolds served as first Controller and later as Chief Financial Officer, Vice President, Finance and Corporate Secretary for CytRx Corporation, a publicly-held biopharmaceutical company. He also has served as CFO/Controller for private companies in the vaccine research, pharmaceutical services and animal health industries. Mr. Reynolds began his career as an auditor with a national auditing firm. He is a licensed certified public accountant and member of the American Society of Certified Public Accountants and is a graduate of the University of Georgia (M.A.cc, B.B.A.).

Marie Sciocchetti. Ms. Sciocchetti has served as our Vice President of Operations since the merger. Since 2001 Ms. Sciocchetti has served first as Duska Scientific’s Director of Operations and then as Duska Scientific’s Vice President of Operations. From 1998 through 2000, she was Director of Services for the Compliance Products Division of McKesson Corporation. Ms. Sciocchetti has extensive experience in operations, fiscal management and new product development in the healthcare field. She has also served as Director of Ambulatory Cardiac Services at Hahnemann University Hospital in Philadelphia. She holds a M.B.A. from St. Joseph’s University in Philadelphia.

Other Key Personnel

Stephen P. Kutalek, M.D. Dr. Kutalek, age 50, has served as Duska Scientific’s Medical Director on a part time basis since 2002. Dr. Kutalek is a Professor of Medicine, Chief of the Cardiovascular Division and Director of the Clinical Cardiac Electrophysiology & Cardiac Pacing at

Drexel University College of Medicine. Dr. Kutalek is a member of multiple professional societies, including the American College of Cardiology, the American Heart Association, the North American Society of Pacing and Electrophysiology and the American Federation for Clinical Research. He serves on the editorial board of the Journal of Invasive Cardiac Electrophysiology and acts as an ad hoc reviewer for leading professional journals. Dr. Kutalek has authored and co-authored more than 120 papers published in peer reviewed journals as well as numerous reviews and book chapters. Dr. Kutalek has extensive experience in clinical trials and acts as a consultant for several device manufacturing companies. He holds a BA degree from the Johns Hopkins University and a Doctor of Medicine from New York University School of Medicine.

Duska Scientific also has established a Scientific Advisory Board to assist management in the areas of expertise of the members of the Scientific Advisory Board. The following are the current members of the Scientific Advisory Board and their respective areas of expertise:

Geoffrey Burnstock, Ph.D., D.Sc., (Chairman of our Scientific Advisory Board), Director, Autonomic Neuroscience Institute, Royal Free and University College Medical School, London, England. Area of expertise—Purinergic receptors.

Peter Barnes, M.A., D.M., D.Sc., FRCP, Professor and Head of Thoracic Medicine, Imperial College of London (U.K.). Area of expertise—Pulmonary diseases.

Francesco DiVirgilio, M.D., Professor, Department of Experimental and Diagnostic Medicine, University of Ferrara, Italy. Area of expertise—P2 receptors in immunology.

Daniel Flammang, M.D., Head of Cardiology, Centre Hospitalier d’Angouleme, France. Area of expertise—Uses of ATP in patients with syncope.

Pasquale Patrizio M.D., Professor of Obstetrics and Gynecology, Director, Yale Fertility Center, Yale University, New Haven, Connecticut. Area of expertise—Andrology, human reproduction in general and male infertility in particular.

Edward Schulman, M.D., Professor, Pulmonary and Critical Care Medicine, Drexel University College of Medicine, Philadelphia, Pennsylvania. Area of expertise—Pulmonary disorders, biology of lung mast cells.

Kathryn Szabat, Ph.D., Associate Professor, La Salle University, Philadelphia, Pennsylvania. Area of expertise—Statistics.

Audit Committee

In August 2004, our Board of Directors established an Audit Committee. The Board of Directors has instructed the Audit Committee to meet periodically with the company’s management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, recommend to the Board the independent accountants to be retained, and receive and consider the accountants’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is also authorized to review related party transactions for potential conflicts of interest. The Audit Committee is composed of Mr. Hillsberg, Dr. Kapoor and Dr. Kinsel. Each of these individuals is a non-employee director. While each of the members of the Audit Committee has significant knowledge of financial matters, none of the Audit Committee members has been designated as an “audit committee financial expert” as defined under Item 401(h)(2) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for services paid in all capacities for the three fiscal years ended December 31, 2004 to Amir Pelleg, Ph.D. (the “Named Executive Officer”). Dr. Pelleg has been the President and Chief Operating Officer and Chief Scientific Officer of both this company and Duska Scientific since the merger in August 2004, and held the same positions on part-time basis with Duska Scientific since January 2004. Dr. Pelleg was the President and Chief Scientific Officer of Duska Scientific on a part-time basis during 2003 and 2002. The information set forth below includes all compensation paid to the Named Executive Officer by Duska Scientific before the merger. No other executive officers of either this company, Shiprock or Duska Scientific received an annual salary and bonus that collectively exceeded $100,000 during the fiscal year ended December 31, 2004.

Summary Compensation Table

	Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Year	Salary			Bonus		Other Annual Compensation	Securities Underlying Options (1)
Amir Pelleg, Ph.D. Part-time President, Chief Operating Officer and Chief Scientific Officer	2004 2003 2002	$ $ $	115,000 80,016 78,971	(2)	$	— 20,000 —	— — —	300,000 0 225,000

(1)	Options issued to Dr. Pelleg by Duska Scientific were exchanged in the merger for options of this company having the same terms.

(2)	$76,682 of Dr. Pelleg’s salary and 100% of his bonus was voluntarily deferred, with all of the deferred salary and a portion of the deferred bonus paid during fiscal year 2004.

During the three years prior to the merger, Tommy J. Gropp was the Chief Executive Officer, President, Chief Financial Officer and Secretary of Shiprock. During the last three years, Shiprock did not pay Mr. Gropp or any other executive officer any salary or bonus, and Mr. Gropp was not granted any options. Accordingly, no information is provided regarding Mr. Gropp or any other former executive officer of Shiprock.

Stock Option Grants

The following table contains information concerning grants of stock options during the fiscal year ended December 31, 2004 by us (including Duska Scientific) to the Named Executive Officer. Shiprock did not grant any options. In the Reorganization, all of these options were assumed by Shiprock and now represent options to purchase shares of our common stock. We have not granted any stock appreciation rights.

Option Grants in Fiscal Year Ended December 31, 2004

Individual Grants

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees In Fiscal Year	Exercise Price	Market Price on Date of Grant	Expiration Date
Amir Pelleg, Ph.D.	300,000	29.8%	$1.00	(1)	2/10/11

(1)	On the date of grant, the common stock of Duska Scientific was not listed for trading on any securities market. Accordingly, there was no market price on the date of grant.

Aggregate Options

The following table sets forth the number and value of unexercised options held by the Named Executive Officers as of December 31, 2004. The options listed below originally represented options to purchase shares of Duska Scientific, a non-public company whose shares were not traded on any market. In the August 2004 merger, these options were exchanged for options to purchase our publicly traded common stock on the same terms as the options originally issued by Duska Scientific. Since the Duska Scientific options now represent options to purchase our shares, the value of these options in the following table is based on the last reported sale for the period through December 31, 2004.

Aggregated Option/SAR Exercises in Fiscal Year Ended December 31, 2004

and FY-End Option/SAR Values

Name	Shares Acquired in Exercise	Value Realized	Number of Securities Underlying Unexercised Option/SARs at FY-End (#) Exercisable /Unexercisable	Value of Unexercised In- the-Money Option/SARs at FY-End (#) Exercisable/ Unexercisable(1)
Amir Pelleg, Ph.D.	0	—	1,182,000/150,000	$2,027,220/$262,500

(1)	Dollar amounts reflect the net values of outstanding stock options computed as the difference between $2.75 (the last reported sale for the period through December 31, 2004 on the OTC Bulletin Board) and the exercise price of the options.

Employment Agreements

We have entered into an employment agreement with Dr. Amir Pelleg, effective as of September 1, 2004, pursuant to which Dr. Pelleg has agreed to serve as President, Chief Operating Officer and Chief Scientific Officer. The term of the agreement runs until December 31, 2007. Under the employment agreement, Dr. Pelleg is to receive an annual salary of $115,000 until December 31, 2005 and an annual salary of $175,000 thereafter until the end of the agreement. Under the agreement, Dr. Pelleg is to receive a bonus of at least $20,000 on December 31, 2004 and an annual bonus each year thereafter as determined by our Board of Directors and based on the company meeting certain milestones for 2004 and subsequent years that will be established by our Board of Directors. Dr. Pelleg is eligible to receive stock options as determined by our Board of Directors. We agreed to maintain life insurance for Dr. Pelleg and key man life insurance for our benefit. We agreed to indemnify Dr. Pelleg for all claims arising out of performance of Dr. Pelleg’s duties as President, Chief Operating Officer and Chief Scientific Officer, other than those arising out of a breach of the agreement by Dr. Pelleg or Dr. Pelleg’s gross negligence or willful misconduct. Dr. Pelleg may terminate the agreement at any time on 30 days prior written notice. We have the ability to terminate the agreement in the event of Dr. Pelleg’s disability and for “cause,” as defined in the agreement. We may also terminate the agreement without cause in the event we are unable to raise at least $3.5 million in net proceeds from any combination of equity or debt financing or government grants by September 1, 2005, in which event all of Dr. Pelleg’s options to purchase shares of our common stock shall vest upon such termination. Although Dr. Pelleg is required to work full-time for us, he may continue to serve as an Adjunct Professor at Drexel University College of Medicine, provided that his affiliation with Drexel does not interfere with his performance under the employment agreement.

On February 16, 2004, Duska Scientific entered into an employment agreement with Mark Reynolds pursuant to which Mr. Reynolds agreed to serve as our Chief Financial Officer on a part time basis following completion of the Duska Scientific merger. The agreement may be terminated by us or by Mr. Reynolds on at least 30 days written notice. Under the employment agreement, Mr. Reynolds is to receive an annual salary of $30,000. Mr. Reynolds may from time to time provide additional services to us for additional compensation based on the same rate as provided in his employment agreement. Mr. Reynolds is eligible to receive an annual bonus each year as determined by our Board of Directors. In connection with his employment, Mr. Reynolds was awarded a stock option upon commencement of his employment to purchase 60,000 shares of common stock at an exercise price of $1.00 per share. The option vests and becomes exercisable at the rate of 5,000 shares per month.

Dr. Mosk currently receives a monthly retainer at the annualized rate of $70,000 as compensation for his services as our Non-Executive Chairman of the Board of Directors. Dr. Mosk’s services are provided to us by Technomedics Management & Systems, Inc. of which Dr. Mosk is the controlling stockholder. He was elected by the Board of Directors to serve as the Non-Executive Chairman and intends to continue in this position if re-elected by the Board of Directors at the next annual stockholders meeting. Dr. Mosk’s services for us may also include from time to time specific projects that he agrees to perform at the request of the Board of Directors. Dr. Mosk may terminate his services at any time upon 30 days notice. In consideration for agreeing to provide the foregoing services, we agreed that, following the termination of his services for any reason other than for cause, all of the options that Dr. Mosk currently owns will remain in effect and will continue to be exercisable until the original expiration date of those options. We have agreed that he may provide consulting or other services to other companies, for compensation, and that such services will not be deemed to be a breach of any fiduciary duty or a taking of a corporate opportunity of ours if such activities do not directly involve products or potential products based on P2 receptors or ATP or ATP analogues or derivatives We have agreed to indemnify Dr. Mosk for all claims arising out of his performance of his duties as Non-Executive Chairman, other than those arising out of Dr. Mosk’s willful misconduct.

Mr. Hillsberg currently receives a monthly retainer at the annualized rate of $25,000 as compensation for his services as our corporate Secretary. He was elected by the Board of Directors to serve as the corporate Secretary and intends to continue in this position if re-elected by the Board of Directors at the next regular annual stockholders meeting. In consideration for agreeing to provide the foregoing services, we agreed that, following the termination of his services for any reason other than for cause, all of the options that Mr. Hillsberg currently owns will remain in effect and will continue to be exercisable until the original expiration date of those options. We have also agreed that Mr. Hillsberg may provide consulting or other services to other companies, for compensation, and that such services will not be deemed to be a breach of any fiduciary duty or a taking of a corporate opportunity of ours if such activities do not directly involve products or potential products based on P2 receptors or ATP or ATP analogues or derivatives. We have also agreed to indemnify Mr. Hillsberg for all claims arising out of his performance of his duties as corporate Secretary, other than those arising out of Mr. Hillsberg’s willful misconduct.

Compensation of Board of Directors

During the fiscal year ended December 31, 2004, neither Shiprock nor Duska Scientific paid its directors any compensation for serving on the Board of Directors. Duska Scientific did, however, reimburse its directors for travel expenses to attend the Board of Director meetings.

Stock Option Plan

We have adopted an equity incentive plan, the 2004 Equity Incentive Plan, pursuant to which we are authorized to grant options, restricted stock and stock appreciation rights to purchase up to 6,000,000 shares of common stock to our key employees, officers, directors, consultants and other agents and advisors. The plan was adopted prior to the consummation of the merger with Duska Scientific so as to enable us to issue in connection with the merger options to purchase our common stock in exchange for all of the stock options that were outstanding under Duska Scientific’s option plan. Awards under the plan may consist of stock options (both non- qualified options and options intended to qualify as “Incentive Stock Options” under Section 422 of the Internal Revenue Code of 1986, as amended), restricted stock awards and stock appreciation rights.

The 2004 Equity Incentive Plan is administered by our Board of Directors or a committee of the Board of Directors, which determines the persons to whom awards will be granted, the type of award to be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the plan.

The 2004 Equity Incentive Plan provides that the exercise price of each incentive stock option may not be less than the fair market value of our common stock on the date of grant (or 110% of the fair market value in the case of a grantee holding more than 10% of our outstanding common stock). Non-qualified stock options may be granted under the plan at an exercise price established by the administrator at the time of grant. The maximum number of options that may be granted in any fiscal year to any participant is 400,000.

The plan also permits the committee to grant freestanding stock appreciation rights or in tandem with option awards. The grant price of a stock appreciation right shall be no less than the fair market value of a share on the date of grant of the stock appreciation right. No stock appreciation right shall be exercisable later than the tenth anniversary of its grant. Upon the exercise of a stock appreciation right, a participant shall be entitled to receive common stock at a fair market value equal to the benefit to be received by the exercise (although we may agree to pay the benefit in cash or a combination of cash and stock).

The plan also provides us with the ability to grant or sell shares of common stock that are subject to certain transferability, forfeiture, repurchase or other restrictions. The type of restriction, the number of shares of restricted stock granted and other such provisions shall be determined by the committee.

Unless otherwise determined by the committee, awards granted under the 2004 Equity Incentive Plan are not transferable other than by will or by the laws of descent and distribution.

The 2004 Equity Incentive Plan provides that, except as set forth in an individual award agreement, upon the occurrence of a corporate transaction: (1) the committee shall notify each participant at least thirty (30) days prior to the consummation of the corporate transaction or as soon as may be practicable and (2) all options and stock appreciation rights shall terminate and all restricted stock shall be forfeited immediately prior to the consummation of such corporate transaction unless the committee determines otherwise in its sole discretion. A “corporate transaction” means (i) a liquidation or dissolution of the Company; (ii) a merger or consolidation of the Company with or into another corporation or entity (other than a merger with a wholly-owned subsidiary); (iii) a sale of all or substantially all of the assets of the Company; or (iv) a purchase or other acquisition of more than 50% of the outstanding stock of the Company by one person or by more than one person acting in concert.

The committee may alter, amend or terminate the plan in any respect at any time, but no alteration, amendment or termination will adversely affect in any material way any award previously granted under the plan, without the written consent of the participant holding such award.

We currently have outstanding options under our 2004 Equity Incentive Plan to purchase approximately 4,965,000 shares of our common stock at a weighted- average exercise price of approximately $1.03 per share. All of these options were issued in the merger in exchange for all of the outstanding Duska Scientific options at the same exercise price and otherwise on the same terms as the Duska Scientific options.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of January 24, 2005 (a) by each person known by us to own beneficially 5% or more of any class of our common stock, (b) by each of our Named Executive Officers and our directors and (c) by all executive officers and directors of this company as a group. As of January 24, 2005 there were 19,627,801 shares of our common stock issued and outstanding. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)		Percentage of Class
Manfred Mosk, Ph.D.	4,808,036	(3)	23.2%
Amir Pelleg, Ph.D.	5,187,036	(4)	24.9%
Sanford J. Hillsberg	4,284,800	(5)	21.2%
John N. Kapoor, Ph.D.	5,623,864	(6)	23.6%
Rudolph Nisi, M.D.	526,836	(7)	2.6%
David Benditt, M.D.	105,000	(8)	*
Jane Kinsel, Ph.D.	120,000	(8)	*
All executive officers and directors as a group (9 persons)	20,810,572	(9)	75.4%

*	Less than 1%.

(1)	The address of each of the persons shown is c/o Duska Therapeutics, Inc., Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(3)	Includes 85,836 shares, including 27,918 shares subject to warrants, owned of record by Technomedics Management & Systems, Inc., of which Dr. Mosk is the controlling stockholder. Also includes an additional 1,107,000 shares subject to options.

(4)	Includes 1,209,918 shares subject to warrants and options.

(5)	Includes 49,200 shares owned of record by the Hillsberg Family Trust, of which Mr. Hillsberg is a co-trustee. Also includes 582,000 shares subject to options. Excludes 301,836 shares, including 267,918 shares subject to options and warrants, owned beneficially by Troy & Gould Professional Corporation, of which Mr. Hillsberg is a member and shareholder.

(6)	With the exception of 120,000 shares subject to options held by Dr. Kapoor, all of the shares shown are held by Mr. Kapoor’s trust, of which Mr. Kapoor is trustee. Includes 4,095,815 shares subject to warrants.

(7)	Includes 444,918 shares subject to warrants and options.

(8)	All of the shares shown are subject to options.

(9)	Includes 7,967,569 shares subject to warrants and options.

SELLING SECURITYHOLDERS

Selling Securityholder Table

The shares to be offered by the selling securityholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”), to give the selling securityholders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling securityholders. The selling securityholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. Please see

“Plan of Distribution.” The selling securityholders and any agents or broker-dealers that participate with the selling securityholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of our common stock that will be held by the selling securityholders after any sales made pursuant to this prospectus because the selling securityholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling securityholders will sell all of the shares listed in this prospectus.

The following table sets forth the beneficial ownership of the selling securityholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

	Beneficial Ownership Before Offering					Beneficial Ownership After Offering
	Number of Shares		Percent	Number of Shares Being Offered		Number of Shares	Percent
Emilio Biagiotti & Wendy Biagiotti, Jt. Ten WROS	24,000		*	3,600		20,400	*
Brender Services Limited	655,000	(1)	3.28	387,250	(1)	267,750	1.36
CGTF, LLC, A California Limited Liability Company	301,362	(2)	1.52	45,204	(2)	256,158	1.30
Alfred Croce & Patricia Croce, Jt. Ten WROS	99,200	(3)	*	36,130	(3)	63,070	*
Francesco Di Virgilio	187,200	(4)	*	17,280	(4)	169,920	*
Philadelphia Health and Education Corporation d/b/a/ Drexel University College of Medicine	72,000		*	10,800		61,200	*
Carlo Foresta	115,200		*	17,280		97,920	*
4 P Management Partners SA	150,000	(5)	*	107,500	(5)	42,500	*
Fran Fox Trust UTA 1-1-80	150,000	(6)	*	107,500	(6)	42,500	*
Leslie J. Friedman & Stanley N. Friedman, Jt Ten WROS	74,000	(7)	*	32,350	(7)	41,650	*
Jonathan L. Glashow	45,000		*	6,750		38,250	*
Sanford J. Hillsberg	4,235,600	(63)	20.96	548,040	(63)	3,672,560	18.17
The Hillsberg Family Trust	49,200	(8)	*	7,380	(8)	41,820	*
Heinz Hofliger	550,000	(9)	2.76	337,500	(9)	212,500	1.08
Linda S. Huff	9,600		*	1,440		8,160	*
Jacki Isles	49,200		*	7,380		41,820	*

John N. Kapoor Trust dated September 20, 1989	5,623,864	(10)	23.59	1,250,579	(10)	4,373,285	19.18
Paul J. Morse	75,000	(11)	*	53,750	(11)	21,250	*
Paul J. Morse & Patricia Morse, Jt Ten WROS	202,962	(12)	1.03	30,444	(12)	172,518	*
Manfred Mosk	4,722,200	(64)	22.78	542,280	(64)	4,179,920	20.16
Rudolph Nisi	526,836	(13)	2.62	16,476	(13)	510,360	2.54
Amir Pelleg	5,187,036	(14)	24.80	600,756	(14)	4,586,280	21.93
Anita Schmid	80,000	(15)	*	54,500	(15)	25,500	*
Edward S. Schulman	426,000	(16)	2.15	30,600	(16)	395,400	1.99
Maurice Singer	12,000		*	1,800		10,200	*
Katsumi Tanaka	201,420	(17)	1.02	30,214	(17)	171,206	*
Technomedics Management & Systems, Inc.	85,836	(18)	*	12,876	(18)	72,960	*
Troy & Gould Professional Corporation	301,836	(19)	1.52	9,276	(19)	292,560	1.47
Thomas G. Walsh	150,000	(20)	*	107,500	(20)	42,500	*
David J. Wohlberg	172,566		*	25,885		146,681	*
Alexander & Judith Angerman, TTE Angerman Trust	400,000	(21)	2.02	230,000	(21)	170,000	*
Steven Brourman Family Trust	200,000	(22)	1.01	115,000	(22)	85,000	*
Steven C. Espey	50,000	(23)	*	28,750	(23)	21,250	*
Richard I. Fedder	200,000	(24)	1.01	115,000	(24)	85,000	*
Fresh Properties	150,000	(25)	*	86,250	(25)	63,750	*
Ben-Ami Gov	50,000	(26)	*	28,750	(26)	21,250	*
Manuel P. Graiwer	200,000	(27)	1.01	115,000	(27)	85,000	*
Granadilla Holdings Limited	200,000	(28)	1.01	115,000	(28)	85,000	*
Daniel Guida, Jr.	100,000	(29)	*	57,500	(29)	42,500	*
Robert Haskell	50,000	(30)	*	28,750	(30)	21,250	*
Jonathan Hausman	75,000	(31)	*	43,125	(31)	31,875	*
Gary & Susan Kaplan Family Trust Dated 9/23/96	200,000	(32)	1.01	115,000	(32)	85,000	*
Charles F. Kivowitz Profit Sharing Trust	50,000	(33)	*	28,750	(33)	21,250	*
James Ladner	280,000	(34)	1.42%	161,000	(34)	119,000	*
Howard Lifshutz & Esther Lifshutz, Jt Ten WROS	100,000	(35)	*	57,500	(35)	42,500	*
Jack T. Litman, Maurice Regan, Russell M. Gioiella, Tenants in Common	60,000	(36)	*	34,500	(36)	25,500	*
Livorno Latin America Promotions B.V.	800,000	(37)	3.99	460,000	(37)	340,000	1.73

Mann Investment Company, L.P.	600,000	(38)	3.01	345,000	(38)	255,000	1.30
Peter Martetschlaeger	100,000	(39)	*	57,500	(39)	42,500	*
McFerrin Family Trust	150,000	(40)	*	86,250	(40)	63,750	*
Norman J. Nemoy and Carole Curb Nemoy, Tenants in Common	50,000	(41)	*	28,750	(41)	21,250	*
Jordan Ostrow and Stanley A. Davis, Tenants in Common	100,000	(42)	*	57,500	(42)	42,500	*
Arthur C. Piculell, Jr. and Dee W. Piculell, Jt Ten WROS	100,000	(43)	*	57,500	(43)	42,500	*
R & I Family Trust U/A/D 3/15/90	50,000	(44)	*	28,750	(44)	21,250	*
Roxbury Inc., Defined Benefit Pension Plan	50,000	(45)	*	28,750	(45)	21,250	*
Philip and Debra Sobol Trust	200,000	(46)	1.01	115,000	(46)	85,000	*
Gerhard Sparrer	50,000	(47)	*	28,750	(47)	21,250	*
Robert W. Baird & Co. TTEE FBO Joseph Telushkin IRA	50,000	(48)	*	28,750		21,250	*
Tenaya Investment Four, LLC	100,000	(49)	*	57,500	(48)	42,500	*
Triax Capital Management, Inc.	220,000	(50)	1.11	97,750	(49)	122,250	*
Wolens Family Trust Dated 4/6/92	100,000	(51)	*	57,500	(50)	42,500	*
Charles L. Woltmann & Lani M. Sen Woltmann, Jt Ten WROS	100,000	(52)	*	57,500	(52)	42,500	*
Tommy Gropp	320,000		1.63	320,000		0	0
Michael Artis	500,000		2.50	500,000		0	0
Altis Securities, Inc.	362,500	(53)	1.83	213,538	(53)	148,962	*
Anka Consultants Limited	65,500	(54)	*	38,725	(54)	26,775	*
Global Business Partners AG	98,000	(55)	*	60,600	(55)	37,400	*
Cato Holding Company d/b/a Cato Venture Group	750,000	(56)	3.77	325,000	(56)	425,000	2.17
Allen Cato, M.D., Ph.D.	87,500	(57)	*	66,250	(57)	21,250	*
Lynda Sutton	87,500	(58)	*	66,250	(58)	21,250	*
1997 Singh Family Trust	87,500	(59)	*	66,250	(59)	21,250	*
Allen Cato, III	28,834	(60)	*	22,034	(60)	6,800	*
Michael Cato	28,833	(61)	*	22,033	(61)	6,800	*
Daniel Cato	28,833	(62)	*	22,033	(62)	6,800	*
Simon Wiesenthal Center, Inc.	100,000		*	15,000		85,000	*

*	Less than 1%

(1)	Represents 315,000 shares of our common stock owned by Brender Services Limited and 340,000 shares of our common stock issuable upon exercise of warrants, which includes 47,250 shares of our common stock and 340,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Edward Wah-On Wong has voting and investment control over the securities owned by Brender Services Limited.
(2)	Represents 151,881 shares of our common stock owned by CGTF, LLC, a California Limited Liability Company and 149,481 shares of our common stock issuable upon exercise of warrants, which includes 22,782 shares of our common stock and 22,422 shares of our common stock issuable upon exercise of warrants included in this prospectus. Antoinette Graves as Trustee of the Michelle A. Graves Irrevocable Trust has voting and investment control over the securities owned by CGTF, LLC.

(3)	Represents 74,200 shares of our common stock owned by Alfred Croce & Patricio Croce, Jt. Ten WROS and 25,000 shares of our common stock issuable upon exercise of warrants, which includes 11,130 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(4)	Represents 115,200 shares of our common stock owned by Francesco DiVirgilio and 72,000 shares of our common stock issuable upon exercise of options, which includes 17,280 shares of common stock included in this prospectus.

(5)	Represents 50,000 shares of our common stock owned by 4P Management Partners SA and 100,000 shares of our common stock issuable upon exercise of warrants, which includes 7,500 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. K. Meyer, Attorney-At-Fact, has voting and investment control over the securities owned by 4 P Management Partners.

(6)	Represents 50,000 shares of our common stock owned by Fran Tax Trust UTA 1-1-80 and 100,000 shares of our common stock issuable upon exercise of warrants, which includes 7,500 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Ernest F. Fox, Jr. has voting and investment control over the securities owned by this trust.

(7)	Represents 49,000 shares of our common stock owned by Leslie J. Friedman & Stanley J. Friedman, Jt. Ten WROS and 25,000 shares of our common stock issuable upon exercise of warrants, which includes 7,350 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(8)	Sanford J. Hillsberg and Herbert Hillsberg have voting and investment control of the securities owned by The Hillsberg Foundation.

(9)	Represents 250,000 shares of our common stock owned by Heinz Hofliger and 300,000 shares of our common stock issuable upon exercise of warrants, which includes 37,500 shares of our common stock and 300,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(10)	Represents 1,408,049 shares of our common stock owned by John N. Kapoor Trust dated September 20, 1989 and 4,215,815 shares of our common stock issuable upon exercise of options and warrants, which includes 211,207 shares of our common stock and 1,039,372 shares of our common stock issuable upon exercise of warrants included in this prospectus. John N. Kapoor has voting and investment control over the securities owned by the John N. Kapoor Trust.

(11)	Represents 25,000 shares of our common stock owned by Paul J. Morse and 50,000 shares of our common stock issuable upon exercise of warrants, which includes 3,750 shares of our common stock and 50,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(12)	Represents 53,481 shares of our common stock owned by Paul J. Morse & Patricia Morse, Jt. WROS and 149,481 shares of our common stock issuable upon exercise of warrants, which includes 8,022 shares of our common stock and 22,422 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(13)	Represents 81,918 shares of our common stock owned by Rudolf Nisi and 444,918 shares of our common stock issuable upon exercise of options and warrants, which includes 12,288 shares of our common stock and 4,188 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(14)	Represents 3,977,118 shares of our common stock owned by Amir Pelleg and 1,209,918 shares of our common stock issuable upon exercise of options and warrants, which includes 596,568 shares of our common stock and 4,188 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(15)	Represents 30,000 shares of our common stock owned by Anita Schmid and 50,000 shares of our common stock issuable upon exercise of warrants, which includes 4,500 shares of our common stock and 50,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(16)	Represents 204,000 shares of our common stock owned by Edward S. Schulman and 222,000 shares of our common stock issuable upon exercise of options, which includes 30,600 shares of our common stock included in this prospectus.

(17)	Represents 89,310 shares of our common stock owned by Katsumi Tanaka and 112,110 shares of our common stock issuable upon exercise of warrants, which includes 13,397 shares of our common stock and 16,817 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(18)	Represents 57,918 shares of our common stock owned by Technomedics Management & Systems, Inc. and 27,918 shares of our common stock issuable upon exercise of warrants, which includes 8,688 shares of our common stock and 4,188 shares of our common stock issuable upon exercise of warrants included in this prospectus. Dr. Manfred Mosk is the controlling stockholder of Technomedics Management & Systems, Inc.

(19)	Represents 33,918 shares of our common stock owned by Troy & Gould Professional Corporation and 267,918 shares of our common stock issuable upon exercise of options and warrants, which includes 5,088 shares of our common stock and 4,188 shares of our common stock issuable upon exercise of warrants included in this prospectus. Sanford J. Hillsberg and William D. Gould have voting and investment control over the securities owned by Troy and Gould, Professional Corporation.

(20)	Represents 50,000 shares of our common stock owned by Thomas G. Walsh and 100,000 shares of our common stock issuable upon exercise of warrants, which includes 7,500 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(21)	Represents 200,000 shares of our common stock owned by Alexander & Judith Angerman, TTE Angerman Trust and 200,000 shares of our common stock issuable upon exercise of warrants, which includes 30,000 shares of our common stock and 200,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Alexander Angerman and Judith Angerman Trustees have voting and investment control over the securities owned by the Angerman Family Trust.

(22)	Represents 100,000 shares of our common stock owned by Steven Brourman and 100,000 shares of our common stock issuable upon exercise of warrants, which includes 15,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Steven Brourman, Trustee, has voting and investment control over the securities owned by the Steven Brourman Family Trust.

(23)	Represents 25,000 shares of our common stock owned by Steven C. Espey and 25,000 shares of our common stock issuable upon exercise of warrants, which includes 3,750 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(24)	Represents 100,000 shares of our common stock owned by Richard I. Fedder and 100,000 shares of our common stock issuable upon exercise of warrants, which includes 15,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(25)	Represents 75,000 shares of our common stock owned by Fresh Properties and 75,000 shares of our common stock issuable upon exercise of warrants, which includes 11,250 shares of our common stock and 75,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(26)	Represents 25,000 shares of our common stock owned by Ben-Ami Gov and 25,000 shares of our common stock issuable upon exercise of warrants, which includes 3,750 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(27)	Represents 100,000 shares of our common stock owned by Manuel P. Graiwer and 100,000 shares of our common stock issuable upon exercise of warrants, which includes 15,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(28)

Represents 100,000 shares of our common stock owned by Granadilla Holdings Limited and 100,000 shares of our common stock issuable upon exercise of warrants, which includes 15,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Peter J. Brigham has voting and investment control over the securities owned by Granadilla Holdings Ltd.

(29)	Represents 50,000 shares of our common stock owned by Daniel Guida, Jr. and 25,000 shares of our common stock issuable upon exercise of warrants, which includes 7,500 shares of our common stock and 50,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(30)	Represents 25,000 shares of our common stock owned by Robert Haskell and 25,000 shares of our common stock issuable upon exercise of warrants, which includes 3,750 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(31)	Represents 37,500 shares of our common stock owned by Jonathan Hausman and 37,500 shares of our common stock issuable upon exercise of warrants, which includes 5,625 shares of our common stock and 37,500 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(32)	Represents 100,000 shares of our common stock owned by Gary & Susan Kaplan Family Trust Dated 9-23-96 and 100,000 shares of our common stock issuable upon exercise of warrants, which includes 15,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Gary Kaplan and Susan Kaplan, Trustees, have voting and investment control over the securities owned by the Trust.

(33)	Represents 25,000 shares of our common stock owned by Charles F. Kivowitz Profit Sharing Trust and 25,000 shares of our common stock issuable upon exercise of warrants, which includes 3,750 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Charles F. Kivowitz, M.D. has voting and investment control over the securities owned by the Trust.

(34)	Represents 140,000 shares of our common stock owned by James Ladner and 140,000 shares of our common stock issuable upon exercise of warrants, which includes 21,000 shares of our common stock and 140,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(35)	Represents 50,000 shares of our common stock owned by Howard Lifshutz & Esther Lifshutz, Jt. Ten WROS and 50,000 shares of our common stock issuable upon exercise of warrants, which includes 7,500 shares of our common stock and 50,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(36)	Represents 30,000 shares of our common stock owned by Jack T. Litman, Maurice Regan, Russell M. Gioiella, Tenants in common and 30,000 shares of our common stock issuable upon exercise of warrants, which includes 4,500 of our common stock and 30,000 of our common stock issuable upon exercise of warrants included in this prospectus.

(37)	Represents 400,000 shares of our common stock owned by Livorno Latin American Promotions B.V. and 400,000 shares of our common stock issuable upon exercise of warrants, which includes 60,000 shares of our common stock and 400,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Atrene Pemberton and Williams Holding Limited have voting and investment control over the securities owned by Livorno Latin America Promotions B.V.

(38)	Represents 300,000 shares of our common stock owned by Mann Investment Company, L.P. and 300,000 shares of our common stock issuable upon exercise of warrants, which includes 45,000 shares of our common stock and 300,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Alvin Corp., the general partner, has voting and investment control over the securities owned by the Mann Investment Company, L.P.

(39)	Represents 50,000 shares of our common stock owned by Peter Martetschlaeger and 50,000 shares of our common stock issuable upon exercise of warrants, which includes 7,500 shares of our common stock and 50,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(40)	Represents 75,000 shares of our common stock owned by McFerrin Family Trust and 75,000 shares of our common stock issuable upon exercise of warrants, which includes 11,250 shares of our common stock and 75,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Michael W. McFerrin has voting and investment control over the securities owned by this Trust.

(41)	Represents 25,000 shares of our common stock owned by Norma J. Nemoy and Carole Curb Nemoy, Tenants in Common, and 25,000 shares of our common stock issuable upon exercise of warrants, which includes 3,750 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(42)	Represents 50,000 shares of our common stock owned by Jordan Ostrow and Stanley A. Davis and 50,000 shares of our common stock issuable upon exercise of warrants, which includes 7,500 shares of our common stock and 50,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(43)	Represents 50,000 shares of our common stock owned by Arthur C. Piculell, Jr. and Dee W. Piculell, Jt. Ten WROS and 50,000 shares of our common stock issuable upon exercise of warrants, which includes 7,500 shares of our common stock and 50,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(44)	Represents 25,000 shares of our common stock owned by R & I Family Trust and 25,000 shares of our common stock issuable upon exercise of warrants, which includes 3,750 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Richard N. Kipper and Inta A. Kipper, Trustees, have voting and investment control over the securities owned by this Trust.

(45)	Represents 25,000 shares of our common stock owned by Roxbury Inc., Defined Benefit Pension Plan and 25,000 shares of our common stock issuable upon exercise of warrants, which includes 3,750 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Keenan Wolens and Orna Wolens have voting and investment control over the securities owned by the Roxbury Inc. Defined Benefit Plan.

(46)	Represents 100,000 shares of our common stock owned by Philip and Debra Sobol Trust and 100,000 shares of our common stock issuable upon exercise of warrants, which includes 15,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Philip Sobol and Debra Sobol, as Trustees, have voting and investment control of the securities owned by this Trust.

(47)	Represents 25,000 shares of our common stock owned by Gerhard Sparrer and 25,000 shares of our common stock issuable upon exercise of warrants, which includes 3,750 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(48)	Represents 25,000 shares of our common stock owned by Robert W. Baird & Co. TTEE FBO Joseph Telushkin IRA and 25,000 shares of our common stock issuable upon exercise of warrants, which includes 3,750 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(49)	Represents 50,000 shares of our common stock owned by Tenaya Investment Four, LLC and 50,000 shares of our common stock issuable upon exercise of warrants, which includes 7,500 shares of our common stock and 50,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Jake Haber has voting and investment control over the securities owned by Tenaya Investment Four, LLC.

(50)	Represents 85,000 shares of our common stock owned by Triax Capital Management, Inc. and 135,000 shares of our common stock issuable upon exercise of options and warrants, which includes 12,750 shares of our common stock and 85,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Joseph Edington has voting and investment control over the securities owned by Triax Capital Management, Inc.

(51)

Represents 50,000 shares of our common stock owned by Wolens Family Trust Dated 4/6/92 and 50,000 shares of our common stock issuable upon exercise of warrants, which includes 7,500 shares of our common stock and 50,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Keenan Landau Wolens and Orna A. Wolens have voting and investment control over the securities owned by the Wolens Family Trust dated 4/6/92.

(52)	Represents 50,000 shares of our common stock owned by Charles L. Woltmann & Lani M. Sen Woltmann, Jt Ten WROS and 50,000 shares of our common stock issuable upon exercise of warrants, which includes 7,500 shares of our common stock and 50,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(53)	Represents 362,500 shares of our common stock issuable upon exercise of warrants, including 213,538 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(54)	Represents 65,500 shares of our common stock issuable upon exercise of warrants, including 38,725 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(55)	Represents 98,000 shares of our common stock issuable upon exercise of warrants, including 60,600 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(56)	Represents 500,000 shares of our common stock owned by Cato Holding Company d/b/a Cato Venture Group and 250,000 shares of our common stock issuable upon exercise of warrants, which includes 75,000 shares of our common stock and 250,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(57)	Represents 87,500 shares of our common stock issuable upon exercise of warrants, including 66,250 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(58)	Represents 87,500 shares of our common stock issuable upon exercise of warrants, including 66,250 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(59)	Represents 87,500 shares of our common stock issuable upon exercise of warrants, including 66,250 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(60)	Represents 28,834 shares of our common stock issuable upon exercise of warrants, including 22,034 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(61)	Represents 28,833 shares of our common stock issuable upon exercise of warrants, including 22,033 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(62)	Represents 28,833 shares of our common stock issuable upon exercise of warrants, including 22,033 shares of our common stock issuable upon exercise of warrants included in this prospectus.

(63)	Represents 3,653,600 shares of our common stock owned by Sanford J. Hillsberg and 582,000 shares of our common stock issuable upon exercise of options, including 548,040 shares of common stock included in this prospectus. Does not include 49,200 shares of our common stock owned by The Hillsberg Family Trust, for which Sanford J. Hillsberg and Herbert Hillsberg have voting and investment control nor 301,836 shares, including 267,918 shares subject to options and warrants, owned beneficially by Troy & Gould Professional Corporation, of which Mr. Hillsberg is a member and shareholder.

(64)	Represents 3,615,200 shares of our common stock owned by Manfred Mask and 1,107,000 shares of our common stock issuable upon exercise of options, including 542,280 shares of common stock included in this prospectus. Does not include 57,918 shares of our common stock and 27,918 shares of our common stock issuable upon exercise of warrants owned by Technomedics Management & Systems, Inc., of which Dr. Mosk is the controlling stockholder.

Relationships with Selling Securityholders

All stockholders, other than those discussed below, are investors who acquired their securities from us in one or more private placements prior to the merger and who have had no position, office, or other material relationship (other than as purchasers of securities) with us or any of our affiliates within the past three years.

In February 2004, Duska Scientific entered into a master services agreement with Cato Research Ltd. under which Cato Research agreed to provide clinical research management and regulatory affairs support to us for our Phase II and Phase III clinical trials of ATPace™. Under the terms of the agreement which was amended and restated, in November 2004 we agreed to pay up to $500,000 of the compensation due to Cato Research for its services in connection with the Phase II ATPace™ studies by issuing to Cato Holding Company and six individuals affiliated with Cato Holding Company (as designees of Cato Research Ltd.) 500,000 units. The units consisted of 500,000 shares of our common stock and warrants to purchase 500,000 additional shares of our common stock at an exercise price of $2.50 per share. The foregoing units were valued at the same price as the units sold to investors by Duska Scientific in the private placement that was completed in August 2004, and the warrants have the same terms as the terms of the warrants issued in that private placement. A portion of these shares and warrants are held in escrow by us and will be released from escrow on a monthly basis as we are invoiced for services performed by Cato Research. 40% of each Cato Research invoice will be paid by our releasing shares and warrants from escrow, with the balance payable in cash. As of December 31, 2004, 109,619 shares of our common stock and warrants to purchase 109,619 shares of our common stock had been earned based on the billing schedules defined in the appendices to the master services agreement. All of the 500,000 shares issuable upon exercise of the warrants and 75,000 of Cato Research’s 500,000 shares are included in this prospectus. In addition, at the time that the Phase II studies commenced, as additional compensation for

Cato Research we issued to six individuals affiliated with Cato Holding Company (as Cato Research’s designees) additional warrants to purchase a total of 99,000 shares of our common stock (of which 14,850 shares are included in this prospectus). These additional warrants have an exercise price of $1.04 per share and are exercisable through the earlier of October 31, 2009 or any defined change of control of our company. The six designees referred to in this paragraph who received warrants from Cato Research are Allen Cato, M.D., Ph.D., Lynda Sutton, Shawn K. Singh, Allen E. Cato, Michael Cato and Daniel Cato, all of whom are also selling securityholders. Subject to our obtaining certain additional financing, Cato Research will also provide Phase III ATPace™ study services for us under the master services agreement, in which case we may elect to pay a portion of Cato Research’s fees by issuing to Cato Research additional units at the same value as described above. We have not yet issued any shares to Cato Research for any Phase III services.

Technomedics Management & Systems, Inc. is controlled by Dr. Manfred Mosk, and he serves as the President of that company. Dr. Mosk is the Non-Executive Chairman of the Board of the Directors of Duska Therapeutics and served as the part-time interim Chief Executive Officer of Duska Scientific during 2003. In November 2002, Technomedics Management & Systems, Inc. purchased for $9,375 in a private placement a $9,375 principal amount Duska Scientific three-year convertible promissory note and a five-year warrant to purchase 18,000 shares of Duska Scientific common stock at $1.04 per share. In March 2004, Technomedics Management & Systems, Inc. converted its $9,375 note and $958 of accrued interest on the note into 9,918 shares of Duska Scientific common stock and, in consideration of the early conversion of the note, received an additional five-year warrant to purchase 9,918 shares of Duska Scientific common stock at $1.00 per share.

Sanford J. Hillsberg is our corporate Secretary and one of our directors as well as a member and shareholder of Troy & Gould Professional Corporation. Troy & Gould has been Duska Scientific’s corporate law firm since 1999 and our corporate law firm since the merger. In June 2000, Troy & Gould purchased 24,000 shares of Duska Scientific common stock for $25,000 in a private placement. In November 2002, Troy & Gould (as the assignee of Mr. Hillsberg) purchased for $9,375 in a private placement a $9,375 principal amount Duska Scientific three-year convertible promissory note and a five-year warrant to purchase 18,000 shares of Duska Scientific common stock at $1.04 per share. In March 2004, Troy & Gould converted its entire $9,375 note and $958 of accrued interest on the note into 9,918 shares of Duska Scientific common stock and, in consideration of the early conversion of the note, received an additional five-year warrant to purchase 9,918 shares of Duska Scientific common stock at $1.00 per share. In November 2001, the Hillsberg Family Trust, of which Mr. Hillsberg is a trustee, purchased 49,200 shares of Duska Scientific common stock for approximately $50,000 in a private placement.

Altis Securities, Anka Consultants Limited and Global Business Partners, AG acted as the placement agents in Duska Scientific’s private placement of Duska Scientific’s “units” that closed in August 2004. The units were sold at a price of $1.00 each and consisted of one share of common stock and a warrant to purchase an additional share of common stock at an exercise price of $2.50. As compensation for their services as placement agents in the offering, we paid the foregoing three placement agents a total of $325,975 in cash, and issued to them warrants to purchase an aggregate of 226,250 units. The placement agents’ warrants have an exercise price of $1.20 per unit (120% of the unit price to the investors in the private placement). The foregoing three placement agents also assisted Duska Scientific in selling additional units in the bridge financing that we completed in March 2004. As compensation for their services rendered in connection with a bridge financing, we issued to the placement agents additional warrants to purchase an aggregate of 24,500 bridge units (which units have an exercise price of $1.20 per unit). Each unit in the bridge financing consists of one share of common stock and a warrant to purchase two shares of common stock at an exercise price of $2.50. The shares listed above in the Selling Securityholder table for each of the placement agents represent the shares of our common stock issuable upon exercise of the foregoing warrants (including the shares of common stock issuable upon exercise of the warrants included in the units).

Dr. Amir Pelleg is our President, Chief Operating Officer, Chief Scientific Officer and a director. In November 1999, Dr. Amir Pelleg and Dr. Edward S. Schulman, a member of Duska Scientific’s Scientific Advisory Board, assigned and licensed certain intellectual property that is the basis for ATPace™, Vagonixen™ and Primastrene™. In consideration for this assignment and license, Duska Scientific issued 240,000 shares of its common stock to Dr. Pelleg and 240,000 shares of its common stock to Dr. Schulman. Dr. Pelleg and Dr. Schulman each assigned 36,000 of their foregoing shares to MCP Hahnemann University, a predecessor institution of Drexel University College of Medicine, with which they were both then associated. Please see “Business—Intellectual Property.” In February 2004, Duska Scientific issued a seven-year option to Dr. Amir Pelleg under Duska Scientific’s stock option plan to purchase 225,000 shares of Duska Scientific common stock at $1.00 per share pursuant to the terms of an Assignment Agreement under which Dr. Pelleg assigned all of his ownership interest in an invention, including a U.S. provisional patent application, covering methods of modulating cough for therapeutic or diagnostic purposes. 75,000 of the shares covered by the foregoing option were fully vested at the time of grant, with the remaining shares to vest upon the issuance of a U.S. patent with claims at least as broad as those specified in the Assignment Agreement. In a November 2002 private placement, Dr. Pelleg purchased for $9,375 a Duska Scientific three-year $9,375 convertible promissory note and a five-year warrant to purchase 18,000 shares of Duska Scientific common stock (which warrant is exercisable at $1.04 per share). In March 2004, Dr. Pelleg converted his entire $9,375 note and $958 of accrued interest on the note into 9,918 shares of Duska Scientific common stock and, in consideration of the early conversion of the note, received an additional five-year warrant to purchase 9,918 shares of Duska Scientific common stock at $1.00 per share.

In November 1999, Duska Scientific issued 115,200 shares of its common stock to Dr. Francesco DiVirgilio, who is a member of Scientific Advisory Board of Duska Scientific, and agreed to pay him as well as another scientist, a royalty based on sales and licensing income and royalties in consideration of their grant of a license to their invention, including an issued U.S. patent, upon which ATPotent™ is based. Please see “Business—Intellectual Property.”

In June 2000, Dr. Randolph Nisi, who is a member of our Board of Directors, purchased 72,000 shares of Duska Scientific common stock for $75,000 in a private placement. In November 2002, Dr. Nisi purchased for $9,375 a Duska Scientific three-year $9,375 convertible promissory note and a five-year warrant to purchase 18,000 shares of Duska Scientific common stock (which warrant is exercisable at $1.04 per share). In March 2004, Dr. Nisi converted his entire $9,375 note and $958 of accrued interest on the note into 9,918 shares of Duska Scientific common stock and, in consideration of the early conversion of the note, received an additional five-year warrant to purchase 9,918 shares of Duska Scientific common stock at $1.00 per share.

Dr. John Kapoor is one of our directors. In November 2001, the John N. Kapoor Trust, of which Dr. Kapoor is a trustee, purchased for a total price of $600,000 a total of 588,234 shares of Duska Scientific common stock, warrants to purchase 1,710,000 shares of Duska Scientific common stock at $1.04 per share and warrants to purchase 990,000 shares of Duska Scientific common stock at $2.00 per share in a private placement. In October 2002, the John N. Kapoor Trust purchased for $300,000 in a private placement made by Duska Scientific to accredited investors (i) a $300,000 principal amount Duska Scientific three-year promissory note convertible into 288,000 shares of Duska Scientific common stock and (ii) a five-year warrant to purchase 576,000 shares of Duska Scientific common stock at $1.04 per share. In March 2004, the John N. Kapoor Trust converted the entire $300,000 note and $33,140 of accrued interest on the note into 319,815 shares of Duska Scientific common stock and, in consideration of the early conversion of the note, received an additional five-year warrant to purchase 319,815 shares of Duska Scientific common stock at $1.00 per share. In August 2004, the John N. Kapoor Trust purchased $500,000 of units in a private placement made to accredited investors by Duska Scientific, the units consisting of a total of 500,000 shares of Duska Scientific common stock and three-year warrants to purchase a total of 500,000 shares of Duska Scientific common stock at $2.50 per share.

Tommy Gropp was the Chief Executive Officer, President, Chief Financial Officer and Secretary of Shiprock during the three years prior to the merger. Mr. Gropp owns 320,000 shares of our common stock all of which are being registered by this prospectus pursuant to the terms of the agreement for our merger with Duska Scientific.

The information in the above table is as of the date of this prospectus. Information concerning the selling securityholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

Each selling securityholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling securityholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling securityholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling securityholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

We required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling securityholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling securityholders.

We agreed to keep this prospectus effective until the earlier of (i) the first anniversary date of the effectiveness of the registration statement of which this prospectus is a part (which may be extended for up to an additional two years at the request of certain of the selling securityholders) or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Between Us and Our Affiliates

Dr. Manfred Mosk is our non-executive Chairman of the Board. He is the controlling shareholder of Technomedics Management & Systems, Inc. Technomedics Management & Systems, Inc. has provided the consulting services of Dr. Mosk to Duska Scientific since 1999. Dr. Mosk has served as the Chairman of Duska Scientific since 1999, as the part-time interim Chief Executive Officer of Duska Scientific during 2003, and as the non-executive Chairman of Duska Scientific during 2004. During 2003, Technomedics Management & Systems, Inc., earned a salary and bonus of $175,000 (of which only $4,792 was paid in 2003 and $140,208 was paid in 2004) for the services Dr. Mosk rendered as our interim part-time Chief Executive Officer. During 2004, Technomedics Management & Systems, Inc., earned and was paid $70,000 for the services Dr. Mosk rendered as Non-Executive Chairman of the Board. Currently, Technomedics Management & Systems, Inc. earns $70,000 annual compensation for the services Dr. Mosk provides as Non-Executive Chairman of the Board. As of December 31, 2004, remaining amounts owed by us to Technomedics Management & Systems, Inc. during 2003 totaled $30,000.

Sanford J. Hillsberg is our corporate Secretary and one of our directors as well as a member and shareholder of Troy & Gould Professional Corporation. Troy & Gould has been Duska Scientific’s corporate law firm since 1999 and our corporate law firm since the merger. Troy & Gould Professional Corporation, beneficially owns 301,836 shares of our common stock, of which 9,276 shares are included in this prospectus. Potential conflicts of interest could arise for either Mr. Hillsberg or Troy & Gould Professional Corporation in the performance of their services to us as a result of their ownership interests in our securities or Mr. Hillsberg’s positions as one of our officers and directors. During fiscal years 2003 and 2004, we paid Troy & Gould $33,472 and $153,893, respectively, for legal services rendered to us. Mr. Hillsberg served as a Vice President and Secretary of Duska Scientific during 2002 through 2004 and currently continues to serve as our corporate Secretary. During 2003, Mr. Hillsberg earned a salary and bonus of $60,000 (of which only $2,080 was paid in 2003 and $52,920 was paid in 2004) for the services he rendered as our Vice President and corporate Secretary. During 2004, Mr. Hillsberg earned and was paid $25,000 for the services he rendered as our corporate Secretary. Currently, Mr. Hillsberg earns an annual salary of $25,000 for his services as corporate Secretary. As of December 31, 2004, remaining amounts owed by us to Mr. Hillsberg during 2003 totaled $5,000.

Mr. Gropp served as our Chief Executive Officer, President, Chief Financial Officer and Secretary during the three years prior to the merger. Until the merger, Michael Artis was one of our principal stockholders. In connection with the merger, we agreed to register the 820,000 shares of our common stock held by Tommy J. Gropp and Michael Artis. The shares of Messrs. Gropp and Artis are included in this Prospectus in accordance with that agreement.

Pursuant to a License and Assignment Agreement dated as of November 15, 1999, Dr. Amir Pelleg and Dr. Edward S. Schulman assigned and licensed certain intellectual property that is the basis for ATPace™, Vagonixen™ and Primastrene.™ In consideration for this assignment and license, Duska Scientific issued 240,000 shares of its common stock to Dr. Pelleg and 240,000 shares of its common stock to Dr. Schulman (a portion of which they each assigned to the medical institution with which they were then associated). Duska Scientific also agreed to pay each of these individuals a percentage royalty of the net sales of products by Duska Scientific based on the intellectual property assigned and licensed. Please see “Business—Intellectual Property.” In February 2004, Duska Scientific issued a seven-year option to Dr. Pelleg under the company’s 2000 Stock Option Plan to purchase 225,000 shares of Duska Scientific common stock at $1.00 per share pursuant to the terms of an Assignment Agreement under which Dr. Pelleg assigned all of his ownership interest in an invention, including a U.S. provisional patent application, covering methods of modulating cough for therapeutic or diagnostic purposes. The option vested as to 75,000 shares upon grant, with the remaining options to vest upon the issuance of a U.S. patent with claims at least as broad as those specified in the Assignment Agreement.

Pursuant to a License Agreement dated as of November 15, 1999, Dr. Francesco DiVirgilio and Dr. Carlo Foresta licensed to Duska Scientific certain intellectual property that is the basis for ATPotent™ In consideration for this license, Duska Scientific issued 115,200 shares of its common stock to Dr. DiVirgilio and 115,200 shares of its common stock to Dr. Foresta. Duska Scientific also agreed to pay each of these individuals a percentage royalty of the net sales of products by Duska Scientific based on the licensed intellectual property. Please see “Business—Intellectual Property.”

Dr. John Kapoor is a director of this company. In March 2004, the John N. Kapoor Trust converted the entire $300,000 note and $33,140 of accrued interest on the note into 319,815 shares of Duska Scientific common stock and, in consideration of the early conversion of the note, received an additional five-year warrant to purchase 319,815 shares of Duska Scientific common stock at $1.00 per share. In August 2004, the John N. Kapoor Trust purchased $500,000 of units in a private placement made to accredited investors by Duska Scientific, the units consisting of a total of 500,000 shares of Duska Scientific common stock and three-year warrants to purchase a total of 500,000 shares of Duska Scientific common stock at $2.50 per share.

DESCRIPTION OF SECURITIES

We are presently authorized to issue 50,000,000 shares of $.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock. As of January 24, 2005, we had 19,627,801 shares of common stock issued and outstanding and no preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

Preferred Stock

Under our articles of incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock.

Registration Rights

Under the terms of the private placements that Duska Scientific completed in April 2004 and August 2004, we are required under certain conditions to register all of the shares of our common stock that may be issued in the future upon exercise of the warrants that were acquired by the investors in those offerings and that were exchanged for warrants that we issued to them in connection with merger. Although these conditions have not yet been satisfied, we elected to proceed with the registration of the shares covered by this obligation. In that connection, we also elected to register (1) all of the shares of our common stock that may be issued in the future upon the exercise of the warrants that we issued as compensation to the placement agents for the foregoing private placements, (2) 15% of the shares of our common stock that we issued to the Duska Scientific shareholders in connection with the merger in exchange for their shares of Duska Scientific common stock and that we issued to Cato Holding Company and certain of their affiliates, and (3) 15% of the shares of our common stock that may be issued in the future upon the exercise of the other warrants that we issued to the Duska Scientific warrantholders in connection with the merger in exchange for their warrants to purchase Duska Scientific common stock

We are required to use our reasonable best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part until the first anniversary of its effectiveness or until all of the registered shares have been sold, whichever comes first, except that we will be permitted to suspend the use of the registration statement during certain periods under certain circumstances. We also have agreed to use our reasonable best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part until the third anniversary of its effectiveness if we receive a written request prior to the first anniversary date of the registration statement from a majority of the holders of warrants issued in the August 2004 private placement. We will bear all registration expenses, other than the securityholder’s attorney fees, underwriting discounts and commissions.

In connection with the merger, we also agreed to register the 820,000 shares of our common stock held by Tommy J. Gropp and Michael Artis (the principal stockholders of this company prior to the merger). This prospectus includes the shares that we are obligated to register under the foregoing registration rights agreements.

Shares Eligible For Future Sale

As of January 24, 2005, we had 19,627,801 shares of common stock outstanding. That number does not include (i) the 5,015,000 shares that are reserved for issuance under outstanding options and that may be issued if and when the options are exercised, or (ii) the 9,250,551 that are reserved for issuance under warrants and that may be issued if and when the warrants are exercised (including the 5,602,998 shares that are included in this prospectus and that may be issued upon the exercise of warrants).

Freely Tradeable Shares After Offering. As of January 24, 2005, only 580,000 shares of our 19,627,801 outstanding shares were free trading shares. However, upon the sale of the 3,542,660 currently outstanding shares covered by this prospectus, and the exercise and sale of the 5,602,998 warrant shares included in this prospectus, all of these 9,145,658 shares will also be freely tradable without restriction or limitation under the Securities Act. As a result, after the completion of this offering, there will be a total of 9,725,658 shares of our common stock that will be tradable without restriction under the Securities Act. Other than these 9,725,658 shares, the remaining 9,902,143 shares are “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act.

Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities shares for at least one year, including persons who may be deemed our “affiliates,” as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares (approximately 196,278 shares if the currently outstanding warrants and options are not exercised, or approximately 341,686 shares if all options and warrants are exercised) or the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least two years, would be entitled under Rule 144(k) to sell such shares without regard to any volume limitations under Rule 144.

Of the 19,047,801 “restricted shares” currently outstanding, 17,727,801 shares will become eligible for public resale under Rule 144 commencing on August 30, 2005. The sale, or availability for sale, of substantial amounts of common stock could, in the future, adversely affect the market price of the common stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing. The future availability of Rule 144 to our holders of restricted securities would be conditioned on, among other factors, the availability of certain public information concerning the company.

Form S-8 Registration of Options. We intend to file a registration statement on Form S-8 covering the shares of common stock that have been issued or reserved for issuance under our stock option plan, which would permit the resale of such shares in the public marketplace.

Transfer Agent

Our transfer agent currently is Holladay Stock Transfer.

EXPERTS

The financial statements for the years ended December 31, 2003 and 2002 included in this prospectus have been audited by Stonefield Josephson, Inc. to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the report of Stonefield Josephson, Inc. and upon the authority of such firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages except as provided pursuant to Nevada Revised Statutes. Our bylaws and Articles of Incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of Duska Therapeutics, Inc. from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of Duska Therapeutics, Inc., and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation.

In the employment agreement that we entered into with Dr. Pelleg, we agreed to indemnify Dr. Pelleg for all claims arising out of performance of his duties as President, Chief Operating Officer and Chief Scientific Officer, other than those arising out of his breach of the agreement or his gross negligence or willful misconduct. We have also agreed to indemnify Dr. Mosk for all claims arising out of his performance of his duties as Non-Executive Chairman, other than those arising out of Dr. Mosk’s willful misconduct, and to indemnify Mr. Hillsberg for all claims arising out of his performance of his duties as corporate Secretary, other than those arising out of Mr. Hillsberg’s willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus. Sanford J. Hillsberg, one of our directors and the beneficial owner of 4,284,800 shares of our common stock (of which 555,420 shares are included in this prospectus), is also a member and shareholder of Troy & Gould Professional Corporation. In addition, Troy & Gould Professional Corporation and certain of its employees in the aggregate own 584,002 shares of our common stock and options to acquire shares of our common stock, of which 84,825 shares are included in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock offered under this prospectus. We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by Duska Therapeutics, Inc. can be inspected and copied at the public reference facilities of the Commission at 450

Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy statements, information statements and other information concerning Duska Therapeutics, Inc. at the site located at http://www.sec.gov. This prospectus does not contain all the information in the registration statement and its exhibits, which we have filed with the Commission under the Securities Act and to which reference is made.

GLOSSARY OF TERMS

acrosome reaction	an event in the process of fertilization that is a prerequisite for the sperm’s fusion with and crossing through the inner lining membranes of the ovum (egg), and penetration into the ovum (egg)

agonist	a compound that has a stimulating effect when it binds to a receptor

antagonist	a compound that has an inhibitory effect when it binds to a receptor due to its inability to activate the receptor and preventing of the binding of an agonist

adenosine	a biological compound found in every cell of the human body; released from cells when oxygen supply does not meet oxygen demand. Extracellular adenosine protects tissues from injury caused by oxygen deprivation

atrio-ventricular node	AV node: a group of cells in the heart that act as an electrical relay station between the atria (the upper) and the ventricles (the lower) chambers. Under normal conditions, it is the only site where passage of electrical signals from the atria to the ventricles occurs

ATP	adenosine 5’-triphosphate; a biological compound found in every cell of the human body where it plays a critical role in cellular metabolism and as a source of energy. ATP is released from cells under normal (physiologic) and disease (pathophysiologic) conditions. Extracellular ATP acts as a local physiologic regulator

bradycardia	slow heart rate

COPD	chronic obstructive pulmonary disease

FDA	United States Food and Drug Administration, which is the agency that oversees and regulates the development of new drugs in the United States

HUT	head-up tilt table test, which is a provocative test used to identify patients with neurally-mediated syncope. One of the most commonly used tests in the management of patients with syncope

IND	Investigational New Drug application, which is submitted to the FDA prior to the commencement of clinical trials in humans with a new drug

in vitro	in the test tube; outside of the human body (or other living organism), in an artificial environment

in vivo	in the living human body or other organism

lead compound	a compound that exerts the desired effects in vitro and in animal models in vivo

ligand	a biological compound or a pharmacological agent that binds to a receptor; a ligand can activate the receptor (as an agonist), block it (as an antagonist) or modify the affinity of the receptor to agonists or antagonists (as an allosteric modifier)

mast cells	inflammatory cells containing special cytoplasm granules which store mediators of inflammation, including histamine. Upon their activation through both immune and nonimmune mechanisms, mast cells release these mediators into the extracellular space. Mast cell mediator release is most significant in either acute inflammation or in allergic responses. Under normal conditions, mature mast cells are not seen in the peripheral circulation

NDA	New Drug Application, which is submitted to the FDA upon completion of clinical trials to obtain government marketing approval

neurogenic	derived from the activity of neural elements

purinergic receptors	P receptors (PR): a family of cell-surface receptors that bind purine molecules

P1 receptors (P1R)	adenosine receptors, including four subtypes: A1, A2A, A2B, A3

P2 receptors (P2R)	cell-surface receptors that are activated by ATP and other adenine nucleotide and which are divided into two families of receptors: P2X and P2Y

receptor	a protein on the cell surface or inside the cell that is the binding sites of ligands, including agonists and antagonists

signal transduction	a cascade of molecular events inside the cell triggered by the binding of an agonist (a ligand) to a receptor and characterized by the activation of specific molecules (proteins; enzymes). This is the mechanism through which physiologic regulators, as well as pharmacologic agents, exert their effects at the cellular level.

sperm	the reproductive cells of men, produced in the testes

syncope	fainting in which a temporary loss of consciousness and postural tone occurs suddenly

vagus nerve	a major cranial nerve that carries sensory information from various organs including the lungs and heart, to the brain and signals from the brain to the lungs and heart that cause bronchoconstriction and depressed cardiac functions (e.g., slowing of the heart rate and reduced force of heart muscle contraction), respectively

INDEX TO FINANCIAL STATEMENTS

INDEX TO AUDITED

FINANCIAL STATEMENTS FOR

DUSKA SCIENTIFIC CO.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Duska Scientific Co.

Bala Cynwyd, Pennsylvania

We have audited the accompanying balance sheets of Duska Scientific Co. (a Delaware corporation in the development stage) as of December 31, 2003 and 2002, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended and for the period from inception on February 9, 1996 to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board of the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Duska Scientific Co. (a Delaware corporation in the development stage) as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended and from inception on February 9, 1996 to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ STONEFIELD JOSEPHSON, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

April 23, 2004

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

	December 31, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash	$88,162	$568,804
Prepaid expenses	4,456	1,000

Total current assets	92,618	569,804

PROPERTY AND EQUIPMENT, net of accumulated depreciation	1,924	3,463

OTHER ASSETS:
Patents	63,963	63,963
Deposits	1,500	1,500

Total other assets	65,463	65,463

	$160,005	$638,730

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$57,170	$20,595
Accrued officers’ salaries	234,811	—
Accrued interest payable	48,403	—
Current portion of convertible notes payable	500,000	—

Total current liabilities	840,384	20,595

CONVERTIBLE NOTES PAYABLE, LONG-TERM PORTION	—	500,000

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $.01 par value, 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 4,419,000 shares issued and outstanding	44,190	44,190
Additional paid-in capital	1,379,663	1,379,663
Deficit accumulated during development stage	(2,104,232)	(1,305,718)

Total stockholders’ equity (deficit)	(680,379)	118,135

	$160,005	$638,730

The accompanying notes are an integral part of these financial statements.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

	Year ended December 31, 2003	Year ended December 31, 2002	From inception on February 9, 1996 to December 31, 2003
NET REVENUES	$—	$—	$—
COST OF SALES	—	—	—

GROSS PROFIT	—	—	—

RESEARCH AND DEVELOPMENT	281,045	433,968	1,038,409
GENERAL AND ADMINISTRATIVE EXPENSES	471,876	443,416	1,025,890
INTEREST EXPENSE	48,403	—	48,403

	801,324	877,384	2,112,702

LOSS FROM OPERATIONS BEFORE OTHER INCOME	(801,324)	(877,384)	(2,112,702)
INTEREST INCOME	2,810	5,660	8,470

NET LOSS	$(798,514)	$(871,724)	$(2,104,232)

NET LOSS PER SHARE, basic and diluted	$(0.18)	$(0.20)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, basic and diluted	4,419,000	4,419,000

The accompanying notes are an integral part of these financial statements.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common stock		Additional paid-in capital	Deficit accumulated during development stage	Total stockholders’ equity (deficit)
	Shares	Amount
For the period from February 9, 1996 (inception) to January 1, 1999 (restated for 1,000:1 stock split and stock split up effected in the form of a dividend)	—	$—	$—	$—	$—
Issuance of stock for services in October 1999	1,263,200	12,632	18,050		30,682
Issuance of stock for cash in private placement in October 1999	2,500,000	25,000			25,000
Issuance of common stock for patents and licenses in November 1999	76,800	768			768
Issuance of common stock for patent assignments and licenses from related parties in November 1999	160,000	1,600	12,491		14,091
Net loss for the year ended December 31, 1999				(50,222)	(50,222)

Balance at December 31, 1999	4,000,000	40,000	30,541	(50,222)	20,319
Issuance of stock for cash in private placement in June 2000	56,000	560	174,440		175,000
Issuance of stock for cash in private placement in October 2000	35,000	350	174,650		175,000
Net loss for the year ended December 31, 2000				(46,505)	(46,505)

Balance at December 31, 2000	4,091,000	40,910	379,631	(96,727)	323,814
Issuance of common stock for cash in private placement in November 2001	328,000	3,280	1,000,032		1,003,312
Net loss for the year ended December 31, 2001				(337,267)	(337,267)

Balance at December 31, 2001	4,419,000	44,190	1,379,663	(433,994)	989,859
Net loss for the year ended December 31, 2002				(871,724)	(871,724)

Balance at December 31, 2002	4,419,000	44,190	1,379,663	(1,305,718)	118,135
Net loss for the year ended December 31, 2003				(798,514)	(798,514)

Balance at December 31, 2003	4,419,000	$44,190	$1,379,663	$(2,104,232)	$(680,379)

The accompanying notes are an integral part of these financial statements.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CASH FLOWS

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

	Year ended December 31, 2003	Year ended December 31, 2002	From inception on February 9, 1996 to December 31, 2003
CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
Net loss	$(798,514)	$(871,724)	$(2,104,232)

ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
Depreciation	1,539	1,909	5,288
Issuance of common stock for services	—	—	30,682
CHANGES IN ASSETS AND LIABILITIES:
(INCREASE) DECREASE IN ASSETS:
Prepaid expenses	(3,456)	—	(4,456)
Deposits	—	—	(1,500)
INCREASE (DECREASE) IN LIABILITIES:
Accounts payable and accrued expenses	36,575	2,148	57,170
Accrued officers’ salaries	234,811		234,811
Accrued interest payable	48,403	—	48,403

Total adjustments	317,872	4,057	370,398

Net cash used for operating activities	(480,642)	(867,667)	(1,733,834)

CASH FLOWS USED FOR INVESTING ACTIVITIES:
Payments to acquire property and equipment	—	(1,368)	(7,212)
Payments to develop patents	—	(27,440)	(49,104)

Net cash used for investing activities	—	(28,808)	(56,316)

CASH FLOWS PROVIDED BY (USED FOR) FINANCING ACTIVITIES:
Proceeds from sale of common stock	—	—	1,378,312
Proceeds from issuance of convertible notes	—	500,000	500,000
Proceeds from notes payable, related party	—	—	6,545
Payments on notes payable, related party	—	—	(6,545)

Net cash provided by financing activities	—	500,000	1,878,312

NET INCREASE (DECREASE) IN CASH	(480,642)	(396,475)	88,162
CASH, beginning of year	568,804	965,279	—

CASH, end of period	$88,162	$568,804	$88,162

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
Interest paid	$—	$—	$—

Income taxes paid	$1,825	$1,462	$3,287

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES -
Issuance of common stock for services	$—	$—	$30,682

Issuance of common stock for patents and licenses	$—	$—	$14,859

The accompanying notes are an integral part of these financial statements.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FROM

INCEPTION ON FEBRUARY 9, 1996 TO DECEMBER 31, 2003

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

GENERAL:

Duska Scientific Co. (the “Company”) was incorporated under the laws of the state of Delaware on February 9, 1996, and is conducting its operations in Pennsylvania.

BUSINESS ACTIVITY:

The Company has been in development stage and was inactive until April 1999, at which time it commenced research and development activities for pharmaceutical products for which the Company owns or is the licensee of patents.

DEVELOPMENT STAGE ENTERPRISE:

The Company is a development stage enterprise as defined by the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” The Company is devoting substantially all of its present efforts to research and development. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

USE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE:

Unless otherwise indicated, the fair values of all reported assets and liabilities, which represent financial instruments, none of which are held for trading purposes, approximate the carrying values of such amounts.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FROM

INCEPTION ON FEBRUARY 9, 1996 TO DECEMBER 31, 2003

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

CASH:

Equivalents

For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

Concentration

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

PROPERTY AND EQUIPMENT:

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred, while additions, renewals, and betterments are capitalized. Depreciation is being provided by use of the straight-line method over the estimated useful lives of the assets, ranging from three to five years.

PATENTS:

The Company’s patent costs consist of the expenditures for purchasing the patents and related legal fees. The Company will amortize patents using the straight-line method over the period of estimated benefit. There has been no amortization expense charged, as the patents have not yet produced revenue. It is anticipated that the patents will start producing revenue in 2007 at the earliest, at which time amortization of the patents will begin.

The Company periodically evaluates whether events or circumstances have occurred that may affect the estimated useful lives or the recoverability of the remaining balance of the patents. Impairment of the assets is triggered when the estimated future undiscounted cash flows do not exceed the carrying amount of the intangible assets. If the events or circumstances indicate that the remaining balance of the assets may be permanently impaired, such potential impairment will be measured based upon the difference between the carrying amount of the assets and the fair value of such assets, determined using the estimated future discounted cash flows generated.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FROM

INCEPTION ON FEBRUARY 9, 1996 TO DECEMBER 31, 2003

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

COMPREHENSIVE LOSS:

For the years ended December 31, 2003 and 2002, and for the period from inception on February 9, 1996 to December 31, 2003, the Company has no items that represent other comprehensive loss and, therefore, has not included a Statement of Comprehensive Loss in the financial statements.

NET LOSS PER SHARE:

Basic earnings (loss) per share is determined by dividing the net earnings (loss) by the weighted average shares of common stock outstanding during the period. Diluted earnings (loss) per share is determined by dividing the net earnings (loss) by the weighted average shares of common stock outstanding plus the dilutive effects of stock options, warrants and other convertible securities. Common stock equivalents, consisting of 1,354,000 stock options, 1,220,000 stock warrants, and convertible notes and accrued interest convertible into 176,000 shares at December 31, 2003 and 1,324,000 stock options, 1,220,000 stock warrants, and convertible notes convertible into 160,000 shares at December 31, 2002, have not been included in the computation of net loss per share, as their effect would be anti-dilutive.

INCOME TAXES:

Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FROM

INCEPTION ON FEBRUARY 9, 1996 TO DECEMBER 31, 2003

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

STOCK-BASED COMPENSATION:

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation. For non-employee stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant

If the Company had elected to recognize compensation cost for its stock options based on the fair value at the grant dates for awards under those plans, in accordance with SFAS 123, net earnings and earnings per share for the years ended December 31, 2003 and 2002 would have been as follows:

	2003	2002
Net loss:
As reported	$(798,514)	$(871,724)
Compensation recognized under APB 25	—	—
Compensation recognized under SFAS 123	(27,479)	(235,276)

Pro forma	$(825,993)	$(1,107,000)

Basic and diluted loss per common share:
As reported	$(.18)	$(.20)

Pro forma	$(.19)	$(.25)

The fair value of the Company’s stock options used to compute pro forma net loss and loss per share disclosures are the estimated present value at grant date using the Black Scholes option-pricing model.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FROM

INCEPTION ON FEBRUARY 9, 1996 TO DECEMBER 31, 2003

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

STOCK-BASED COMPENSATION:

The fair value of each option is estimated on the date of grant using the Black Scholes option pricing model. The following weighted-average assumptions were used in the Black Scholes option-pricing model:

	2003	2002
Dividend yield	—	—
Expected volatility	50.0%	50.0%
Risk-free interest rate	5.0%	5.0%
Expected life of option	7 years	7 years

The weighted-average fair value of options granted during the years ended December 31, 2003 and 2002 was $.92.

NEW ACCOUNTING PRONOUNCEMENTS:

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No.145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements,” and SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers”. This Statement amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company has implemented this pronouncement and has concluded that the adoption has no material impact to the financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan, as previously required under Emerging Issues Task Force (“EITF”) Issue 94-3. A fundamental conclusion reached by the FASB in this statement is that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company has implemented this pronouncement and has concluded that the adoption has no material impact to the financial statements.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FROM

INCEPTION ON FEBRUARY 9, 1996 TO DECEMBER 31, 2003

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

NEW ACCOUNTING PRONOUNCEMENTS, CONTINUED:

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions—an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9”, which removes acquisitions of financial institutions from the scope of both SFAS No. 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. In addition, this Statement amends SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. The requirements relating to acquisitions of financial institutions are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. The adoption of this Statement did not have a material impact to the Company’s financial position or results of operations as the Company has not engaged in either of these activities.

In November 2002, the FASB issued Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantee. FIN 45 also requires additional disclosure requirements about the guarantor’s obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statement periods ending after December 15, 2002. The Company adopted FIN No. 45 on January 1, 2003 and it did not have a material impact on the Company’s financial position, results of operations or cash flows.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FROM

INCEPTION ON FEBRUARY 9, 1996 TO DECEMBER 31, 2003

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

NEW ACCOUNTING PRONOUNCEMENTS, CONTINUED:

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, which amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this statement did not have a material impact on the Company’s financial position or results of operations as the Company has not elected to change to the fair value based method of accounting for stock-based employee compensation.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” FIN 46 changes the criteria by which one company includes another entity in its consolidated financial statements. Previously, the criteria were based on control through voting interest. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. During October 2003, the FASB deferred the effective date for applying the provisions of FIN 46 until the end of the first interim or annual period ending after December 31, 2003, if the variable interest was created prior to February 1, 2003 and the entity has not issued financial statements reporting such variable interest entities in accordance with FIN 46.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FROM

INCEPTION ON FEBRUARY 9, 1996 TO DECEMBER 31, 2003

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

NEW ACCOUNTING PRONOUNCEMENTS, CONTINUED:

On December 24, 2003, the FASB issued Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities”, (“FIN-46R”), primarily to clarify the required accounting for interests in variable interest entities. FIN-46R replaces FIN 46 that was issued in January 2003. FIN-46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN 46 as of December 24, 2003. In certain situations, entities have the option of applying or continuing to apply FIN 46 for a short period of time before applying FIN-46R. While FIN-46R modifies or clarifies various provisions of FIN 46, it also incorporates many FASB Staff Positions previously issued by the FASB. Management is currently assessing the impact, if any, FIN-46R may have on the Company; however, management does not anticipate the adoption to have a material impact to the Company’s financial position or results of operations.

During April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. In addition, except as stated below, all provisions of this Statement should be applied prospectively. The provisions of this Statement that relate to Statement 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, paragraphs 7(a) and 23(a), which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of this Statement did not have a material impact to the Company’s financial position or results of operations as the Company has not engaged in such transactions.

During May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a freestanding financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, “Elements of Financial Statements”. The Company has implemented this pronouncement and has concluded that the adoption has no material impact to the financial statements.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FROM

INCEPTION ON FEBRUARY 9, 1996 TO DECEMBER 31, 2003

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

NEW ACCOUNTING PRONOUNCEMENTS, CONTINUED:

In December 2003, the FASB issued a revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which replaces the previously issued SFAS No. 132. The revised SFAS No. 132 increases the existing disclosures for defined benefit pension plans and other defined benefit postretirement plans. However, it does not change the measurement or recognition of those plans as required under SFAS No. 87, “Employers’ Accounting for Pensions,” SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” Specifically, the revised SFAS No. 132 requires companies to provide additional disclosures about pension plan assets, benefit obligations, cash flows, and benefit costs of defined benefit pension plans and other defined benefit postretirement plans. Also, companies are required to provide a breakdown of plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and target allocation percentages for these asset categories. The Company has implemented this pronouncement and has concluded that the adoption has no material impact to the financial statements.

(2)	PROPERTY AND EQUIPMENT:

A summary is as follows:

	December 31, 2003	December 31, 2002
Computer equipment	$4,817	$4,817
Furniture and equipment	2,395	2,395

	7,212	7,212
Less accumulated depreciation	5,288	3,749

	$1,924	$3,463

Depreciation expense amounted to $1,539 and $1,909 for the years ended December 31, 2003 and 2002, respectively. Depreciation expense for the period from inception on February 9, 1996 to December 31, 2003 amounted to $5,288.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FROM

INCEPTION ON FEBRUARY 9, 1996 TO DECEMBER 31, 2003

(3)	RESEARCH AND DEVELOPMENT:

Research and development costs related to both future and present products are charged to operations as incurred. The Company recognized research and development costs of $281,045 and $433,968 for the years ended December 31, 2003 and 2002, respectively. The Company recognized research and development costs of $1,038,409 for the period from inception on February 9, 1996 to December 31, 2003.

(4)	CONVERTIBLE NOTES PAYABLE:

In October and November 2002, the Company issued convertible subordinated notes for total offering proceeds of $500,000 in cash. The notes are convertible, at the option of the holders of the notes, into 160,000 shares of the Company’s common stock at $3.125 per share at any time prior to the maturity date and are payable, including interest at 8% per annum, 18 months after issuance. The notes also include warrants to purchase 320,000 shares of the Company’s common stock at $3.125 per share. No value was separately assigned to the warrants, as the amounts calculated per a Black Scholes valuation model were immaterial. None of the notes have been converted as of December 31, 2003. In March 2004, the notes were converted (see Note 8).

(5)	STOCKHOLDERS’ EQUITY (DEFICIT):

Common Stock

The Company has had one stock split and one stock split up effected in the form of a dividend, as described below. Retroactive effect has been given to these splits.

In October 1999, the Company issued 1,263,200 shares of its $.01 par value common stock for services valued at $30,682.

In October 1999, the Company issued 2,500,000 shares of its $.01 par value common stock for $25,000 in cash.

In November 1999, the Company issued 236,800 shares of its $.01 par value common stock for $14,859 in patents and licenses.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FROM

INCEPTION ON FEBRUARY 9, 1996 TO DECEMBER 31, 2003

(5)	STOCKHOLDERS’ EQUITY (DEFICIT), CONTINUED:

In June 2000, the state of Delaware approved the Company’s restated Articles of Incorporation, which increased its capitalization from 1,500 common shares with no par value to 10,000,000 common shares with $.01 par value and 2,000,000 preferred shares with $.01 par value.

In June 2000, the Company had a stock split of 1,000:1, thus increasing the outstanding common stock of the corporation from 1,000 common shares to 1,000,000 common shares.

In June 2000, the Company issued 56,000 shares of its $.01 par value common stock for $175,000 in cash.

In October 2000, the Company issued 35,000 shares of its $.01 par value common stock for $175,000 in cash.

In October 2001, the Company had a 300% stock split up effected in the form of a dividend, thereby increasing the outstanding common stock of the corporation from 1,022,750 common shares to 4,091,000 common shares with $.01 par value.

In November 2001, the Company issued 328,000 shares of its $.01 par value common stock and warrants to purchase 900,000 shares of common stock at an exercise price of $3.125 per share in exchange for $1,003,312 in cash. The warrants expire in October 2006. No stock issuance expense was assigned to the warrants, as the amount calculated per a Black Scholes valuation model was immaterial.

Preferred Stock

The Company has not issued any of its authorized shares of preferred stock.

Stock Option Plan

In 2000, the Board of Directors of the Company adopted the 2000 Stock Option Plan for the grant of qualified incentive stock options (ISO) and non-qualified stock options. The exercise price for any option granted may not be less than fair value (110% of fair value for ISOs granted to certain employees). Under the Stock Option Plan, 1,320,000 shares are reserved for issuance. During the year ended December 31, 2003, 30,000 options to acquire common stock were granted at an exercise price of $3.125 per share, which was equal to or higher than the market value on such date, resulting in no compensation expense being recognized. The foregoing 30,000 options vest within one year from the date of grant, and all expire seven years from the date of grant. During the year ended December 31, 2002, 260,000 options to acquire common stock were granted at an exercise price of $3.125 per share, which was equal to or higher than the market value on such date, resulting in no compensation expense being recognized. Of the foregoing 260,000 options, 145,000 of the options vested upon grant, and 115,000 of the options vest within one year from the date of grant, and all expire seven years from the date of grant.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FROM

INCEPTION ON FEBRUARY 9, 1996 TO DECEMBER 31, 2003

(5)	STOCKHOLDERS’ EQUITY (DEFICIT), CONTINUED:

Stock Option Plan, Continued

The following table is a summary of the Company’s stock options outstanding as of December 31, 2003 and 2002 and the changes that occurred during the years then ended:

	2003		2002
	Number	Average Exercise Price	Number	Average Exercise Price
Outstanding, beginning of year	1,324,000	$3.125	1,200,000	$3.125
Granted	30,000	$3.125	260,000	$3.125
Cancelled	—	$—	136,000	$3.125
Outstanding, end of year	1,354,000	$3.125	1,324,000	$3.125
Exercisable, end of year	1,346,500	$3.125	1,219,000	$3.125

The following table further describes the Company’s stock options outstanding as of December 31, 2003 and 2002:

	Number of options outstanding	Weighted average remaining life	Weighted average exercise price	Number exercisable
Total as of December 31, 2003	1,354,000	4.74	$3.125	1,346,500

Total as of December 31, 2002	1,324,000	5.71	$3.125	1,219,000

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FROM

INCEPTION ON FEBRUARY 9, 1996 TO DECEMBER 31, 2003

(6)	INCOME TAXES:

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 is presented below:

	December 31 2003	December 31, 2002
Deferred tax assets:
Net operating loss carryforward	$809,255	$489,849

Total deferred taxes	809,255	489,849
Valuation allowance	(809,255)	(489,849)

Net deferred taxes	$—	$—

The Company’s deferred tax asset is fully offset by a valuation allowance. Management will continue to assess the valuation allowance and to the extent it is determined that such allowance is no longer required, the tax benefit of the remaining net deferred tax assets will be recognized in the future.

The net operating loss carryforwards for federal income tax purposes of approximately $1,811,000 start to expire in the year 2019. State income tax loss carryforwards start to expire in the year 2009.

The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

Federal income tax rate	34.0%
Current year losses	(34.0)

Effective income tax rate	0.0%

(7)	COMMITMENTS:

Leases

The Company leases the office used for its operations under a lease agreement on a month-to-month basis. As of December 31, 2003, monthly rent expense amounted to $1,100.

Rent expense amounted to $12,000 for each of the years ended December 31, 2003 and 2002. Rent expense amounted to $25,903 for the period from inception on February 9, 1996 to December 31, 2003.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FROM

INCEPTION ON FEBRUARY 9, 1996 TO DECEMBER 31, 2003

(7)	COMMITMENTS, CONTINUED:

Master Services Agreement

In April 2002, the Company entered into a master services agreement with a contract research organization whereby the contract research organization provides evaluation, development and administrative services to the Company with respect to the Company’s various clinical studies. The agreement calls for the Company to pay a fee of $110,500, with a payment schedule of 60% due upon execution of the agreement, 5% due in July 2002, 5% due in October 2002, and 30% due upon receipt of a Final Study Report. As of December 31, 2003, all required payments have been made, and the Company has received a Final Study Report.

Research Agreement

In August 2002, the Company entered into a research agreement with a third party whereby the third party evaluates certain aspects of one of the Company’s proprietary technologies. The agreement calls for the Company to reimburse the third party for costs not to exceed $56,250, with a payment schedule of 33.3% due upon execution of the agreement, 33.3% due upon receipt by the Company of a mid-term progress report, and 33.3% due upon receipt of the final report. As of December 31, 2003, a mid-term progress report has been provided to the Company and the second payment has been made.

Information Services Agreement

In September 2002, the Company entered into an information services agreement with a third party whereby the third party would propose an approach for independently quantifying the revenue opportunity associated with one of the Company’s proprietary products (the “project”). The agreement calls for the Company to pay a fee of $110,000, with a payment schedule of $40,000 due upon execution of the agreement, $40,000 due upon the completion of Phase II of the project, and $30,000 due upon completion of Phase III of the project. As of December 31, 2003, the project is in Phase III, and the Company has made payments totaling $80,000.

Drug Synthesis Agreement

In October 2002, the Company entered into a project agreement with a laboratory whereby the laboratory designs and synthesizes drug candidates based on one of the Company’s proprietary technologies. The agreement calls for total payments of $60,000, $12,000 due when the agreement is signed, $12,000 due when the first candidate is delivered, and $36,000 due when the remaining candidates have been delivered. As of December 31, 2003, $24,000 has been paid, the first drug candidate has been delivered and the remaining drug candidates are in development.

DUSKA SCIENTIFIC CO.

(A DELAWARE CORPORATION AND

DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FROM

INCEPTION ON FEBRUARY 9, 1996 TO DECEMBER 31, 2003

(7)	COMMITMENTS, CONTINUED:

Clinical Study Agreements

In October 2002, the Company entered into clinical study agreements with several medical institutions whereby the medical institutions conduct Phase I clinical studies on one of the Company’s proprietary products. As of December 31, 2003, the Phase I clinical studies have been completed, payments totaling $45,000 have been made, and $8,280 has been accrued and is included in accounts payable and accrued expenses.

(8)	SUBSEQUENT EVENTS:

On March 5, 2004, the convertible note payable holders converted $500,000 in convertible notes payable and $55,522 in accrued interest into 177,767 shares of the Company’s common stock and warrants to purchase 177,767 shares of the Company’s common stock at $3.00 per share.

In April 2004, the Company completed a financing in which it sold 90,000 units at $3.00 per unit, each unit consisting of one share of common stock and a warrant to purchase an additional two shares of common stock at $2.50 per share.

The Company anticipates completing a merger with a newly-formed subsidiary of a public company in June 2004. All of the convertible notes payable have been converted into shares of the Company’s common stock, thereby extinguishing the Company’s obligation to repay those promissory notes. Additionally, the Company will effect a 3-for-1 stock split just prior to the merger. The Company will also raise up to an additional $3,500,000 from the private sale of up to 3,500,000 units, each unit consisting of one share of common stock and a warrant to purchase an additional share of common stock at a price of $2.50 per share. After the stock split and $3,500,000 fund raising, each of the Company’s outstanding common shares will be converted into one share of the public company. Upon closing of the merger, the officers and directors of the public company will resign and all offices will be filled by the officers and directors of the Company.

DUSKA THERAPEUTICS, INC. AND SUBSIDIARY

(A DEVELOPMENT-STAGE ENTERPRISE)

CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,884,745	$88,162
Prepaid expenses	116,960	4,456

Total current assets	3,001,705	92,618

Property and equipment, net	1,372	1,924

Other assets:
Patents	63,963	63,963
Deposits	1,500	1,500

Total other assets	65,463	65,463

Total assets	$3,068,540	$160,005

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$284,079	$57,170
Accrued officers’ salaries	88,799	234,811
Accrued interest payable	—	48,403
Current portion of convertible notes payable	—	500,000

Total current liabilities	372,878	840,384

Commitments

Stockholders’ equity (deficit):
Preferred Stock, $.001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized; 19,127,801 and 13,257,000 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	191,278	132,570
Additional paid-in capital	5,580,457	1,291,283
Deficit accumulated during the development stage	(3,076,073)	(2,104,232)

Total stockholders’ equity (deficit)	2,695,662	(680,379)

Total liabilities and stockholders’ equity (deficit)	$3,068,540	$160,005

See accompanying notes.

DUSKA THERAPEUTICS, INC. AND SUBSIDIARY

(A DEVELOPMENT-STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,		From Inception on February 9, 1996 to September 30, 2004
	2004	2003	2004	2003
Net revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	—	—	—

Gross profit	—	—	—	—	—

Expenses:
Research and development	135,867	195,290	18,974	49,237	1,174,276
General and administrative	646,080	303,319	172,538	76,627	1,671,970

	781,947	498,609	191,512	125,864	2,846,246

Loss from operations before other income (expense)	(781,947)	(498,609)	(191,512)	(125,864)	(2,846,246)

Other income (expense)
Interest income	8,075	2,515	7,213	448	16,545
Interest expense	(197,969)	(36,302)	—	(12,101)	(246,372)

	(189,894)	(33,787)	7,213	(11,653)	(229,827)

Net loss	$(971,841)	$(532,396)	$(184,299)	$(137,517)	$(3,076,073)

Net loss per share (basic and diluted)	$(0.07)	$(0.04)	$(0.01)	$(0.01)	$(0.24)

Weighted average number of shares outstanding (basic and diluted)	14,479,335	13,257,000	15,933,073	13,257,000	12,974,233

DUSKA THERAPEUTICS, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In	Deficit Accumulated During Development	Total Stockholders’
	Shares	Amount	Capital	Stage	Equity
For the period from February 9, 1996 (inception) to January 1, 1999 (restated for 1,000:1 stock split and stock split up effected in the form of a dividend and 3:1 stock split)	—	$—	$—	$—	$—
Issuance of stock for services in October 1999	3,789,600	37,896	(7,214)	—	30,682
Issuance of stock for cash in October 1999	7,500,000	75,000	(50,000)	—	25,000
Issuance of common stock for patents and licenses in November 1999	230,400	2,304	(1,536)	—	768
Issuance of stock for patent assignments and licenses from related parties in November 1999	480,000	4,800	9,291	—	14,091
Net loss for the year ended December 31, 1999	—	—	—	(50,222)	(50,222)

Balance at December 31, 1999	12,000,000	120,000	(49,459)	(50,222)	20,319
Issuance of stock for cash in June 2000	168,000	1,680	173,320	—	175,000
Issuance of stock for cash in October 2000	105,000	1,050	173,950	—	175,000
Net loss for the year ended December 31, 2000	—	—	—	(46,505)	(46,505)

Balance at December 31, 2000	12,273,000	122,730	297,811	(96,727)	323,814
Issuance of stock for cash in November 2001	984,000	9,840	993,472	—	1,003,312
Net loss for the year ended December 31, 2001	—	—	—	(337,267)	(337,267)

Balance at December 31, 2001	13,257,000	132,570	1,291,283	(433,994)	989,859
Net loss for the year ended December 31, 2002	—	—	—	(871,724)	(871,724)

Balance at December 31, 2002	13,257,000	132,570	1,291,283	(1,305,718)	118,135
Net loss for the year ended December 31, 2003	—	—	—	(798,514)	(798,514)

Balance at December 31, 2003	13,257,000	132,570	1,291,283	(2,104,232)	(680,379)
Issuance of common stock for cash in March and April 2004, net of offering costs of $31,850 (unaudited)	270,000	2,700	235,450	—	238,150
Conversion of convertible notes payable and accrued interest in March 2004 (unaudited)	533,301	5,333	550,193	—	555,526
Warrant issuance costs associated with conversion of convertible notes payable (unaudited)	—	—	190,846	—	190,846
Issuance of common stock for cash in August 2004, net of offering costs of $304,140 (unaudited)	3,667,500	36,675	3,326,685	—	3,363,360
Shares issued to Shiprock, Inc. in the reorganization on August 27, 2004 (unaudited)	1,400,000	14,000	(14,000)	—	—
Net loss for the nine months ended September 30, 2004 (unaudited)	—	—	—	(971,841)	(971,841)

Balance at September 30, 2004 (unaudited)	19,127,801	$191,278	$5,580,457	$(3,076,073)	$2,695,662

See accompanying notes

DUSKA THERAPEUTICS, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Month Period Ended September 30,		From Inception on February 9, 1996 to September 30, 2004
	2004	2003
Cash flows from operating activities:
Net loss	$(971,841)	$(532,396)	$(3,076,073)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	552	1,271	5,840
Issuance of common stock for services	—	—	30,682
Warrant issuance costs associated with conversion of convertible notes payable	190,846	—	190,846
Changes in assets and liabilities
Prepaid expenses	(112,504)	(7,604)	(116,960)
Deposits	—	—	(1,500)
Accounts payable and accrued expenses	226,909	(11,208)	284,079
Accrued officers’ salaries	(146,012)	166,681	88,799
Accrued interest	7,123	—	55,526

Total adjustments	166,914	149,140	537,312

Net cash used in operating activities	(804,927)	(383,256)	(2,538,761)

Cash flows from investing activities:
Payments to acquire property and equipment	—	—	(7,212)
Payments to develop patents	—	—	(49,104)

Net cash used in investing activities	—	—	(56,316)

Cash flows from financing activities:
Net proceeds from sale of common stock	3,601,510	—	4,979,822
Proceeds from issuance of convertible notes	—	—	500,000
Proceeds from notes payable, related party	—	—	6,545
Payments on notes payable, related party	—	—	(6,545)

Net cash provided by financing activities	3,601,510	—	5,479,822

Net increase (decrease) in cash and cash equivalents	2,796,583	(383,256)	2,884,745
Cash and cash equivalents at beginning of period	88,162	568,804	—

Cash and cash equivalents at end of period	$2,884,745	$185,548	$2,884,745

Supplemental disclosure of cash flow information:
Interest paid	$—	$—	$—
Income taxes paid	$624	$1,825	$3,911

Supplemental disclosure of non-cash investing and financing activities:
Issuance of common stock for services	$—	$—	$30,682
Issuance of common stock for patents and licenses	$—	$—	$14,859
Conversion of convertible notes payable and accrued interest into common stock	$555,526	$—	$555,526

See accompanying notes.

DUSKA THERAPEUTICS, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2004

(Unaudited)

1.	Description of Company and Basis of Preparation

Duska Therapeutics, Inc. (“Duska Therapeutics”) is a Nevada corporation based in Bala Cynwyd, Pennsylvania. Through its wholly owned subsidiary, Duska Scientific Co., a Delaware corporation (“Duska Scientific”), Duska Therapeutics is an emerging biopharmaceutical company that focuses on the development of diagnostic and therapeutic products based upon its technology related to adenosine 5’-triphosphate, or ATP, and ATP related receptors. ATP is a biological compound found in every cell of the human body, where it constitutes the source of energy that helps to fuel all bodily functions. ATP is released from many types of cells under normal and disease conditions. Extracellular ATP regulates the functions of different cell types in various tissues and organs, including the heart, lungs and kidney, by activating cell surface receptors called P2 receptors, or P2R. The pharmacological activation of P2R by so-called agonists, and the inhibition of P2R by so-called antagonists, have recently become recognized by a number of scientists as providing a possible rationale for the development of new drugs for the diagnosis or treatment of human disorders, including cardiovascular, pulmonary, neural and renal diseases. Reference herein to “the Company” includes both Duska Therapeutics and Duska Scientific, unless the context indicates otherwise.

Duska Therapeutics was originally incorporated under the laws of Nevada as Shiprock, Inc. (“Shiprock”). Prior to August, 2004, Shiprock was engaged in very limited landscaping and irrigation operations. On August 30, 2004, Shiprock completed the acquisition of Duska Scientific (the “Reorganization”) through a reverse triangular merger in which Duska Scientific merged with Shiprock Subsidiary, Inc., a wholly owned subsidiary of Shiprock with no assets or liabilities formed solely for the purpose of facilitating the merger. Duska Scientific was the surviving corporation in the merger and became a wholly owned subsidiary of Shiprock. For accounting purposes, Duska Scientific is deemed to be the acquiring corporation. In connection with the Reorganization, Shiprock changed its name to “Duska Therapeutics, Inc.,” replaced its officers and directors with those of Duska Scientific, ceased its landscaping and irrigation business, and moved its offices to Bala Cynwyd, Pennsylvania. Duska Therapeutics currently does not plan to conduct any business other than Duska Scientific’s business of developing new products for the diagnosis or treatment of human diseases.

The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” The Company is devoting substantially all of its present efforts to research and development. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

The unaudited condensed consolidated financial statements and notes are presented as permitted by Form 10-QSB. These condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted pursuant to such SEC rules and regulations. The accompanying condensed consolidated financial statements at September 30, 2004 and for the three and nine-month periods ended September 30, 2004 and 2003 are unaudited, but include all adjustments, consisting of normal recurring entries, which the Company’s management believes to be necessary for a fair presentation of the periods presented. Interim results are not necessarily indicative of results for a full year. The consolidated financial statements should be read in conjunction with the Company’s audited financial statements in its Form 8-K filed with the SEC on September 3, 2004 and the Form 8-K/A filed with the SEC on October 29, 2004. The Company’s operating results will fluctuate for the foreseeable future. Therefore, period-to-period comparisons should not be relied upon as predictive of the results in future periods.

2.	Loss Per Share

All numbers in the accompanying consolidated financial statements have been restated to give effect to the 3-for-1 stock split described in Note 7.

Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. Common share equivalents (which may consist of options and warrants) are excluded from the computation of diluted loss per share since the effect would be antidilutive. Common share equivalents which could potentially dilute basic earning per share in the future, and which were excluded from the computation of diluted loss per share totaled approximately 13,365,792 and 8,250,000 shares at September 30, 2004 and 2003, respectively.

3.	Related Party Transactions

Sanford J. Hillsberg is a member and shareholder of Troy & Gould Professional Corporation (“T&G”), the Company’s corporate law firm. Mr. Hillsberg is an officer, director and stockholder of the Company. Legal expense generated from T&G for the nine months ended September 30, 2004 amounted to $119,123. Included in accounts payable and accrued expenses at September 30, 2004 is $11,399 due to T&G for legal fees. In the third quarter of 2004, the Company paid Mr. Hillsberg $47,921 plus $1,000 of a bonus that had accrued for services rendered as Vice President in 2003 and $16,667 for services rendered as Corporate Secretary in 2004. As of September 30, 2004, remaining amounts owed to Mr. Hillsberg for 2003 services totalled $9,000.

Technomedics Management and Systems, Inc. (“Technomedics”) is owned and controlled by Dr. Manfred Mosk, the Non-Executive Chairman of the Board, and a director and stockholder of the Company. In the third quarter of 2004, the Company paid Technomedics $110,209 plus $6,000 of a bonus that had accrued for services Dr. Mosk rendered as the Company’s Chief Executive Officer in 2003, and $46,667 for services Dr. Mosk rendered as Non-Executive Chairman of the Board in 2004. As of September 30, 2004, remaining amounts owed to Technomedics for Dr. Mosk’s 2003 services totalled $54,000.

4.	Convertible Notes Payable

In October and November 2002, Duska Scientific issued convertible subordinated notes for total offering proceeds of $500,000 in cash. The notes were convertible, at the option of the holders of the notes, into 480,000 shares of the Company’s common stock at $1.04 per share at any time prior to the maturity date and were payable, including interest at 8% per annum, 18 months after issuance. The notes also included warrants to purchase 320,000 shares of the Company’s common stock at $1.04 per share. No value was separately assigned to the warrants, as the amounts calculated per a Black Scholes valuation model were immaterial.

On March 5, 2004, the convertible note payable holders converted $500,000 in convertible notes payable and $55,526 in accrued interest into 533,301 shares of the Company’s common stock and warrants to purchase 533,301 shares of the Company’s common stock at $1.00 per share. The warrants expire in March 2009, and can be exercised at any time. In connection with the issuance of the warrants, the Company recognized interest expense amounting to $190,846 for the nine months ended September 30, 2004 (unaudited).

5.	Private Placements of Stock and Warrants

In March and April 2004, Duska Scientific sold 270,000 units at $1.00 per unit, with each unit consisting of one share of the Company’s $.001 par value common stock and one warrant to purchase an additional two shares of common stock at $2.50 per share. The warrants expire in March 2009. These units were sold for cash of $270,000. Management estimates the value of the warrants to be $140,125.

During May, June and July 2004, Duska Scientific received $3,667,500 in cash (before the payment of commissions and other offering costs) for subscriptions to a private placement in connection with the merger described above. In the private placement, Duska Scientific sold units at $1.00 per unit, each unit consisting of one share of common stock and a warrant to purchase an additional share of common stock at a price of $2.50 per share. These units were issued on August 27, 2004.

6.	Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation. For non-employee stock based compensation, the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant.

If the Company had elected to recognize compensation cost for its stock options based on the fair value at the grant dates, in accordance with SFAS 123, net earnings and earnings per share for the three and nine months ended September 30, 2004 and 2003 would have been as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net loss, as reported	$(184,299)	$(137,517)	$(971,841)	$(532,396)
Compensation recognized under APB 25	—	—	—	—
Compensation recognized under SFAS 123	(15,335)	—	(390,381)	(27,147)

Pro forma net loss	$(199,634)	$(137,517)	$(1,362,222)	$(559,543)

Basic and diluted loss per common share:
As reported	$(0.01)	$(0.01)	$(0.07)	$(0.04)
Pro forma	$(0.01)	$(0.01)	$(0.09)	$(0.04)

The fair value of each stock option is estimated on the date of grant using the Black Scholes option-pricing model. The following weighted-average assumptions were used in the Black Scholes option-pricing model; dividend yield nil, expected volatility 50.0%, risk free interest rate 2.0%, and expected life of seven years.

7.	Private Placement of Common Stock

In connection with the Reorganization, Shiprock issued 17,727,801 shares of its $.001 par value common stock to the holders of Duska Scientific’s capital stock in exchange for all of the 17,727,801 shares of Duska Scientific common stock outstanding on the date of the Reorganization. In addition, outstanding common stock purchase warrants and stock options to purchase a total of 13,441,301 shares of Duska Scientfic’s common stock were cancelled in exchange for warrants and stock options to purchase the same number of shares of Shiprock’s common stock at the same exercise prices and otherwise on the same terms as the Duska Scientific stock options and warrants that were cancelled. Prior to the closing of the Reorganization, Duska Scientific effected a 3-for-1 stock split of its common stock and raised $3,667,500 in cash (before the payment of commissions and other offering costs) in a private placement (see Note 5 above).

8.	Subsequent Event.

On February 2004, Duska Scientific entered into a master services agreement with Cato Research Ltd. under which Cato Research agreed to provide clinical research management and regulatory affairs support for the Phase II and Phase III clinical trials of ATPace™. Under the terms of the agreement which was amended and restated, in November 2004 Duska Therapeutics agreed to pay up to $500,000 of the compensation due to Cato Research for its services in connection with the Phase II ATPace™ studies by issuing to Cato Holding Company and six individuals affiliated with Cato Holding Company (as designees of Cato Research Ltd.) 500,000 units. The units consisted of 500,000 shares of Duska’s common stock and warrants to purchase 500,000 additional shares of our common stock at an exercise price of $2.50 per share. The foregoing units were valued at the same price as the units sold to investors by Duska Scientific in the private placement that was completed in August 2004, and the warrants have the same terms as the terms of the warrants issued in that private placement. A portion of these shares and warrants are held in escrow by Duska and will be released from escrow on a monthly basis as Duska is invoiced for services performed by Cato Research. As of November 10, 2004, 85,835 shares of common stock and warrants to purchase 85,835 shares of common stock had been released from escrow. In addition, as additional compensation for Cato Research, in November 2004 Duska Therapeutics issued to six individuals affiliated with Cato Holding Company (as Cato Research’s designees) additional warrants to purchase a total of 99,000 shares of Duska Therapeutics’s common stock. These additional warrants have an exercise price of $1.04 per share and are exercisable through the earlier of October 31, 2009 or any defined change of control of Duska Therapeutics.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages for breach of fiduciary duty as a director or officer of this corporation. Our bylaws and Articles of Incorporation also provide that we shall, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, indemnify each person who serves at any time as a director, officer, employee or agent of Duska Therapeutics, Inc. from and against any and all expenses, judgments, fines, settlements and other amounts actually and reasonable incurred in connection with any proceeding arising by reason of the fact that he is or was a director, officer, employee or agent of Duska Therapeutics, Inc. We also have the power to defend such person from all suits or claims in accord with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation.

In the employment agreement that we entered into with Dr. Pelleg, we agreed to indemnify Dr. Pelleg for all claims arising out of performance of his duties as President, Chief Operating Officer and Chief Scientific Officer, other than those arising out of his breach of the agreement or his gross negligence or willful misconduct. We also have agreed to indemnify Dr. Mosk for all claims arising out of his performance of his duties as Non-Executive Chairman, other than those arising out of Dr. Mosk’s willful misconduct, and to indemnify Mr. Hillsberg for all claims arising out of his performance of his duties as corporate Secretary, other than those arising out of Mr. Hillsberg’s willful misconduct.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933, (the “Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Security and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling securityholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$3,291
Accounting fees and expenses	5,000
Legal fees and expenses	40,000
Printing and related expenses	15,000
Transfer agent fees and expenses	-0-
Miscellaneous	-0-

Total	$63,291

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES

In connection with our acquisition of Duska Scientific by merger on August 30, 2004, we issued 17,727,801 shares of our common stock to the 63 former stockholders of Duska Scientific in exchange for all of their shares of Duska Scientific. All of the shares that Duska Scientific issued to its former stockholders before the merger were sold to accredited investors. In the acquisition of Duska Scientific, we also issued stock options and warrants to purchase a total of 13,441,301 shares of our common stock to the 67 former optionholders and warrantholders of Duska Scientific in exchange for the cancellation of all of Duska Scientific’s outstanding warrants and stock options. The shares were issued pursuant to an exemption available under Section 4(2) of the Securities Act.

On November 10, 2004, we issued 500,000 units to Cato Holding Company and six investors who are affiliated with Cato Holding Company (as designees of Cato Research Ltd.) as consideration for clinical research management and regulatory affairs support services to be rendered by Cato Research Ltd. to us for Phase II clinical trials of ATPace™. Under the terms of the agreement, a portion of the 500,000 units are being held by us in escrow pending the receipt of such services. As of December 31, 2004, 109,619 shares of our common stock and warrants to purchase 109,619 shares of our common stock had been earned based on the billing schedules defined in the appendices to the master services agreement. The 500,000 units consisted of

500,000 shares of our common stock and a warrant to purchase 500,000 additional shares of our common stock at an exercise price of $2.50 per share. As additional consideration to Cato Research, on November 10, 2004 we issued additional warrants to purchase a total of 99,000 shares of our common stock to six investors who are affiliated with Cato Holding Company (as Cato Research’s designees). These additional warrants have an exercise price of $1.04 per share and are exercisable on the earlier of February 10, 2009 or a change of control of our company. The foregoing issuances were exempt from registration under the Act pursuant to Section 4(2) thereof.

In consideration for services rendered to us by Triax Capital Management, Inc. (“Triax”) in introducing Duska Scientific to us, we, on August 23, 2004, issued Triax a three-year stock option to purchase 25,000 shares of our common stock at $1.00 per share and a three-year stock option to purchase 25,000 shares of our common stock at $2.00 per share. These securities were issued to Triax by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933.

ITEM 27.	EXHIBITS

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization, dated as of February 2, 2003, by and among Shiprock, Inc., Shiprock Subsidiary, Inc., Tommy J. Gropp and Duska Scientific Co. (1)

2.2	Amendment to Agreement and Plan of Reorganization, dated as of June 30, 2004, by and among Shiprock, Inc., Shiprock Subsidiary, Inc., Tommy J. Gropp, Michael Artis and Duska Scientific Co. (1)

3.1	Articles of Incorporation (2)

3.2	Certificate of Amendment to the Articles of Incorporation (3)

3.3	Amended and Restated Bylaws (4)

4.1	Form of Common Stock certificate (5)

5.1	Opinion of Troy & Gould Professional Corporation

10.1	Form of Warrant, dated August 30, 2004, for the purchase of common stock issued to the purchasers of the units in Duska Scientific’s August 2004 private placement exchanged for warrants of Duska Therapeutics (4)

10.2	Form of Warrant, dated August 30, 2004 for the purchase of common stock issued to the purchasers of the units in Duska Scientific’s April 2004 private placement exchanged for warrants of Duska Therapeutics (5)

10.3	Amended and Restated Master Services Agreement effective February 10, 2004 between Duska Scientific Co. and Cato Research Ltd., and letter amendment effective February 10, 2004 between Duska Scientific Co. and Cato Research Ltd. (5)

10.4	Agreement, dated April 30, 2004, between Duska Scientific Co. and CooperSurgical Inc. (5)

10.5	Collaboration Agreement, dated April 22, 2003, between Duska Scientific Co. and Medtronic, Inc. (5)

10.6	2004 Equity Incentive Plan (5)

10.7	Agreement, dated September 1, 2004, between Duska Therapeutics, Inc. and Amir Pelleg, Ph.D.(5)

10.8	Agreement, dated February 16, 2004, between Duska Scientific Co. and Mark Reynolds (5)

10.9	Lease and Service Agreement, dated November 27, 2001, between Duska Scientific Co. and American Executive Centers, Inc. and extensions thereof. (5)

10.10	License and Assignment Agreement, dated November 15, 1999, among Duska Scientific Co., Dr. Amir Pelleg and Dr. Edward S. Schulman (5)

10.11	License Agreement dated as of November 15, 1999, among Duska Scientific Co., Dr. Francesco DiVirgilio and Dr. Carlo Foresta (5)

10.12	Development and Assignment Agreement, dated as of August 23, 2003 among Duska Scientific Co., Dr. Francesco DiVirgilio, Dr. Davide Ferrari and Dr. Roberto Baricodi (5)

10.13	Assignment Agreement, dated as of December 18, 2003, between Duska Scientific Co. and Dr. Amir Pelleg (5)

10.14	Assignment, dated as of December 14, 2001, among Duska Scientific Co., Dr. Amir Pelleg and Dr. Edward S. Schulman (5)

10.15	“A” Warrant to purchase common stock issued to the John N. Kapoor Trust (5)

10.16	“B” Warrant to purchase common issued to the John N. Kapoor Trust (5)

10.17	Option issued to Triax Capital Management, Inc. on August 23, 2004 (5)

10.18	Form of Registration Rights Agreement (5)

10.19	Form of Warrant for the purchase of common stock issued to the purchasers of the units in Duska Scientific’s 2002 private placement exchanged for warrants of Duska Therapeutics (5)

10.20	Form of Warrant for the purchase of common stock issued to the placement agents for Duska Scientific’s bridge financing exchanged for warrants of Duska Therapeutics (5)

10.21	Form of Warrant for the purchase of common stock issued to the placement agents for Duska Scientific’s August 2004 private placement exchanged for warrants of Duska Therapeutics (5)

10.22	Form of Warrant for the purchase of common stock issued to affiliates of Cato Holding Company (5)

10.23	Form of Warrant for the purchase of common stock issued to Cato Holding Company and affiliates (5)

10.24	Form of Warrant for the purchase of common stock issued in Duska Scientific’s 2004 note conversion exchanged for warrants of Duska Therapeutics (5)

10.25	Form of Agreement entered into between Duska Scientific Co. and Sanford J. Hillsberg effective September 1, 2004

10.26	Form of Agreement entered into between Duska Scientific Co. and Technomedics Management & Systems, Inc. effective September 1, 2004

10.27	Form of Incentive Stock Option Agreement under 2004 Equity Incentive Plan

10.28	Form of Non-Qualified Stock Option Agreement under 2004 Equity Incentive Plan

14.1	Code of Ethics (5)

16.1	Letter on Change in Certifying Accountant (4)

21.1	List of Subsidiaries (5)

23.1	Consent of Stonefield Josephson, Inc., independent auditors

23.2	Consent of Troy & Gould Professional Corporation (reference is made to Exhibit 5.1)

24.1	Power of Attorney (5)

(1)	Incorporated by reference to the Company’s definitive Information Statement on Schedule 14-C filed with the Securities and Exchange Commission on July 28, 2004.

(2)	Previously filed as an exhibit to the Company’s Report on Form 10-SB on July 26, 2001, which exhibit is hereby incorporated herein by reference.

(3)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K on August 26, 2004, which exhibit is hereby incorporated herein by reference.

(4)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K on September 3, 2004, which exhibit is hereby incorporated herein by reference.

(5)	Previously filed as part of this Registration Statement.

ITEM 28.	UNDERTAKINGS

A.	Rule 415 Offering

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	Request for Acceleration of Effective Date

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, in Bala Cynwyd, Pennsylvania, on February 7, 2005.

DUSKA THERAPEUTICS, INC.

By:	/s/ Amir Pelleg, Ph.D.
Amir Pelleg, Ph.D President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amir Pelleg, Ph.D. Amir Pelleg, Ph.D.	President (principal executive officer) and Chief Operating Officer and Director	February 7, 2005

/s/ Manfred Mosk, Ph.D. Manfred Mosk, Ph.D.	Non-Executive Chairman of the Board	February 4, 2005

/s/ Mark Reynolds Mark Reynolds	Chief Financial Officer (principal financial and accounting officer)	February 7, 2005

/s/ Sanford J. Hillsberg Sanford J. Hillsberg	Director	February 7, 2005

/s/ Rudolph Nisi, M.D. Rudolph Nisi, M.D.	Director	February 7, 2005

/s/ John N. Kapoor, Ph.D. John N. Kapoor, Ph.D.	Director	February 7, 2005

/s/ David Benditt, M.D. David Benditt, M.D.	Director	January 27, 2005

/s/ Jane Kinsel, Ph.D. Jane Kinsel, Ph.D.	Director	February 7, 2005

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization, dated as of February 2, 2003, by and among Shiprock, Inc., Shiprock Subsidiary, Inc., Tommy J. Gropp and Duska Scientific Co. (1)

2.2	Amendment to Agreement and Plan of Reorganization, dated as of June 30, 2004, by and among Shiprock, Inc., Shiprock Subsidiary, Inc., Tommy J. Gropp, Michael Artis and Duska Scientific Co. (1)

3.1	Articles of Incorporation (2)

3.2	Certificate of Amendment to the Articles of Incorporation (3)

3.3	Amended and Restated Bylaws (4)

4.1	Form of Common Stock certificate (5)

5.1	Opinion of Troy & Gould Professional Corporation

10.1	Form of Warrant, dated August 30, 2004, for the purchase of common stock issued to the purchasers of the units in Duska Scientific’s August 2004 private placement exchanged for warrants of Duska Therapeutics (4)

10.2	Form of Warrant, dated August 30, 2004 for the purchase of common stock issued to the purchasers of the units in Duska Scientific’s April 2004 private placement exchanged for warrants of Duska Therapeutics (5)

10.3	Amended and Restated Master Services Agreement effective February 10, 2004 between Duska Scientific Co. and Cato Research Ltd., and letter amendment effective February 10, 2004 between Duska Scientific Co. and Cato Research Ltd. (5)

10.4	Agreement, dated April 30, 2004, between Duska Scientific Co. and CooperSurgical Inc. (5)

10.5	Collaboration Agreement, dated April 22, 2003, between Duska Scientific Co. and Medtronic, Inc. (5)

10.6	2004 Equity Incentive Plan (5)

10.7	Agreement, dated September 1, 2004, between Duska Therapeutics, Inc. and Amir Pelleg, Ph.D.(5)

10.8	Agreement, dated February 16, 2004, between Duska Scientific Co. and Mark Reynolds (5)

10.9	Lease and Service Agreement, dated November 27, 2001, between Duska Scientific Co. and American Executive Centers, Inc. and extensions thereof. (5)

10.10	License and Assignment Agreement, dated November 15, 1999, among Duska Scientific Co., Dr. Amir Pelleg and Dr. Edward S. Schulman (5)

10.11	License Agreement dated as of November 15, 1999, among Duska Scientific Co., Dr. Francesco DiVirgilio and Dr. Carlo Foresta (5)

10.12	Development and Assignment Agreement, dated as of August 23, 2003 among Duska Scientific Co., Dr. Francesco DiVirgilio, Dr. Davide Ferrari and Dr. Roberto Baricodi (5)

10.13	Assignment Agreement, dated as of December 18, 2003, between Duska Scientific Co. and Dr. Amir Pelleg (5)

10.14	Assignment, dated as of December 14, 2001, among Duska Scientific Co., Dr. Amir Pelleg and Dr. Edward S. Schulman (5)

10.15	“A” Warrant to purchase common stock issued to the John N. Kapoor Trust (5)

10.16	“B” Warrant to purchase common issued to the John N. Kapoor Trust (5)

10.17	Option issued to Triax Capital Management, Inc. on August 23, 2004 (5)

10.18	Form of Registration Rights Agreement (5)

10.19	Form of Warrant for the purchase of common stock issued to the purchasers of the units in Duska Scientific’s 2002 private placement exchanged for warrants of Duska Therapeutics (5)

10.20	Form of Warrant for the purchase of common stock issued to the placement agents for Duska Scientific’s bridge financing exchanged for warrants of Duska Therapeutics (5)

10.21	Form of Warrant for the purchase of common stock issued to the placement agents for Duska Scientific’s August 2004 private placement exchanged for warrants of Duska Therapeutics (5)

10.22	Form of Warrant for the purchase of common stock issued to affiliates of Cato Holding Company (5)

10.23	Form of Warrant for the purchase of common stock issued to Cato Holding Company and affiliates (5)

10.24	Form of Warrant for the purchase of common stock issued in Duska Scientific’s 2004 note conversion exchanged for warrants of Duska Therapeutics (5)

10.25	Form of Agreement entered into between Duska Scientific Co. and Sanford J. Hillsberg effective September 1, 2004

10.26	Form of Agreement entered into between Duska Scientific Co. and Technomedics Management & Systems, Inc. effective September 1, 2004

10.27	Form of Incentive Stock Option Agreement under 2004 Equity Incentive Plan

10.28	Form of Non-Qualified Stock Option Agreement under 2004 Equity Incentive Plan

14.1	Code of Ethics (5)

16.1	Letter on Change in Certifying Accountant (4)

21.1	List of Subsidiaries (5)

23.1	Consent of Stonefield Josephson, Inc., independent auditors

23.2	Consent of Troy & Gould Professional Corporation (reference is made to Exhibit 5.1)

24.1	Power of Attorney (5)

(1)	Incorporated by reference to the Company’s definitive Information Statement on Schedule 14-C filed with the Securities and Exchange Commission on July 28, 2004.

(2)	Previously filed as an exhibit to the Company’s Report on Form 10-SB on July 26, 2001, which exhibit is hereby incorporated herein by reference.

(3)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K on August 26, 2004, which exhibit is hereby incorporated herein by reference.

(4)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K on September 3, 2004, which exhibit is hereby incorporated herein by reference.

(5)	Previously filed as part of this Registration Statement.